Exhibit 99.1

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON NOVEMBER 18, 2003

AND

MANAGEMENT INFORMATION CIRCULAR

AND

NOTICE OF HEARING OF PETITION FOR ARRANGEMENT
UNDER THE BRITISH COLUMBIA COMPANY ACT

RELATING TO A PROPOSED ARRANGEMENT INVOLVING

PIVOTAL CORPORATION

AND

ITS COMMON SHAREHOLDERS

AND

675786 B.C. LTD.,
A WHOLLY-OWNED SUBSIDIARY OF TALISMA CORP.

October 21, 2003

October 21, 2003

Dear Securityholders:

You are invited to attend a meeting (the “Meeting”) of the holders of common shares (“Common Shares”) and options to acquire common shares (“Options”) of Pivotal Corporation (“Pivotal”) to be held in Vancouver, British Columbia in the Mackenzie I Room of the Fairmont Waterfront Hotel, 900 Canada Way on November 18, 2003 commencing at 2:30 p.m. (Vancouver time).

At the Meeting, you will be asked to consider and vote upon a proposed arrangement (the “Arrangement”) under the Company Act (British Columbia) involving Pivotal and 675786 B.C. Ltd. (“Acquisitionco”), a wholly-owned subsidiary of Talisma Corp., a Washington state corporation (“Talisma”). A majority of Talisma’s capital stock is held by the “Oak Affiliates,” which is comprised of Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P. The Oak Affiliates are investment funds managed by Oak Investment Partners, a U.S. private equity fund.

Pursuant to the terms of the Arrangement, the Oak Affiliates will pay, on behalf of Acquisitionco, cash consideration of U.S.$1.78 per Common Share (other than for Common Shares in respect of which dissent rights have been exercised), and each outstanding Common Share will be transferred to Acquisitionco. It is currently anticipated that the completion of the Arrangement and related transactions will occur on or about November 20, 2003.

In order to become effective, the Arrangement must be approved by: (a) at least 75% of the votes cast by holders of Common Shares; and (b) at least 75% of the votes cast by the holders of Common Shares and Options voting together as a class where each holder of Common Shares is entitled to one vote per share held and each holder of Options (whether vested or unvested) is entitled to:

(i)	one vote for each Common Share underlying such Options where such Options have an exercise price of up to $2.50 inclusive;

(ii)	three-quarters of one vote for each Common Share underlying such Options where such Options have an exercise price of between $2.51 and $5.00 inclusive;

(iii)	one-half of one vote for each Common Share underlying such Options where such Options have an exercise price of between $5.01 and $10.00 inclusive; and

(iv)	one-tenth of one vote for each Common Share underlying such Options where such Options have an exercise price of more than $10.00.

Completion of the Arrangement is subject to certain other conditions and receipt of all applicable regulatory approvals, including the approval of the Supreme Court of British Columbia.

Pursuant to the terms of the Pivotal stock option plans, all unexercised stock options, whether vested or unvested, will terminate upon completion of the Arrangement. It is expected that, immediately after completion of the Arrangement, Talisma will grant holders of unexercised vested options having an exercise price of $1.78 or greater, together with holders of unvested options, new options to purchase shares of Talisma common stock as described in the enclosed Information Circular. In addition, pursuant to the terms of the Pivotal stock purchase plans, all rights to purchase Common Shares will expire and terminate.

The Board of Directors of Pivotal, after taking into consideration the recommendation of its Special Committee and the fairness opinion of RBC Dain Rauscher Inc., has concluded that the Arrangement is in the best interests of Pivotal and is fair to the holders of Common Shares. The Board of Directors recommends that Pivotal securityholders vote in favour of the Arrangement. The members of the Board of Directors have advised Pivotal that they intend to vote the Common Shares and Options held by them in favour of the Arrangement.

The attached Notice of Meeting and Information Circular contain a detailed description of the Arrangement and include certain other information, including the full text of the arrangement agreement entered into among Pivotal, Acquisitionco, Talisma and the Oak Affiliates, as amended, (the “Arrangement Agreement”) and the fairness opinion from RBC Dain Rauscher Inc., to assist you in considering the matters to be voted on. You are urged to read this material carefully and, if you require assistance, to consult your financial or other professional advisor.

Your vote is important. If you are unable to be present at the Meeting in person, we encourage you to vote by completing and signing the enclosed form of proxy. If you are a registered holder of Common Shares, your proxy form should be blue. If you are a registered holder of options, your proxy form should be white. If your Common Shares are held through a broker or other person, you will likely receive a separate voting instruction form from that third party and you should contact the third party for assistance in completing the voting instruction form. If you have a proxy to fill out, you should specify your choice by completing the proxy and delivering it as instructed in the form.

We also encourage holders of Common Shares to complete and return the enclosed Letter of Transmittal (printed on green paper), together with the certificate(s) representing your Common Shares addressed to CIBC Mellon Trust Company (the “Depository”) at one of the addresses specified in the Letter of Transmittal. This will facilitate the early delivery to you of cash in exchange for your Common Shares assuming completion of the Arrangement. The Letter of Transmittal contains other procedural information related to the Arrangement and should be reviewed carefully. U.S. shareholders should be particularly aware that they are required to fill out a Substitute Form W-9, which is contained in the Letter of Transmittal. Failure to fill out this form may result in 28% of all payments otherwise payable to you being withheld by CIBC Mellon Trust Company. If you hold your Common Shares through a broker or other person, you may not receive the Letter of Transmittal. In that case, you should contact the broker or other person to discuss how to obtain the form and properly complete it.

Sincerely,

(Signed) Norm Francis
Chairman of the Board of Directors

TABLE OF CONTENTS

NOTICE OF EXTRAORDINARY GENERAL MEETING OF HOLDERS OF COMMON SHARES AND OPTIONS TO ACQUIRE COMMON SHARES	1
INFORMATION CIRCULAR	3
FORWARD-LOOKING STATEMENTS	3
SUMMARY OF INFORMATION CIRCULAR	4
CURRENCY AND EXCHANGE RATES	7
THE ARRANGEMENT	8
General	8
Background to the Arrangement	8
Recommendations of the Board of Directors	9
Proceedings of the Special Committee	10
Fairness Opinion	14
Break Fee	14
INFORMATION RELATING TO THE ACQUISITION GROUP	15
The Oak Affiliates	15
Talisma Corp.	15
675786 B.C. Ltd.	15
DETAILS OF THE ARRANGEMENT	15
Plan of Arrangement	15
Securityholder Approval	16
The Arrangement Agreement	16
Transaction Mechanics	21
Court Approval	21
Expenses	22
Source of Funds for Payment	22
Amalgamation	22
OTHER MATTERS	22
INCOME TAX CONSIDERATIONS	22
Canadian Federal Income Tax Considerations	22
U.S. Federal Income Tax Considerations	25
INFORMATION RELATING TO PIVOTAL	30
Ownership of Common Shares	30
Dividend Policy	30
Directors and Officers	30
Executive Compensation	32
Aggregated Option Grants, Exercises and Fiscal Year-End Values	32
Compensation of Directors	33
Composition of the Compensation Committee	34
Report on Executive Compensation	34
Terms and Conditions of Employment Contracts	34
Performance Graph	35
Auditors, Transfer Agents and Registrar	35
DISSENT RIGHTS	35
DEPOSIT AND TRANSMITTAL	37
GENERAL PROXY INFORMATION	39
Management Solicitation	39
Securityholder Approvals	40
Record Date	40
Appointment and Revocation of Proxies	40
Voting of Securities Represented by Proxy	41
Validity of Proxy	41
Deposit of Proxy	41
Amendments or Variations and Other Matters	41
Voting Securities and Principal Holders of Voting Securities	41
Non-Registered Common Shareholders	42
Soliciting Dealer-Manager	43
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	43
INTEREST OF INSIDERS AND OTHERS IN MATERIAL TRANSACTIONS	44
INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS	44
MANAGEMENT CONTRACTS	44
WHERE YOU CAN FIND MORE INFORMATION	44
DIRECTORS’ APPROVAL	45

Exhibit “A” – Arrangement Resolutions	A-1
Exhibit “B” – Arrangement Agreement	B-1
Exhibit “C” – Interim Order and Petition	C-1
Exhibit “D” – Notice of Hearing of Petition	D-1
Exhibit “E” – Sections 207 and 252 of the Company Act (British Columbia)	E-1
Exhibit “F” – Fairness Opinion of RBC Dain Rauscher Inc.	F-1

- i -

PIVOTAL CORPORATION

NOTICE OF EXTRAORDINARY GENERAL MEETING
OF HOLDERS OF COMMON SHARES AND OPTIONS TO ACQUIRE COMMON SHARES

Notice is hereby given pursuant to an order (the “Interim Order”) of the Supreme Court of British Columbia dated October 21, 2003 that an extraordinary general meeting (the “Meeting”) of the holders of common shares (“Common Shares”) and options to acquire Common Shares (“Options”) of Pivotal Corporation (“Pivotal”) will be held at 2:30 p.m. (Vancouver time) in the Mackenzie I Room of the Fairmont Waterfront Hotel, 900 Canada Way, Vancouver, British Columbia on November 18, 2003 for the following purposes:

(a)	to consider and, if deemed advisable, to pass the following resolutions (together, the “Arrangement Resolutions”):

(i)	a special resolution of the holders of Common Shares (the “Common Shareholders”) approving a proposed arrangement (the “Arrangement”) under Section 252 of the Company Act (British Columbia) involving Pivotal, 675786 B.C. Ltd. (“Acquisitionco”) and their shareholders; and

(ii)	a separate special resolution of the holders of Common Shares and Options voting together as a class approving the Arrangement, with holders of Options (the “Optionholders”) being given voting rights as more particularly described in the accompanying information circular dated October 21, 2003 (the “Information Circular”).

(b)	to transact such further or other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

The Arrangement must be approved by an order of the Court following the Meeting (the “Final Order”) at the place and time set out in the Notice of Hearing of Petition. The full text of the Arrangement Resolutions described above is set forth in Exhibit “A” to the Information Circular. The text of the agreement entered into in respect of the Arrangement, the Interim Order and the Petition in respect of the Arrangement, and the Notice of Hearing of Petition are set forth in Exhibits “B”, “C”, and “D”, respectively, to the Information Circular. In addition, a full description of the voting rights given to holders of Options in connection with the separate special resolution described in paragraph (a)(ii) above is contained in the Information Circular.

Pursuant to the terms of the Interim Order, registered holders of Common Shares have the right to dissent in respect of the Arrangement and to be paid the fair value of their Common Shares, subject to certain conditions. The right of dissent is described in the Information Circular.

The Information Circular, form of proxy for holders of Common Shares (printed on blue paper) and Options (printed on white paper) and Letter of Transmittal for holders of Common Shares and Options (printed on green paper) accompany this Notice. Reference is made to the Information Circular for details of the matters to be considered at the Meeting.

If you are a registered Common Shareholder or an Optionholder and are unable to attend the Meeting in person, please date and sign the accompanying form of proxy and deposit it with CIBC Mellon Trust Company at one of the addresses specified in the Letter of Transmittal, no later than 48 hours (excluding Saturdays, Sundays or holidays) prior to the Meeting or any adjournment or postponement thereof. The Chairman of the Meeting has the discretion to accept proxies filed after this deadline.

If you are a non-registered Common Shareholder and receive materials concerning the meeting through your broker or other intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or intermediary.

Only holders of record of Common Shares and Options at the close of business on October 17, 2003 will be entitled to vote at the Meeting or any adjournment or postponement thereof.

DATED at Vancouver, British Columbia this 20th day of October, 2003.

BY ORDER OF THE BOARD OF DIRECTORS OF
PIVOTAL CORPORATION

(Signed) Norm Francis
Chairman of the Board of Directors

INFORMATION CIRCULAR

This Information Circular is being furnished to holders of Common Shares and Options in connection with the solicitation of proxies by Pivotal’s management for use at the Meeting to be held on November 18, 2003 at 2:30 p.m. in Vancouver, British Columbia and any adjournment or postponement thereof.

Please carefully read this Information Circular, including the exhibits which are incorporated into and form part of this Information Circular. They contain detailed information relating to, among other things, the proposed Plan of Arrangement. If you are in doubt as to how to deal with these materials or the matters they describe, please consult your professional advisor.

No person is authorized to give any information or to make any representation, other than those contained in this Information Circular and, if given or made, such information and representation should not be relied upon as having been authorized. This Information Circular does not constitute the solicitation of a proxy or an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction in which such solicitation or offering may not lawfully be made. The delivery of this Information Circular shall not, under any circumstances, imply that there has been no change in the information set forth herein or in the affairs of Pivotal since the date hereof or that the information herein is correct as of any time subsequent to its date.

Notice to United States Shareholders of Pivotal

This solicitation of proxies by Pivotal’s management is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). This Information Circular has been prepared in accordance with Canadian disclosure requirements. Pivotal’s shareholders in the United States should be aware that these requirements are different from those of the United States.

Neither the United States Securities and Exchange Commission nor any provincial or state securities commission nor any other regulatory body has passed upon the accuracy or adequacy of this Information Circular. Any representation to the contrary is a criminal offence.

FORWARD-LOOKING STATEMENTS

Pivotal makes forward-looking statements in this Information Circular which represent its expectations or beliefs about future events. Pivotal securityholders can identify these statements by forward-looking words such as “expect”, “believe”, “anticipate”, “plan”, “intend”, “estimate”, “may”, “will” or similar words. Forward-looking statements are subject to known and unknown risks and uncertainties, including securityholders may not approve the Arrangement, the court may not approve the Arrangement and all necessary conditions precedent for completion of the Arrangement may not be satisfied or waived, and as described elsewhere in the Information Circular.

In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur. In addition, actual results could differ materially from those suggested by the forward-looking statements. Accordingly, Pivotal securityholders should not place undue reliance on forward-looking statements. Pivotal undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For all these statements, we claim the protection of the safe harbor for forward-looking statements contained in the United States Private Securities Litigation Reform Act of 1995, as amended.

This information circular has not been reviewed by any Canadian securities regulatory authorities, the United States Securities and Exchange Commission or any state securities regulatory authorities.

SUMMARY OF INFORMATION CIRCULAR

This summary is qualified in its entirety by the more detailed information appearing elsewhere in the Notice of Meeting and this Information Circular, including the Exhibits which are incorporated into and form part of this Information Circular.

Date, Place and Purpose of Meeting

The Meeting will be held in Vancouver, British Columbia on November 18, 2003 at 2:30 p.m. (Vancouver time) to consider, and if thought advisable, to pass the Arrangement Resolutions approving the Arrangement pursuant to which Pivotal will become a wholly-owned subsidiary of Talisma on the date (the “Effective Date”) on which the Arrangement is completed. Pivotal currently anticipates that the Effective Date will occur on or about November 20, 2003.

Eligible Common Shareholders and Optionholders

Each registered holder of Common Shares and Options at the close of business (Vancouver time) on the record date of October 17, 2003 (the “Record Date”) is entitled to attend the Meeting in person or by proxy. Each holder of Common Shares is entitled to cast one vote for each Common Share held by them at the Record Date. Each holder of Options (whether vested or unvested) is entitled to:

(i)	one vote for each Common Share underlying such Options where such Options have an exercise price of up to $2.50 inclusive;

(ii)	three-quarters of one vote for each Common Share underlying such Options where such Options have an exercise price of between $2.51 and $5.00 inclusive;

(iii)	one-half of one vote for each Common Share underlying such Options where such Options have an exercise price of between $5.01 and $10.00 inclusive; and

(iv)	one-tenth of one vote for each Common Share underlying such Options where such Options have an exercise price of more than $10.00.

The Arrangement

The Arrangement provides for the acquisition of all of the issued and outstanding Common Shares as follows:

1.	all Common Shares (excluding any in respect of which dissent rights have been exercised) will be transferred to Acquisitionco in exchange for a cash payment of $1.78 per share by the Oak Affiliates (as defined below);

2.	Acquisitionco and Pivotal will be amalgamated to form Amalco.

At the conclusion of the Arrangement, Amalco will be owned directly by Talisma Corp., a private Washington state corporation (“Talisma”) that provides Microsoft-based e-Service solutions. Oak Investment Partners, a private equity firm based in San Francisco, California that manages the Oak Affiliates, indirectly controls Talisma. Acquisitionco, Talisma and the Oak Affiliates are referred to herein together as the “Acquisition Group”.

Opinion of Financial Advisor

RBC Dain Rauscher Inc. (“RBC”) has acted as financial advisor to Pivotal’s Board of Directors and Special Committee in connection with the Arrangement and related matters. RBC’s Fairness Opinion to the Special Committee and the Board states that, as of October 7, 2003, based upon and subject to the matters provided therein, the consideration for Common Shares under the Arrangement is fair, from a financial point of view, to the holders of Common Shares.

Recommendation of Board of Directors

The Board of Directors has concluded that the Arrangement is in the best interests of Pivotal and is fair to the holders of Common Shares, and recommends that holders of Common Shares and Options vote in favour of the Arrangement Resolutions. The members of the Board of Directors intend to vote the Common Shares and Options held by them in favour of the Arrangement Resolutions.

Stock Exchange Listing

The issued and outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange under the trading symbol “PVT” and on the Nasdaq National Market under the symbol “PVTL”. The Common Shares will be delisted from both exchanges following the Effective Date.

History of Pivotal Market Price compared to Arrangement Price

Final expressions of interest from parties interested in acquiring Pivotal were received between August 22 and August 26, 2003. Subsequent to August 27, 2003, there was a rapid increase in the trading price of the Common Shares, disproportionate to the increase in trading prices for comparable public companies and without any material changes having occurred in Pivotal’s business or prospects. The Arrangement price represents a premium of 32.8% to the $1.34 closing price of the Common Shares on Nasdaq on August 27, 2003. The premiums relative to the average closing price of the Common Shares on Nasdaq over the periods of one week, one month and three months prior to August 28, 2003, are 31.6%, 35.5% and 43.6%, respectively.

The consideration per Common Share that the Common Shareholders will receive under the Arrangement is $0.04 per share less than the last sale price of Pivotal’s shares on Nasdaq on October 7, 2003 and represents a premium (or, if negative, discount) of 2.3%, -0.5% and 15.7% relative to the average closing prices of the Common Shares on the Nasdaq over the periods of one week, one month and three months, respectively, prior to October 8, 2003.

Conditions to the Arrangement Becoming Effective

Completion of the Arrangement is subject to a number of conditions being fulfilled on or before the Effective Date, including the principal conditions described below.

Securityholder Approvals

In order to become effective, the Arrangement must be approved by (a) at least 75% of the votes cast by holders of Common Shares; and (b) at least 75% of votes cast by holders of Common Shares and Options voting together as a class where holders of Options (whether vested or unvested) are given the number of votes described above.

Court Approval

The Arrangement requires Court approval under the Company Act (British Columbia). Prior to the mailing of this Information Circular, Pivotal obtained the Interim Order providing for the calling and holding of the Meeting and certain other procedural matters related to the Meeting. Following approval of the Arrangement Resolutions by Pivotal securityholders at the Meeting (as described above) and subject to other conditions contained in the Arrangement Agreement, Pivotal will make an application to the Court for the Final Order at 9:45 a.m. (Vancouver time) on November 19, 2003 at the Courthouse, 800 Smithe Street, Vancouver, British Columbia, or at a date or time so soon thereafter as is practical.

The Interim Order and Petition and Notice of Hearing of Petition are set forth as Exhibits “C” and “D”, respectively, to this Information Circular and securityholders should refer to these documents for more detailed information in respect of the hearing for the Final Order.

Other Conditions

The obligations of the parties under the Arrangement Agreement are subject to the satisfaction or waiver of other conditions precedent, including the continued accuracy of representations and warranties in the Arrangement Agreement and receipt of certain third party consents. The Arrangement Agreement also contains conditions in favour of Acquisitionco, Talisma and the Oak Affiliates that include there being no material adverse change in the affairs of Pivotal, Pivotal being in compliance in all material respects with its covenants under the Arrangement Agreement and that the holders of not more than 7% of the issued and outstanding Common Shares shall have exercised and not withdrawn Dissent Rights (as defined below) in relation to the Arrangement. You should refer to the Arrangement Agreement attached to this Information Circular for a full list of all conditions precedent to the completion of the Arrangement.

Effective Date

Pivotal currently anticipates that the Effective Date of the Arrangement will be on or about November 20, 2003. However, since completion of the Arrangement is subject to receipt of various third party approvals and consents, all of which are beyond the control of the parties to the Arrangement Agreement, it is not possible to specify exactly when the Effective Date will occur. If the Effective Date has not occurred on or before December 9, 2003, the Arrangement Agreement may be terminated by Pivotal, Talisma or the Oak Affiliates, subject to certain limitations.

Dissent Rights

The Interim Order provides that if the Arrangement Resolutions are approved, each registered Common Shareholder will have the right to dissent and to have his or her Common Shares cancelled in exchange for a cash payment from Pivotal equal to the fair value, as of the day before the Meeting, of his or her Common Shares. In order to validly dissent, any such Common Shareholder must not vote any of his or her Common Shares in favour of the Arrangement Resolutions, must provide Pivotal with written objection to the Arrangement by 4:00 p.m. (Vancouver time) on the day preceding the day of the Meeting or any adjournment or postponement thereof and must otherwise strictly comply with the dissent procedures provided under the Interim Order. See “Dissent Rights”.

Income Tax Considerations

A Common Shareholder (other than a member of the Acquisition Group) who is resident in Canada will generally recognize a capital gain or capital loss for Canadian federal income tax purposes equal to the amount by which cash received under the Arrangement (less the holder’s reasonable costs of disposition) exceeds (or is less than) such holder’s adjusted cost base in the Common Shares. Any capital gain realized by a Common Shareholder (other than a member of the Acquisition Group) who is not a resident of Canada generally will not be subject to Canadian federal income tax unless such Common Shares represent taxable Canadian property and that capital gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty. See “Income Tax Considerations — Canadian Federal Income Tax Considerations”.

A U.S. Holder (as specifically defined) that transfers Common Shares to Acquisitionco in exchange for cash pursuant to the Arrangement generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the amount of cash received by such U.S. Holder from the Oak Affiliates and (b) such U.S. Holder’s tax basis in the Common Shares transferred to Acquisitionco. See “Income Tax Considerations — U.S. Federal Income Tax Considerations.”

Payments under the Arrangement

Holders of Common Shares may exchange their certificates representing Common Shares for payment under the Arrangement by properly completing and returning the enclosed Letter of Transmittal (printed on green paper), together with all other documents required thereby in the enclosed return envelope addressed to the Depository. Common Shareholders will not receive any payment on the Effective Date, or anytime thereafter, unless they have deposited their Common Shares together with a properly completed Letter of Transmittal. The procedure for properly completing and returning the Letter of Transmittal is set out therein.

The Depository will forward to all registered holders of Common Shares (other than members of the Acquisition Group) who, prior to the Effective Date, have deposited their properly completed and executed Letters of Transmittal, together with their Common Share certificates, payment in the amount of $1.78 per Common Share as soon as reasonably practicable on or after the Effective Date. The Depository will forward to holders of Common Shares (other than members of the Acquisition Group) who, after the Effective Date, have deposited their properly completed and executed Letters of Transmittal, together with their Common Share certificates, payment in the amount of $1.78 per Common Share as soon as reasonably practicable following the receipt by the Depository of such Letters of Transmittal and Common Share certificates. Please refer to the discussion under the heading “Deposit and Transmittal” for further information respecting the Letter of Transmittal.

The Arrangement Agreement provides that any Common Shares owned by members of the Acquisition Group will be exchanged for Acquisitionco Common Shares. The Acquisition Group has advised Pivotal that none of its members owns any Common Shares.

If the Arrangement is not completed, any Common Share certificates and Letters of Transmittal delivered to the Depository by a Common Shareholder will be promptly returned to such Common Shareholder.

CURRENCY AND EXCHANGE RATES

In this Information Circular, unless otherwise stated, dollar amounts are expressed in United States dollars. On October 20, 2003, the noon rate in Toronto, payable in Canadian dollars, as reported by the Bank of Canada was Cdn. $1.3197 for each U.S. $1.00.

THE ARRANGEMENT

General

The Arrangement will be effected by way of plan of arrangement pursuant to Section 252 of the Company Act (British Columbia) (the “BCCA”). The effect of the Arrangement will be to convert Pivotal into a wholly-owned subsidiary of Talisma.

Under the Arrangement, each Common Shareholder (other than members of the Acquisition Group and any registered Common Shareholders validly exercising Dissent Rights) will be deemed to have transferred each Common Share to Acquisitionco in exchange for payment by the Oak Affiliates, on behalf of Acquisitionco, of $1.78 in cash.

Payment by the Oak Affiliates on behalf of Acquisitionco of the consideration for such Common Shares so transferred will be made as soon as practicable following the later of the Effective Date and the date of deposit by a Common Shareholder with the Depository of a duly completed and executed Letter of Transmittal and the certificates representing such Common Shares, except for payments to a Dissenting Holder which will be made in accordance with the Plan of Arrangement and the procedures provided under the Interim Order and, as applicable, the BCCA.

As a consequence of the Arrangement and the transactions related thereto, Pivotal will be owned directly by Talisma, which is majority-owned by the Oak Affiliates, and Pivotal will cease to be a publicly-traded company. The Arrangement is described in detail and is subject to a number of terms and conditions , all as set forth under “Details of the Arrangement”.

Background to the Arrangement

Early in 2003, the Board of Directors held a number of discussions relating to Pivotal’s strategic plan in light of the competitive environment that was developing in the customer relationship management software sector, and the state of the capital markets as a source of financing for Pivotal.

The outcome of these discussions was a consensus that companies of Pivotal’s size and resources faced a challenging future unless they were able to achieve growth and synergies through business combinations, or obtain access to capital on favourable terms in order to finance growth. The Board determined that unless Pivotal were to pursue one or both of those alternatives, or seek a strategic or financial buyer that could further develop Pivotal’s growth potential, shareholder value could be further eroded. Accordingly, the Board determined in March, 2003 to initiate a process to explore strategic alternatives to maximize value for shareholders of Pivotal.

In furtherance of the Board’s objective, after a review of possible candidates for a financial advisory assignment for Pivotal, the Board retained RBC on April 7, 2003 to act as financial advisor to the Board, and to solicit expressions of interest from prospective acquirors or merger candidates for Pivotal. After reviewing Pivotal’s business and financial condition and prospects, RBC began contacting third parties who might be interested in pursuing a merger, acquisition or other strategic transaction with Pivotal. This process continued through May, June and July of 2003, during which time 47 parties were contacted and management conducted a number of presentations for interested parties.

At its meeting on July 30, 2003, the Board decided that in light of the time commitments that would be required from directors for the value maximization process, and the desirability that it be conducted by a Special Committee of directors independent of management, it was advisable to form a Special Committee to conduct the process of assessing available alternatives, and to report to the Board with respect to its conclusions and recommendations. The Board charged the Special Committee with the responsibility to oversee the shareholder value maximization process and, utilizing the services of RBC and legal advisors, assess whether any particular transaction would be fair to the holders of Common Shares and in the best interests of Pivotal as a whole, and to provide a recommendation to the Board with respect to such a proposed transaction.

Mr. Norm Francis, Mr. Howard Gwin, Mr. Jeremy Jaech and Mr. Eric Rosenfeld, none of whom is a member of management or had served in a management capacity with Pivotal within the preceding year, and none of whom was subject to any other conflicts of interest with respect to Pivotal, agreed to serve on the Special Committee. On September 25, 2003 the Special Committee learned for the first time that the transaction with the Acquisition Group then under consideration was proposed to be structured so that a fund in which Mr. Francis has an economic interest would be included in the group of Oak Affiliates that was proposing to acquire Pivotal. Although that economic interest is not material to that fund or Mr. Francis, Mr. Francis concluded that it was in the best interests of Pivotal that there be no appearance of any conflict of interest, and withdrew from the Special Committee.

The proceedings of the Special Committee, and its recommendation to the Board of Directors on October 7, 2003, are summarized in “The Arrangement – Proceedings of the Special Committee”.

Recommendations of the Board of Directors

The Board of Directors has unanimously, with the exception of Messrs. Francis, Manning and Sisodraker who abstained, determined that the Arrangement is in the best interests of Pivotal and is fair to the holders of Common Shares, and authorized the submission of the Arrangement to the securityholders for approval and to the Court for the Interim Order. The Board of Directors unanimously, with the exception of Messrs. Francis, Manning and Sisodraker who abstained, recommends that Pivotal’s securityholders vote FOR the Arrangement Resolutions. Messrs. Francis, Manning and Sisodraker abstained from voting on these matters due to the fact they each have personal financial interests in the outcome of the Arrangement. For a description of these personal interests, see “Interest of Certain Persons in Matters to be Acted Upon”. All of the members of the Board of Directors have advised that they intend to vote the Common Shares and Options held by them in favour of the Arrangement Resolutions.

In reaching the conclusion stated above, the Board of Directors considered a number of factors including the recommendation of the Special Committee, the process of exploring strategic alternatives conducted by RBC, the Fairness Opinion, and the terms of the transaction as set out in the Arrangement Agreement.

In reaching its conclusion and making its recommendation, the Special Committee and the Board considered various factors, including the following:

(a)	maintenance of the current status quo would not be in the best interests of Pivotal, and would risk eroding its market and financial position. In particular:

•	the Board shares management’s concerns as to whether license sales are being negatively affected by customer concerns regarding Pivotal’s financial viability;

•	the costs associated with Pivotal’s recent restructurings and lease obligations will require significant cash resources over a number of years; and

•	the Board is concerned about the potential for increasing difficulty in obtaining capital on favourable terms should Pivotal’s cash position continue to decline;

(b)	the analysis by RBC of Pivotal and its place in the financial marketplace is thorough and represents a realistic assessment of Pivotal throughout a period of significant upward and downward movement in the trading price of the Common Shares, including during the course of negotiations with the Acquisition Group;

(c)	RBC’s opinion that the consideration under the Arrangement is fair, from a financial point of view, to the Common Shareholders;

(d)	final proposals (or expressions of interest) for Pivotal were received on August 27, 2003, subsequent to which there was a rapid increase in the trading price of the Common Shares,

disproportionate to the increase in trading prices for comparable public companies and without any material changes having occurred in Pivotal’s business or prospects. The Arrangement price represents a premium of 32.8% to the $1.34 closing price of the Common Shares on Nasdaq on August 27, 2003 and the premiums relative to the average closing price of the Common Shares on Nasdaq over the periods of one week, one month and three months prior to August 28, 2003, are 31.6%, 35.5% and 43.6%, respectively;

(e)	the consideration per Common Share that the Common Shareholders will receive under the Arrangement is $0.04 per share less than the last sale price of Pivotal’s shares on Nasdaq on October 7, 2003 and represents a premium (or, if negative, discount) of 2.3%, -0.5% and 15.7% relative to the average closing prices of the Common Shares on Nasdaq over the periods of one week, one month and three months, respectively, prior to October 8, 2003;

(f)	the Arrangement provided for the possibility of a price increase of up to $0.03 per Common Share, contingent upon the license revenue recorded by Pivotal during the first half of October, 2003;

(g)	the Arrangement is not subject to unreasonable or extraordinary conditions to completion;

(h)	the Arrangement provides holders of large positions in Common Shares with a level of liquidity that may not otherwise be available without affecting the stability of the price of the Common Shares;

(i)	the Arrangement does not preclude the Board from considering and recommending to the Common Shareholders an unsolicited offer or proposal relating to change of control of Pivotal that the Board considers superior to the Arrangement and, in connection therewith, unless the Acquisition Group makes an offer or proposal as favourable as the superior proposal the Board may terminate the Arrangement Agreement (subject to payment of a break fee of $1,500,000, which the Board considers reasonable in the circumstances); and

(j)	the Arrangement treats all of the Common Shareholders equally.

Neither Pivotal nor its Board of Directors is aware of any third parties having entered into support or lock-up agreements in respect of the Arrangement.

Proceedings of the Special Committee

The Special Committee met formally on eight occasions during the period from its formation to the date of its recommendation to the Board on October 7, 2003. During the course of the Special Committee’s deliberations, members of the Special Committee also had informal discussions on several occasions with management of Pivotal and with the Special Committee’s legal and financial advisors. The Special Committee considered the appropriate level of participation of management of Pivotal in its meetings and determined that the assistance and input of Pivotal’s Chief Executive Officer and Chief Financial Officer would be helpful in providing and evaluating alternative transactions, and invited their participation at Special Committee meetings. Those executive officers were excused from certain portions of the Special Committee’s meetings, including those at which management’s potential roles in any particular transaction were discussed.

Over the course of its deliberations, the Special Committee received regular updates from its financial and legal advisors concerning negotiations on behalf of Pivotal with respect to various proposed transactions. By way of a summary of a number of key meetings:

•	On July 30, 2003 when the Special Committee was formed, the Board met with its financial and legal advisors to review the progress that had been made in exploring strategic alternatives. RBC presented a report indicating that 47 parties had been contacted to assess their interest in a potential transaction with Pivotal. RBC reported on the preliminary responses, and the types of transaction alternatives being discussed, which were predominantly proposals for the acquisition of all of Pivotal’s outstanding common shares for cash. Interested parties, or proponents, had been given a July 28 deadline to submit proposals, and RBC had received written indications of interest from four parties by the July 28 deadline, as well as one verbal indication of interest that was confirmed in writing on August 1.

The five proposals were evaluated by the Board and its financial and legal advisors and after discussion three parties were selected by the Board to conduct further due diligence and were asked to submit final proposals by August 15, 2003. Legal counsel were asked to prepare a draft form of agreement on which the proponents would be asked to comment in connection with their next proposals.

•	On August 21, 2003, the Special Committee met to review the proposals received in response to the August 15 deadline, and to receive a preliminary report from RBC on their analysis of these proposals. The proponents had emerged within substantially the same price range and with varying levels of comment on the draft agreement. The financial advisors took the Special Committee members through a detailed and comparative analysis of the proposed transactions. The review included precedent merger and acquisition transactions (premiums paid), a trading analysis of Pivotal’s shares, a CRM market comparables analysis, a review of Pivotal’s financial position and management’s projections, and a review of RBC’s market canvassing activities relating to Pivotal.

Special Committee members raised a number of questions concerning the various factors and assumptions underlying the RBC analysis. On the basis of its work to that date, the preliminary advice of RBC was that, if requested, it would likely be able to provide an opinion that the proposed consideration in any of the proposed transactions would be fair, from a financial point of view, to holders of Common Shares.

The Special Committee, with advice from RBC and its legal advisors, decided that under the circumstances, it was not possible to select a leading proponent with which to enter into an exclusivity agreement, and that one more round of proposals was warranted to determine the maximum price each proponent was prepared to pay and to evaluate the closing risks associated with each proposal. RBC was directed to communicate the Special Committee’s objectives of maximizing price and minimizing closing risk in the final round of expressions of interest, and that Pivotal would enter into an exclusivity agreement with the leading proponent emerging from the next round.

•	On August 27, 2003, the Special Committee met with its financial and legal advisors to review the final expressions of interest. RBC reported that one proponent had withdrawn from the process, one had raised its price slightly and improved its commentary on the draft agreement, and one had confirmed its last proposal on essentially the same terms. RBC again took the Special Committee members through a detailed analysis of the proposed transactions, including an updated review of the methodologies discussed in the previous Special Committee meeting. On the basis of its work to that date, RBC confirmed its preliminary advice that it expected to be able to render a fairness opinion on either of the transactions.

As a result of the above analysis, the proposal from the Oak Affiliates (the “Proposed Transaction”), was determined to be financially superior to others that Pivotal had received, and with the highest perceived likelihood of proceeding to closing on the terms proposed. Accordingly, on September 3, 2003, the Special Committee executed a 15-day exclusivity agreement with Oak Investment Partners to try to reach a definitive agreement. The exclusivity period was not extended on its expiry, although negotiations to conclude a definitive agreement continued.

•	From September 4 to 12, 2003, the Special Committee convened several times with its financial and legal advisors to discuss the rapid rise in the trading price of the Common Shares and its effect on the Proposed Transaction. Given that there was no commitment to a transaction by Pivotal or any other party and that there were no events or changes in Pivotal’s business or prospects warranting a sudden price escalation, the Special Committee concluded that it would be inappropriate to issue a press release, and that negotiations towards reaching an agreement with Oak Investment Partners should continue.

•	On October 1, the Board met to conduct a review of the preliminary indications of first quarter results of Pivotal, and to receive a report from the Special Committee and its legal and financial advisors on the status of the Proposed Transaction and the financial markets generally. RBC presented an initial draft of its fairness analysis, including a review of Pivotal’s market and operating data and financial projections, and various fairness analysis methodologies, including: (i) a discounted cash flow analysis, (ii) a selected precedent transaction analysis, (iii) a comparable company analysis, (iv) a premiums paid analysis, and (v) an analysis of the liquidity of Pivotal’s shares.

The Special Committee also reported to the Board on the treatment of options and the key terms of several senior executive retention contracts, as well as a number of outstanding issues relating to price, timing and the arrangement agreement proposed with the Acquisition Group.

•	On October 6, the full Board met to receive and consider the presentation of RBC, to receive and discuss the draft report of the Special Committee, and to deal with a number of outstanding issues.

•	On October 7, 2003, the full Board met to consider the Proposed Transaction, to receive and consider the fairness opinion of RBC, to receive and consider the final report and recommendation of the Special Committee, and to vote on entering into the proposed arrangement agreement.

Price Adjustment

The Arrangement Agreement provides for an increase of up to $0.03 per Common Share, contingent upon license revenue recorded from Pivotal’s North American operations during the period from October 1 through October 16, 2003. Although Pivotal normally records minimal license revenues in the first several weeks after the end of a fiscal quarter, this provision was intended to reflect an increase in Pivotal’s value in the event that a significant agreement being finalized with a customer was completed within that time period. Such an agreement was not completed and, accordingly, the price adjustment clause has expired.

Treatment of Options

During negotiations with the Acquisition Group, the Special Committee was mindful of the treatment of holders of interests in Pivotal’s employee stock purchase plan, as well as holders of unvested Options and unexercised vested Options with an exercise price of $1.78 or greater (together the “Remaining Options”). The Special Committee also considered the appropriate level of involvement of holders of all Options in the process of approving the Arrangement. The Special Committee considered various perspectives on value of the Remaining Options, and the results of negotiations with representatives of the Acquisition Group as to the terms for cancellation thereof. Under the Arrangement Agreement, Pivotal has agreed that it will take the necessary steps under the Pivotal stock option plans, as it is authorized to do under these plans, so that all unexercised stock options, whether vested or unvested, will terminate on the Effective Date. In return, Pivotal required that Talisma agree to grant to each holder of Remaining Options a new option to acquire Talisma common stock (the “New Options”) that will be exercisable for a number of shares of such common stock determined by multiplying the number of Common Shares underlying the Remaining Option by the applicable multiplier set forth in the following table:

Grant Formula

Exercise Price of Remaining Option	Multiplier
$0 - $2.50*	1.00
$2.51 - $5.00	0.75
$5.01 - $10.00	0.50
$10.01 and above	0.10

* New Options will not be granted in respect of vested Options with an exercise price of less than $1.78. Such Options will be cancelled if not exercised prior to the Effective Date.

New Options to acquire fractional shares of Talisma common stock will not be issued as a result of the above formula. Any New Options to acquire fractional shares that would result from the above formula (after aggregating all of such options on a holder-by-holder basis) will be rounded down to the nearest whole number.

The exercise price of the New Options will be equal to the fair market value per share of the common stock of Talisma, on a consolidated basis, following the completion of the Proposed Transaction as determined in good faith by Talisma’s board of directors, except that New Options issued to employees in India will have an exercise price that is lower than the fair market value per share as required by Indian currency exchange laws. While there can be no certainty regarding the Talisma board of directors’ future determination of fair market value, it is currently anticipated that the New Options will have an exercise price of $0.053 per share for non-India based employees, and $0.05 for India-based employees.

It is currently anticipated that the New Options will vest as to 12.5% six months after the Effective Date, and as to 6.25% at the end of each financial quarter of Talisma thereafter.

While no review of Talisma or analysis of the value of its securities was undertaken by the Special Committee or RBC, and no opinions are expressed on the value of the New Options or the value, if any, of the Remaining Options, the Special Committee and the Board concluded that terms of the Arrangement Agreement relating to treatment of the Remaining Options, and to participation of holders of Remaining Options in the vote on the Arrangement, are reasonable and in the best interests of Pivotal.

The vesting of unvested Options held by members of the Board will, in accordance with their terms, be accelerated as a consequence of completion of the Arrangement since the current directors will be required to resign as directors at that time. No New Options will be granted by Talisma in respect of such Options.

Under the terms of Pivotal’s employee stock purchase plan, all interests of participants will be terminated on the Effective Date and certain amounts will be returned to those participants as required by the plan.

Employment Agreements with Senior Management

As part of its proposed transaction, the Acquisition Group wished to ensure that certain key executives of Pivotal would be retained after the transaction was completed. Accordingly, the Acquisition Group requested and received commitments from each of Kent Roger (Bo) Manning, Divesh Sisodraker and John O’Hara that they would continue their employment with the combined Pivotal/Talisma entity on terms acceptable to each of them and the Acquisition Group. The Special Committee and its legal counsel reviewed the draft employment agreements, which provide for a stipulated base salary, a performance bonus, and payment of a transaction bonus previously approved by the Board as described under “Interest of Certain Persons in Matters to be Acted Upon in Material Transactions”. Under Mr. Manning’s proposed employment agreement, he will receive a base salary of $350,000, and be eligible to earn annual incentive compensation of $200,000. Mr. Sisodraker will receive a base salary of C$250,000 and be eligible to earn an annual bonus of $75,000. Mr. O’Hara will receive a base salary of £140,000 and be eligible to earn an annual bonus of £110,000. The proposed employment agreements also provide for the issuance of options to purchase common shares of Talisma. For Messrs. Manning, Sisodraker and O’Hara, these options would represent

3.75%, 1.25% and 0.75%, respectively, of the total common share equivalent stock outstanding of Talisma calculated on a fully diluted, “as converted” basis for all outstanding equity or convertible instruments of Talisma (on a consolidated basis), and with an exercise price of $0.053 per share, representing 100% of the fair market value per share of the common stock of Talisma following the completion of the Transaction, as determined in good faith by Talisma’s board of directors. These options will vest as to 12.5% six months following the Effective Date and as to 6.25% at the end of each financial quarter of Talisma thereafter.

The Special Committee, with the assistance of its legal and financial advisors, concluded that the proposed employment agreements are fair and reasonable, and do not detract from or otherwise affect the total consideration that the Acquisition Group was prepared to pay for Pivotal. Accordingly, the Special Committee did not consider the proposed employment agreements to be a factor in its recommendation to the Board. The Board concurred with this view.

Fairness Opinion

In connection with the Board of Directors’ consideration of the Arrangement, RBC delivered its written opinion that, as of October 7, 2003 and based on its review and assumptions and subject to the limitations summarized therein, the consideration under the Arrangement is fair, from a financial point of view, to the holders of Common Shares of Pivotal.

The full text of the Fairness Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached and contained in Exhibit “F” hereto. Shareholders are urged to read the Fairness Opinion carefully in its entirety. This summary of the Fairness Opinion is qualified in its entirety by reference to the full text of such opinion. The Fairness Opinion thereof was prepared at the request and for the information of the Board of Directors and does not constitute a recommendation to any holder of Common Shares as to how any such shareholder should vote with respect to the Arrangement.

In arriving at its opinion, RBC reviewed, among other things: (i) the Arrangement Agreement and Plan of Arrangement; (ii) certain business and financial information with respect to Pivotal; (iii) budgets and financial projections prepared by management of Pivotal; and (iv) financial and stock market data relating to Pivotal and other selected relevant publicly traded companies. RBC also met with the management, auditors and legal counsel of Pivotal. In addition, RBC reviewed certain publicly available financial terms of certain other business combinations identified in the fairness opinion, and such other information as RBC considered relevant under the circumstances of the Arrangement.

RBC will be paid a fee for its financial advisory services, including a fee for its Fairness Opinion, without regard to whether such opinion is accepted or the Arrangement is consummated, and a fee which is contingent on the Arrangement being completed. Pivotal has also agreed to reimburse RBC for its reasonable out-of pocket expenses and to indemnify RBC in certain circumstances.

Other than services related to the Arrangement, RBC has not been engaged to provide any financial advisory or investment banking or other related services to Pivotal within the past two years, and there are no understandings, agreements or commitments between RBC and Pivotal or any of their respective associates and affiliates with respect to any future business dealings. RBC and certain of its associates or affiliates may in the future provide financial advisory or investment banking services to Pivotal or its affiliates and associates.

Break Fee

On the occurrence of certain events, Talisma will be entitled to a Break Fee of $1,500,000 from Pivotal. These events include circumstances where the Board of Directors has withdrawn its support of the Arrangement, or the Board of Directors has supported a competing transaction, or the Arrangement is not completed due to the existence of an unsupported competing transaction which is completed within 12 months after the date of the Arrangement Agreement. See “Details of the Arrangement - Break Fee”.

INFORMATION RELATING TO THE ACQUISITION GROUP

The Oak Affiliates

The Oak Affiliates (comprised of Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P.) are investment funds managed by Oak Investment Partners. Oak Investment Partners is a growth-oriented private equity firm with a total of $4.2 billion in capital committed to its investment fund, of which $2.6 billion is committed in the aggregate to the Oak Affiliates.

Through its investment funds, Oak primarily invests in companies that provide growth opportunities in enterprise application and infrastructure software, telecommunications equipment and services, data storage, financial services technology, outsourced services, healthcare services and retail. Oak has been involved in the formation of companies, provided growth equity to mid- and late-stage businesses and financed management-led buyouts, as well as spinouts of operating divisions and technology assets.

Oak Investment Partners has offices in Palo Alto, California, Westport, Connecticut, and Minneapolis, Minnesota.

Talisma Corp.

Talisma Corp. is a privately held corporation with offices in the United States, Europe and Asia. Talisma provides customer interaction solutions that integrate email, chat, real-time collaboration and telephony applications with a multi-channel interaction management platform, comprehensive analytics and an integrated system-wide knowledgebase and customer database.

Talisma’s products are sold across the United States, Europe and Asia. Talisma’s customers include Microsoft, Coast Capital Savings, Sony, Click 2 Learn, MWB, Aviva Life Insurance Company India Pvt. Ltd, HGTV and Dell.

Together the Oak Affiliates own a majority of Talisma’s capital stock, and Fredric Harman, a general partner of Oak Investment Partners, and Ranjan Chak, a venture partner at Oak Investment Partners, are both members of Talisma’s board of directors.

Talisma’s office in India is primarily responsible for product research and development and customer service, while Talisma’s principal executive office is located in Kirkland, Washington.

675786 B.C. Ltd.

675786 B.C. Ltd. is a wholly-owned subsidiary of Talisma, which was incorporated in British Columbia for the sole purpose of effecting the Arrangement and amalgamation with Pivotal. It engages in no other business.

DETAILS OF THE ARRANGEMENT

Plan of Arrangement

The following description of the Arrangement is qualified in its entirety by reference to the full text of the Plan of Arrangement, which is attached as Schedule “A” to Exhibit “B” to this Information Circular. The Arrangement will become effective on the Effective Date, which is anticipated to be on or about November 20, 2003. The following is a summary of the material terms of the transactions which will occur on the Effective Date in the following order without any further act or formality:

1.	at the time a certificate of arrangement is issued by the Registrar appointed under the BCCA giving effect to the Arrangement (the “Effective Time”), the Oak Affiliates will pay, on behalf of Acquisitionco, cash consideration of $1.78 per Common Share (excluding Common Shares in respect of which dissent rights have been exercised), and each outstanding Common Share will be transferred to Acquisitionco;

2.	Acquisitionco and Pivotal will be amalgamated to form Amalco (to be named “Pivotal Corporation”).

At the conclusion of the Arrangement, Amalco will be a wholly-owned subsidiary of Talisma, which is majority-owned by the Oak Affiliates.

Securityholder Approval

At the Meeting, Pivotal securityholders will be asked to approve, in addition to such other matters as may be properly brought before the Meeting, the Arrangement Resolutions, the text of which is attached hereto as Exhibit “A”.

In order for the Arrangement to be approved by Pivotal securityholders in accordance with applicable law and the Interim Order, the Arrangement Resolutions must be approved by: (a) at least 75% of the votes cast by holders of Common Shares; and (b) at least 75% of the votes cast by the holders of Common Shares and Options voting together as a class where each holder of Common Shares is entitled to one vote per share held and each holder of Options (whether vested or unvested):

(i)	one vote for each Common Share underlying such Options where such Options have an exercise price of up to $2.50 inclusive;

(ii)	three-quarters of one vote for each Common Share underlying such Options where such Options have an exercise price of between $2.51 and $5.00 inclusive;

(iii)	one-half of one vote for each Common Share underlying such Options where such Options have an exercise price of between $5.01 and $10.00 inclusive; and

(iv)	one tenth of one vote for each Common Share underlying such Options where such Options have an exercise price of more than $10.00.

Fractional votes of any particular Optionholder arising from the above voting entitlements will not be counted at the Meeting.

The Arrangement Agreement

The following summary of the material terms of the Arrangement Agreement between Pivotal and the Acquisition Group is qualified in its entirety by reference to the text of the Arrangement Agreement attached as Exhibit “B” to this Information Circular.

The Arrangement

Pivotal and the Acquisition Group agreed to implement the Arrangement in accordance with the Arrangement Agreement and the Plan of Arrangement. Pursuant to the terms of the Arrangement Agreement, Pivotal obtained, on October 21, 2003, the Interim Order providing for, among other things, the calling and holding of the Meeting. If the Arrangement Resolutions are approved at the Meeting in accordance with the terms of the Interim Order, Pivotal will take the necessary steps to obtain the Final Order approving the Arrangement as soon as is reasonably practicable thereafter. If the Final Order is obtained, and subject to the satisfaction or waiver of any conditions contained in the Arrangement Agreement, Pivotal will file with the Registrar the Final Order and such other documents as may be required to give effect to the Arrangement. In the Arrangement Agreement, Pivotal provides representations and warranties regarding certain commercial matters, including corporate, financial, legal and other matters relating to its affairs.

Operation of Business

During the period commencing from the date of the Arrangement Agreement and continuing until the earlier of the Effective Date and December 9, 2003 (the “End Date”), Pivotal has agreed, among other things, to conduct and operate its business and affairs only in the ordinary course consistent with past management practice. In addition, Pivotal, Acquisitionco, Talisma and the Oak Affiliates have agreed with each other to use commercially reasonable efforts to satisfy the conditions precedent to their respective obligations under the Arrangement Agreement and, subject to applicable laws, have agreed not to take any action, refrain from taking any action or permit any action to be taken or not taken, inconsistent with the Arrangement Agreement.

Non-Solicitation

Pivotal has agreed that during the period commencing on the date of the Arrangement Agreement and continuing until the earlier of the completion of the Arrangement and the date which the Arrangement is terminated, it will not, directly or indirectly: (a) solicit, initiate, invite, assist, facilitate, promote or encourage proposals or offers from, or entertain or enter into discussions or negotiations with any other person relating to the acquisition of Common Shares or any other securities of Pivotal or any of its subsidiaries, any amalgamation, merger or other form of business combination involving Pivotal or any of its subsidiaries, any sale, lease, exchange or transfer of all or a substantial portion of the assets of Pivotal or any of its subsidiaries, or any takeover bid, reorganization, recapitalization, liquidation or winding up of or other business combination or transaction involving Pivotal or any of its subsidiaries (each an “Acquisition Transaction” and any offer or proposal relating to any transaction or series of related transactions involving and Acquisition Transaction, an “Acquisition Proposal”) with any person other than Acquisitionco or any of its affiliates; or (b) enter into any letter of intent or similar document or any contractual agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.

Notwithstanding the foregoing, the Board of Directors and Pivotal are not prohibited from:

(a)	considering, negotiating and providing information and disclosure in respect of Pivotal if the Special Committee determines in good faith that an Acquisition Proposal is or is reasonably likely to result in a transaction which is a “Superior Transaction”. A Superior Transaction is defined as:

(i)	an Acquisition Proposal where: (A) more than 50% of the then outstanding Common Shares would be transferred; (B) an amount of Common Shares equal to more than 100% of the then outstanding Common Shares would be issued; (C) the holders of Common Shares would receive a number of securities in a surviving entity representing less than 50% of the voting power in such entity; or (D) all or substantially all of the assets of Pivotal would be transferred;

(ii)	on terms which are more favourable from a financial point of view to the holders of Common Shares (taking into account all terms and conditions of such transaction);

(iii)	for which any necessary financing is committed (when the transaction is entered into); and

(iv)	that does not contain a due diligence condition (when the transaction is entered into).

(b)	accepting, approving, recommending to its shareholders or entering into an unsolicited bona fide agreement or arrangement regarding an Acquisition Proposal if the Board of Directors determines in good faith that such Acquisition Proposal would, if consummated in accordance with its terms (but taking into account the risk of non-completion) result in a Superior Transaction.

Notice to Acquisition Group of Superior Proposal

Pivotal has also agreed that it will not enter into any agreement, arrangement or understanding regarding a Superior Transaction (a “Proposed Agreement”) without first providing Acquisitionco, Talisma and the Oak Affiliates with an opportunity to amend the Arrangement proposal contained in the Arrangement Agreement. Pivotal will provide Talisma with a copy of any Proposed Agreement not less than three business days prior to its proposed execution by Pivotal. If Acquisitionco, Talisma and the Oak Affiliates agree to amend the Arrangement proposal (an “Amended Transaction”) within such three business day period, such that in the good faith determination of the Board of Directors in the exercise of its fiduciary duties (after having received the advice of its financial advisors in this regard), the Amended Transaction, if consummated, is reasonably likely to result in a transaction which is as favourable from a financial point of view to holders of Common Shares as is the Superior Transaction (taking into account all of the terms, conditions and aspects of the Superior Transaction and the Amended Transaction), Pivotal will not enter into the Proposed Agreement and will agree to the amendments to the Arrangement Agreement proposed by Acquisitionco, Talisma and the Oak Affiliates.

Mutual Conditions

The obligations of the parties under the Arrangement Agreement are subject to the satisfaction or waiver by each of the parties, on or before the Effective Date, of certain mutual conditions precedent. These conditions include:

(a)	the Interim Order must have been granted (and remain) in form and substance satisfactory to Pivotal and Acquisitionco;

(b)	all necessary resolutions of Pivotal securityholders must have been passed at the Meeting;

(c)	the Final Order must have been granted (and remain) in form and substance satisfactory to Pivotal and Acquisitionco;

(d)	all necessary documents to complete the Arrangement (in form and substance satisfactory to Pivotal and Acquisitionco) must have been filed with the Registrar of Companies and a Certificate of Arrangement must have been issued before December 9, 2003;

(e)	no action has been taken under any applicable law or by any regulatory or governmental authority that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement; and

(f)	all requisite regulatory, governmental and third party consents, waivers, permits, orders and approvals have been obtained and all applicable waiting periods have expired or been terminated on terms satisfactory to Pivotal and Acquisitionco.

Conditions in Favour of Pivotal

In addition to the mutual conditions summarized above, the obligations of Pivotal are subject to the satisfaction, or waiver by Pivotal, on or before the Effective Date of certain conditions precedent. These conditions include:

(a)	the representations and warranties made by Acquisitionco, Talisma and the Oak Affiliates in the Arrangement Agreement are true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties are true and correct as of such earlier date); and

(b)	Acquisitionco, Talisma and the Oak Affiliates have complied in all material respects with their obligations under the Arrangement Agreement.

Conditions in Favour of the Acquisition Group

In addition to the mutual conditions summarized above, the obligations of the Acquisition Group under the Arrangement Agreement are subject to the satisfaction, or waiver by the Acquisition Group, on or before the Effective Date, of certain conditions precedent, as follows:

(a)	no material adverse change (as defined in the Securities Act (British Columbia)) has occurred in the affairs of Pivotal;

(b)	the representations and warranties made by Pivotal in the Arrangement Agreement and in any certificates delivered pursuant thereto are true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties are true and correct as of such earlier date); provided that if the cumulative effect of all inaccuracies in such representations and warranties (disregarding all material adverse effect or other materiality qualifications to individual representations and warranties) do not have a “Material Adverse Effect” on Pivotal (as defined in the Arrangement Agreement), such condition will be deemed to be satisfied;

(c)	Pivotal is in compliance in all material respects with its covenants in the Arrangement Agreement;

(d)	all consents, waivers, permits, orders and approvals of regulatory or governmental authorities or third parties and the expiry of any waiting period in connection with, or required to permit, the consummation of the Arrangement, the failure of which to obtain or the non-expiry of which would be materially adverse to Talisma and Pivotal taken as a whole, or materially impede the completion of the Arrangement, has been obtained or received on terms that will not have a material adverse effect on Talisma and Pivotal taken as a whole and reasonably satisfactory evidence thereof has been delivered to each of Acquisitionco and Pivotal;

(e)	no action has been taken under applicable law or by any regulatory or governmental authority that results in a judgment materially adverse to Talisma or Pivotal on a consolidated basis or would impose conditions or restrictions which would materially adversely impact the Arrangement;

(f)	the holders of not more than 7% of the issued and outstanding Common Shares have exercised and not withdrawn Dissent Rights; and

(g)	Pivotal has obtained all consents, waivers and similar documents from certain specified third parties.

Effective Date

Pivotal currently anticipates that the Effective Date of the Arrangement will be on or about November 20, 2003. However, since completion of the Arrangement is subject to receipt of Court approval and various third party consents, all of which are beyond the control of the parties to the Arrangement Agreement, it is not possible to specify exactly when the Effective Date will occur. Once the Effective Date is determined it will be publicized by press release.

Amendment

The Arrangement Agreement may, at any time before or after the holding of the Meeting, but not later than the Effective Date, be amended by mutual written agreement of Acquisitionco, Talisma, the Oak Affiliates and Pivotal without further notice to or authorization on the part of the holders of Common Shares or Options and any such amendment may, without limitation: (i) change the time for performance of any of the obligations or acts of the parties; (ii) waive compliance with or modify any of the obligations and covenants contained in the Arrangement Agreement; and (iii) waive compliance with or modify any conditions precedent contained in the Arrangement

Agreement, provided that, following the passing of the Arrangement Resolutions, the consideration payable to Common Shareholders under the Arrangement may not be decreased without the further approval of the Common Shareholders.

Termination

The Arrangement Agreement may be terminated at any time:

(a)	by mutual written consent of: (i) Pivotal; and (ii) Talisma or the Oak Affiliates;

(b)	by Talisma or the Oak Affiliates upon the occurrence of certain events triggering the payment of the Break Fee, which are described below and in Section 16 of the Arrangement Agreement;

(c)	by Pivotal in order to immediately enter into a Proposed Agreement or in order to recommend to its shareholders acceptance of a Superior Transaction that does not involve a Proposed Agreement, provided that Pivotal pays the Break Fee described below;

(d)	by either Pivotal, Talisma or the Oak Affiliates if the Arrangement has not been completed by December 9, 2003, subject to certain limitations;

(e)	by either Pivotal, Talisma or the Oak Affiliates in the event that:

(i)	necessary securityholder or court approvals are not received, subject to certain limitations; or

(ii)	regulatory or government authorities issue an order effectively preventing the completion of the Arrangement;

(f)	by Talisma or the Oak Affiliates in the case of certain breaches of representations, warranties, covenants or agreements by Pivotal; and

(g)	by Pivotal in the case of certain breaches of representations, warranties, covenants or agreements by Acquisitionco, Talisma or the Oak Affiliates.

Break Fee

Talisma will be entitled to the Break Fee of $1,500,000 upon the occurrence of any of the following events:

(a)	the Board of Directors shall have withdrawn, modified or changed in a manner adverse to Talisma its approval, recommendation or support of the Arrangement;

(b)	the Board of Directors shall have approved, recommended or voted in favour of any Acquisition Transaction other than the Arrangement;

(c)	Pivotal enters into a Proposed Agreement;

(d)	an Acquisition Proposal is publicly announced, proposed, offered or made to holders of Common Shares and is ultimately completed within 12 months after the date of the Arrangement Agreement; or

(e)	there has been a material breach by Pivotal of the non-solicitation provisions of the Arrangement Agreement.

Transaction Mechanics

Treatment of Common Shares

A holder of Common Shares will be entitled to receive on or after the Effective Date the consideration payable to it in connection with the Arrangement only following receipt by the Depository of the certificates representing such holder’s Common Shares and the accompanying Letter(s) of Transmittal.

The Depository will forward to all holders of Common Shares (except members of the Acquisition Group) who, prior to the Effective Date, have deposited their properly completed and executed Letters of Transmittal, together with their Common Share certificates, payment in the amount of $1.78 per Common Share as soon as reasonably practicable on or after the Effective Date. The Depository shall forward to holders of Common Shares (except members of the Acquisition Group) who, after the Effective Date, have deposited their properly completed and executed Letters of Transmittal, together with their Common Share certificates, payment in the amount of $1.78 per Common Share as soon as practicable following the receipt by the Depository of such Letters of Transmittal and Common Share certificates.

Common Shareholders who do not forward to the Depository properly completed and executed Letters of Transmittal, together with their Common Share certificates, will not receive the consideration to which they are otherwise entitled under the Arrangement until proper tender is made. At and after the Effective Time on the Effective Date, certificates formerly representing Common Shares shall represent only the right to receive payment therefor in accordance with the Plan of Arrangement.

Treatment of Options and Employee Share Purchase Plan Interests

As permitted under Pivotal’s incentive stock option plans (the “Option Plans”) the Board has given notice to the holders of all Options that all unexercised Options whether vested or unvested, will expire and terminate on the Effective Date. The Board provided for these options to terminate on the basis that Talisma has covenanted, in the Arrangement Agreement, to issue new stock options to the holders of the Remaining Options as described under the heading “Proceedings of the Special Committee – Treatment of Options”.

In addition, under the terms of Pivotal’s employee stock purchase plan, all interests of participants will be terminated on the Effective Date and certain amounts will be returned to those participants as required by the plan.

Court Approval

An arrangement under the BCCA requires Court approval. Prior to the mailing of this Information Circular, Pivotal obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. As set out in the Interim Order, the hearing in respect of the Final Order is scheduled to take place at 9:45 a.m. (Vancouver time) on November 19, 2003 or as soon thereafter as is practicable, subject to the approval of the Arrangement by the Common Shareholders and Optionholders at the Meeting and subject to other terms of the Arrangement Agreement. The Interim Order and Petition and the Notice of Hearing of Petition are attached as Exhibits “C” and “D”, respectively to this Information Circular.

Any holder of Common Shares or Options or other interested party who wishes to participate or be represented at the hearing may do so, subject to filing with the Court and serving on Pivotal and Acquisitionco, an appearance on or before 4:00 p.m. (Vancouver time) on November 18, 2003, together with any evidence or materials which are to be presented to the Court. Service of such appearance and evidence or materials must be effected by service upon the solicitors for Pivotal, Borden Ladner Gervais LLP at 1200 — 200 Burrard Street, Vancouver, British Columbia, V7X 1T2 (Attention: Stephen Antle) and the solicitors for Acquisitionco, Farris Vaughan Wills & Murphy, 2600 – 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3 (Attention: Robert J. McDonell).

The authority of the Court is very broad under the BCCA. Pivotal has been advised by counsel that the Court will consider, among other things, the fairness of the Arrangement. The Court may approve the Arrangement either as proposed or as amended in any manner that the Court may direct. However, it is a condition to completion of the Arrangement that the Final Order be satisfactory in form and substance to each of Pivotal and Acquisitionco.

Expenses

The fees, costs and expenses of Pivotal in connection with the Arrangement including, without limitation, financial advisors’ fees, filing fees, legal and accounting fees, and printing and mailing costs, are estimated to be approximately $2,000,000. The parties have agreed that all out-of-pocket third-party expenses incurred in connection with the Arrangement will be paid by the party incurring such expenses.

Source of Funds for Payment

The funds required to effect payment to holders of Common Shares under the Arrangement will be approximately $48 million. Under the Arrangement Agreement, the Oak Affiliates have severally, but not jointly, agreed to pay the consideration by depositing their respective obligated amounts with CIBC Mellon Trust Company. Oak Investment Partners X, LP will pay and deposit approximately $37,793,280 representing 78.736% of the aggregate consideration, and Oak Investment Partners IX LP will pay and deposit approximately $9,278,400, representing 19.33% of the aggregate consideration. The balance will be provided by the three other members of the Oak Affiliates.

Amalgamation

As the final step of the Arrangement, Acquisitionco and Pivotal will be amalgamated to form a company (“Amalco”) also to be known as “Pivotal Corporation”. The memorandum and articles for Amalco will be in the form of the memorandum and articles of Acquisitionco immediately prior to the Effective Date. As Pivotal will be a wholly-owned subsidiary of Acquisitionco prior to the amalgamation, all Common Shares will be cancelled and each issued Acquisitionco Common Share will be exchanged for one common share in the capital of Amalco.

OTHER MATTERS

As of the date hereof, management of Pivotal is not aware of any other matter to come before the Meeting other than as set forth in the Notice of Meeting and this Information Circular.

INCOME TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

In the opinion of Borden Ladner Gervais LLP, tax counsel to Pivotal the following is a summary as at the date hereof of the principal Canadian federal income tax considerations generally applicable to a Common Shareholder other than a member of the Acquisition Group who, for purposes of the Income Tax Act (the “Tax Act”), holds Common Shares as capital property and deals at arm’s length with, and is not affiliated with, Pivotal or Acquisitionco.

All references to Common Shareholders under this heading “Canadian Federal Income Tax Considerations” and under the heading “Summary of Information Circular — Income Tax Considerations” are to the beneficial holders of such Common Shares only.

Common Shares will generally be considered to be held as capital property by a Common Shareholder provided that the Common Shareholder does not hold the Common Shares in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain Common Shareholders resident in Canada whose Common Shares might not otherwise be considered capital property may make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have the Common Shares and every “Canadian security” (as defined in the Tax Act) owned by such shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Common Shares held by “financial institutions” (as defined for purposes of the mark-to-market rules in section 142.2 of the Tax Act), including banks, trust companies, credit unions, insurance companies, registered securities dealers and corporations controlled by one or more of the foregoing, will generally not be held as capital property and will be subject to special “mark-to-market rules”. This summary does not otherwise take into account the mark-to-market rules and shareholders that are “financial institutions” for the purposes of these rules should consult their own tax advisors.

This summary is based upon the provisions of the Tax Act in force on the date hereof and the regulations enacted pursuant thereto, all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current published administrative practices of the Canada Customs and Revenue Agency (the “CCRA”). No assurances can be given that the Tax Proposals will be enacted as proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or actions, or changes in the administrative practices of CCRA, nor does it take into account or consider any provincial, territorial or foreign income tax considerations.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposing of Common Shares, including adjusted cost base, proceeds of disposition and any other amount received by a Common Shareholder, must be converted to Canadian dollars based on the United States-Canadian dollar exchange rate applicable to the effective date of the related acquisition, disposition or recognition of income.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT EXHAUSTIVE OF ALL POSSIBLE CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. THIS SUMMARY IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR COMMON SHAREHOLDER. ACCORDINGLY, COMMON SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

Common Shareholders Resident in Canada

The following summary applies to a Common Shareholder who, at all relevant times, for purposes of the Tax Act is or is deemed to be resident in Canada (a “Canadian Resident Shareholder”).

Disposition of Common Shares under the Arrangement. A Canadian Resident Shareholder who disposes of Common Shares to Acquisitionco for cash under the Arrangement will be considered to have disposed of such shares for proceeds of disposition equal to the cash received. Such shareholder will realize a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition exceed (or are less than) the holder’s adjusted cost base of such Common Shares.

For dispositions of capital property by a Canadian Resident Shareholder, the Canadian Resident Shareholder will be required to include in income 50% of the amount of any capital gain (a “taxable capital gain”) and generally will be entitled to deduct 50% of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized by such holder. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such year to the extent and under the circumstances described in the Tax Act.

If the Canadian Resident Shareholder is a corporation, the amount of any capital loss arising from a disposition of such shares may be reduced by the amount of dividends previously received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such Common Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns such Common Shares. Canadian Resident Shareholders to whom these rules may be relevant should consult their own tax advisors.

A Canadian Resident Shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6-2/3% on its “aggregate investment income” for the year, which will include an amount in respect of taxable capital gains.

Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

Dissenting Common Shareholders. A dissenting Canadian Resident Shareholder who receives a payment from Pivotal equal to the fair market value of its Common Shares as a result of the exercise of such holder’s Dissent Rights will be deemed to have received a taxable dividend equal to the amount by which the payment (other than an amount in respect of interest awarded by a court) exceeds the paid-up capital of such shares, except to the extent that, in the case of a corporation, such deemed dividend is included in the proceeds of disposition of the Common Shares pursuant to subsection 55(2) of the Tax Act.

Deemed dividends received by a dissenting Canadian Resident Shareholder who dissents from the Arrangement will be included in computing such dissenting Canadian Resident Shareholder’s income for purposes of the Tax Act. The gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations will apply to deemed dividends received by individuals. Subject to the potential application of subsection 55(2) of the Tax Act, deemed dividends received by a corporation will normally be deductible in computing taxable income. Certain corporations may be liable to pay a 33 1/3 % refundable tax under Part IV of the Tax Act on such deemed dividends.

Subsection 55(2) of the Tax Act provides that where a corporate shareholder is deemed to receive a dividend under the circumstances described above, all or part of such deemed dividend may be treated as proceeds of disposition of Common Shares and not as a dividend, for the purposes of computing a dissenting Canadian Resident Shareholder’s capital gain on the disposition of such shares. Dissenting Canadian Resident Shareholders that are corporations should consult their own tax advisors with respect to the potential application of these provisions.

A dissenting Canadian Resident Shareholder will also be considered to have disposed of its Common Shares for proceeds of disposition equal to the amount paid to such dissenting Canadian Resident Shareholder less an amount in respect of interest awarded by the Court and the amount of any deemed dividend not included in the proceeds of disposition of Common Shares pursuant to subsection 55(2) of the Tax Act, thereby giving rise to a capital gain or capital loss to the dissenting Canadian Resident Shareholder calculated in accordance with the provisions of the Tax Act. The general tax treatment of capital gains and losses is discussed above under “Disposition of Common Shares under the Arrangement”.

Interest awarded to a dissenting Canadian Resident Shareholder by the Court will be included in the dissenting Canadian Resident Shareholder’s income for purposes of the Tax Act.

United States Currency: Proceeds from a subsequent disposition of United States currency may give rise to a further gain or loss under the Tax Act to the extent that the Canadian dollar has increased (or decreased) against the United States dollar, from the effective date to the time of disposition of the United States dollar by the Common Shareholder.

Common Shareholders Not Resident in Canada

The following portion of the summary applies to a Common Shareholder who, for purposes of the Tax Act has not been and will not be resident or deemed to be resident in Canada at any time while such Common Shareholder has held Common Shares and, except as specifically discussed below, to whom such shares are not “taxable Canadian property” (as defined in the Tax Act) (a “Non-Resident Shareholder”). In addition, this portion of the summary does not apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

Generally, Common Shares will not be taxable Canadian property at a particular time provided that such shares are listed on a prescribed stock exchange (which exchanges currently include the TSX), the holder does not use or hold, and is not deemed to use or hold, the Common Shares in connection with carrying on a business in Canada and the holder, persons with whom such holder does not deal at arm’s length, or the holder together with such persons, has not owned 25% or more of the issued shares of any class or series of the capital stock of Pivotal at any time within five years preceding the particular time.

Disposition of Common Shares under the Arrangement. If Common Shares are or are deemed to be taxable Canadian property to a particular Non-Resident Shareholder, on the disposition or deemed disposition thereof, such holder will realize a capital gain (or a capital loss) generally computed in the manner described above under “Residents of Canada”. Any such capital gain may be exempt from tax under the Tax Act under the terms of an income tax treaty between Canada and the country in which the Non-Resident Shareholder resides.

If the Common Shares are or are deemed to be taxable Canadian property and the disposition of such Common Shares by a Non-Resident Holder gives rise to a capital gain which is not exempt from Canadian tax under the terms of an applicable income tax treaty, the tax consequences as described above under the heading “Disposition of Common Shares under the Arrangement” generally will apply. Non-Resident Holders whose Common Shares are taxable Canadian property should consult their own tax advisors with respect to their particular circumstances.

Dissenting Non-Resident Shareholders. A Non-Resident Shareholder who exercises its Dissent Rights and receives a payment from Pivotal for its Common Shares as a result of the exercise of such holder’s Dissent Rights will be deemed to have received a taxable dividend equal to the amount by which the payment (other than an amount in respect of interest awarded by a court) exceeds the paid-up capital of such shares. A dissenting Non-Resident Shareholder will also be considered to have disposed of its Common Shares for proceeds of disposition equal to the amount paid to such dissenting Non-Resident Shareholder less an amount in respect of interest awarded by the Court and the amount of any deemed dividend, except that no capital gain or loss will be realized on the disposition of such holder’s Pivotal Common Shares for purposes of the Tax Act provided such Common Shares are not “taxable Canadian property” to such holder at the time of disposition. Dissenting Non-Resident Holders will be subject to withholding tax under the Tax Act in respect of deemed dividends and interest arising from the disposition of such holder’s Common Shares. The applicable withholding tax rate is 25% in respect of such amounts, although such rate may be reduced under the provisions of an applicable income tax treaty.

U.S. Federal Income Tax Considerations

The following is a summary of the anticipated material U.S. federal income tax consequences to U.S. Holders (as defined below) arising from and relating to the Arrangement.

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO A U.S. HOLDER AS A RESULT OF THE ARRANGEMENT. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR U.S. FEDERAL INCOME TAX ADVICE WITH RESPECT TO ANY U.S. HOLDER. ACCORDINGLY, U.S. HOLDERS SHOULD CONSULT THEIR OWN FINANCIAL ADVISOR, LEGAL COUNSEL OR ACCOUNTANT REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ARRANGEMENT.

Scope of this Disclosure

     Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS and U.S. court decisions that are applicable as of the date of this Information Circular. The Code, Treasury Regulations and judicial and IRS interpretations thereof may change at any time, however, and any such change could be retroactive to the date of this Information Circular. This summary does not consider or discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied, possibly on a retroactive basis, at any time.

     U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Common Shares that, for U.S. federal income tax purposes, is (a) a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of its source or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust.

     Non-U.S. Holders

A “non-U.S. Holder” is a beneficial owner of Common Shares other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the Arrangement to non-U.S. Holders. Accordingly, non-U.S. Holders should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, state, local and foreign tax consequences of the Arrangement and the potential application of any tax treaties.

     Persons Subject to Special U.S. Federal Income Tax Rules Not Addressed

     This summary does not address the U.S. federal income tax consequences of the Arrangement to persons (including U.S. Holders) that are subject to special provisions under the Code, including the following persons: (a) persons that are tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (b) persons that are financial institutions, insurance companies, real estate investment trusts, regulated investment companies, or brokers, dealers or traders in securities; (c) persons that have a “functional currency” other than the U.S. dollar; (d) persons subject to the alternative minimum tax provisions of the Code; (e) persons that own Common Shares as part of a straddle, hedging, conversion transaction, constructive sale or other arrangement involving more than one position; (f) persons that acquired Common Shares through the exercise of employee stock options or otherwise as compensation for services; (g) persons that are partners of partnerships or that are owners of other entities classified as partnerships or “pass-through” entities for U.S. federal income tax purposes; and (h) persons that own Common Shares other than as a capital asset within the meaning of Section 1221 of the Code. Persons that are subject to special provisions under the Code, including person described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, state, local and foreign tax consequences of the Arrangement.

     This summary also does not address the U.S. federal income tax consequences of the Arrangement to Pivotal, Talisma, Acquisitionco or any member of the Oak Affiliates.

     Particular Circumstances and Tax in Other Jurisdictions Not Addressed

This summary does not take into account the particular facts and circumstances, with respect to U.S. federal income tax issues, of any particular U.S. Holder. This summary also does not address U.S. state or local tax consequences, or the tax consequences in jurisdictions other than the U.S., of the Arrangement to U.S. Holders. Each U.S. Holder should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, state, local and foreign tax consequences of the Arrangement.

     Treaty Application to Certain Persons

U.S. Holders who do not maintain a substantial presence, permanent home or habitual abode in the U.S., or whose personal and economic relations are not closer to the U.S. than to any other country (other than Canada), may be unable to benefit from the provisions of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”). U.S. Holders described immediately above should consult their own financial advisor, legal counsel or accountant regarding the availability of benefits under the Canada-U.S. Tax Convention.

     Transactions Not Addressed

This summary does not address the U.S. federal income tax consequences to U.S. Holders of transactions entered into prior to, concurrently with or subsequent to the Arrangement (regardless of whether any such transaction is undertaken in connection with the Arrangement), including, but not limited to, the following transactions: (a) any exercise of any stock option, warrant or other right to acquire Common Shares, (b) any conversion into Common Shares of any notes, debentures or other debt instruments of Pivotal, (c) any conversion of one class of shares of Pivotal into a different class of shares of Pivotal or (d) any transaction in which Common Shares are acquired.

     Assumptions Regarding Pivotal

This summary is based on certain factual assumptions with respect to the business activities, assets and shareholders of Pivotal, including the following: (a) Pivotal has never been, and will not be immediately prior to Arrangement, (i) a “controlled foreign corporation” (as defined in Section 957(a) of the Code), (ii) a “foreign investment company” (as defined in Section 1246(b) of the Code) or (iii) a “foreign personal holding company” (as defined in Section 552 of the Code); and (b) Pivotal was not for its 1999 fiscal year, has not been for any subsequent fiscal year and will not be immediately prior to the Arrangement a “passive foreign investment company” (as defined in Section 1297 of the Code).

If any one or more of such factual assumptions proves to be untrue or inaccurate, the positions taken in this summary may not apply, and the actual U.S. federal income tax consequences of the Arrangement to U.S. Holders may be materially different than the U.S. federal income tax consequences discussed in this summary.

U.S. Federal Income Tax Consequences to U.S. Holders

     U.S. Holders That Transfer Common Shares to Acquisitionco for Cash

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder that transfers Common Shares to Acquisitionco in exchange for cash pursuant to the Arrangement generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the amount of cash received by such U.S. Holder from the Oak Affiliates and (b) such U.S. Holder’s tax basis in the Common Shares transferred to Acquisitionco. Subject to the PFIC rules discussed below, such gain or loss recognized generally will be capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Shares is more than one year. (See “Passive Foreign Investment Company Rules” below). Such gain generally will be U.S. source gain for purposes of applying the foreign tax credit rules, unless such gain is subject to tax in Canada and is resourced as foreign source gain under the provisions of the Canada-U.S. Tax Convention. (See “Foreign Tax Credits for Canadian Taxes Paid or Withheld” below).

Preferential U.S. federal income tax rates apply to long-term capital gains of U.S. Holders other than corporations. There are currently no preferential U.S. federal income tax rates for long-term capital gains of U.S. Holders that are corporations. Deductions for capital losses are subject to significant limitations. For U.S. Holders other than corporations, an unused net capital loss may be carried over to be used in later tax years, until such net capital loss is thereby exhausted. For U.S. Holders that are corporations (other than corporations subject to Subchapter S of the Code), an unused net capital loss may be carried back three years from the loss year and carried forward five years from the loss year, to be offset against capital gains until such net capital loss is thereby exhausted.

     Passive Foreign Investment Company Rules

The rules discussed in this summary regarding the timing and character of gain or loss recognized by a U.S. Holder pursuant to the Arrangement generally will not apply if Pivotal qualified as a PFIC at any time during a U.S. Holder’s holding period for the Common Shares. (See “U.S. Holders that Transfer Common Shares to Acquisitionco for Cash” above and “U.S. Holders That Exercise the Dissent Rights” below).

Section 1297 of the Code defines a PFIC as a corporation that is not formed in the U.S. if, for any taxable year, either (a) 75% or more of its gross income is “passive income” or (b) the average percentage, by fair market value (or, if the corporation is not publicly traded and either is a controlled foreign corporation, as defined in Section 957(a) of the Code, or makes an election, by adjusted tax basis), of its assets that produce or are held for the production of “passive income” is 50% or more. “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. However, gains resulting from commodities transactions generally are excluded from the definition of passive income if “substantially all” of a merchant’s, producer’s or handler’s business is as an active merchant, producer or handler of such commodities.

For purposes of applying the PFIC income test and assets test, if a foreign corporation owns, directly or indirectly, at least 25% by value of the stock of another corporation, such foreign corporation will be treated as if it (a) held a proportionate share of the assets of such other corporation, and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of applying the PFIC income test and asset test, “passive income” does not include any interest, dividends, rents or royalties that are received or accrued from a “related” person to the extent that such item is properly allocable to the income of such related person that is not passive income. A person is “related” to a foreign corporation if such person controls the foreign corporation, if such person is controlled by the foreign corporation or if such person is controlled by the same persons that control the foreign corporation. For these purposes, “control” means ownership, directly or indirectly, of stock possessing more than 50% of the total voting power of all classes of stock entitled to vote or of the total value of stock of a corporation.

If Pivotal qualified as a PFIC at any time during a U.S. Holder’s holding period for the Common Shares, such U.S. Holder would be required to pro rate all gains recognized on the disposition of the Common Shares over such U.S. Holder’s entire holding period for the Common Shares. Any gains allocated to prior years in the U.S. Holder’s holding period for the Common Shares (other than years prior to the first taxable year of Pivotal during such U.S. Holder’s holding period and beginning after January 1, 1987 for which Pivotal was a PFIC) would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year. A U.S. Holder would be liable for interest on the resulting U.S. federal income tax liability for each such prior year, calculated as if such tax liability had been due with respect to each such prior year. A U.S. Holder that is not a corporation would be required to treat this interest charge as “personal interest,” which is not deductible. The balance of the gain recognized by the U.S. Holder would be treated as ordinary income in the year of the disposition of the Common Shares, and no interest charge would be incurred with respect to such gain.

If a U.S. Holder made a timely election to treat Pivotal as a qualified electing fund (a “QEF”) the rules discussed immediately above generally would not apply to the disposition of such U.S. Holder’s Common Shares. However, because certain requirements with respect to the QEF election have not been and will not be satisfied, a U.S. Holder may not elect to treat Pivotal as a QEF. In addition, if a U.S. Holder made a “mark-to-market election” with respect to Pivotal, the rules discussed immediately above generally would not apply to the disposition of such U.S. Holder’s Common Shares.

Pivotal believes that it did not qualify as a PFIC for its 1999 fiscal year, did not qualify as a PFIC in subsequent fiscal years and will not qualify as a PFIC immediately prior to Arrangement. However, it is possible that Pivotal qualified as a PFIC for fiscal years prior to its 1999 fiscal year. The PFIC rules are very complicated, and U.S. Holders should consult their own financial advisor, legal counsel or accountant regarding the PFIC rules and the application of the PFIC rules to the Arrangement.

     U.S. Holders That Exercise the Dissent Rights

     Subject to the PFIC rules discussed above, a U.S. Holder that exercises the Dissent Rights and is paid the fair market value of such U.S. Holder’s Common Shares in cash by Pivotal generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the amount of cash received by such U.S. Holder from Pivotal (other than amounts, if any, that are treated as interest for U.S. federal income tax purposes) and (b) such U.S. Holder’s tax basis in the Common Shares transferred to Pivotal. Subject to the PFIC rules discussed above, such gain or loss recognized generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S.

Holder’s holding period for the Common Shares is more than one year. (See “Passive Foreign Investment Company Rules” above). Such gain generally will be U.S. source gain for purposes of applying the foreign tax credit rules, unless such gain is subject to tax in Canada and is resourced as foreign source gain under the provisions of the Canada-U.S. Tax Convention. (See “Foreign Tax Credits for Canadian Taxes Paid or Withheld” below). Any amounts received by a U.S. Holder upon exercise of the Dissent Rights that are properly treated as interest for U.S. federal income tax purposes will be taxed as ordinary income.

     Preferential U.S. federal income tax rates apply to long-term capital gains of U.S. Holders other than corporations. There are currently no preferential U.S. federal income tax rates for long-term capital gains of U.S. Holders that are corporations. Deductions for capital losses are subject to significant limitations. For U.S. Holders other than corporations, an unused capital loss may be carried over to be used in later tax years, until such net capital loss is thereby exhausted. For U.S. Holders that are corporations (other than corporations subject to Subchapter S of the Code), an unused capital loss may be carried back three years from the loss year and carried forward five years from the loss year, to be offset against capital gains until such net capital loss is thereby exhausted.

     Foreign Tax Credits for Canadian Taxes Paid or Withheld

A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the Arrangement may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for U.S. federal income tax purposes. However, a U.S. Holder may not be entitled to a deduction or credit for U.S. federal income tax purposes with respect to any Canadian income tax withheld on a “deemed dividend” arising in connection with the exercise of the Dissent Rights (See “Canadian Federal Income Tax Considerations—Common Shareholders Not Resident in Canada—Dissenting Non-Resident Shareholders” above).

There are significant and complex limitations that apply to the foreign tax credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income (including “passive income,” “high withholding tax interest,” “financial services income,” “shipping income,” and certain other categories of income). The foreign tax credit rules are very complicated, and U.S. Holders should consult their own financial advisor, legal counsel or accountant regarding the foreign tax credit rules and the application of the foreign tax credit rules to the Arrangement.

Information Reporting and Backup Withholding Requirements

Certain information reporting and backup withholding rules may apply with respect to dividends paid on, or the proceeds arising from the sale, redemption or other disposition of, the Common Shares. Payments of cash received by a U.S. Holder pursuant to the Arrangement generally will be subject to information reporting and backup withholding, at the rate of 28%, if such U.S. Holder (a) fails to furnish its correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if required information is furnished to the IRS. U.S. Holders should consult their own financial advisor, legal counsel or accountant regarding the information reporting and backup withholding rules, and the application of the information reporting and backup withholding rules to the Arrangement.

No Legal Opinion or IRS Ruling

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Arrangement to U.S. Holders. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the Code, Treasury Regulations and judicial and IRS interpretations thereof are subject to various interpretations, the IRS and the U.S. courts could disagree with the positions taken in this summary.

INFORMATION RELATING TO PIVOTAL

Ownership of Common Shares

To the best of the knowledge of the directors and senior officers of Pivotal, on the Record Date, no person beneficially owned, directly or indirectly, or exercised control or direction over Common Shares carrying more than 10% of the votes entitled to be cast by holders of Common Shares at the Meeting other than Eric Rosenfeld, a director of Pivotal, who has control or direction over 2,773,550 Common Shares owned directly or indirectly by Crescendo Partners II L.P. Series V, representing approximately 10.6% of the Common Shares outstanding on the Record Date.

On the Record Date, the directors and senior officers of Pivotal, as a group beneficially owned or had voting control or direction over 5,737,167 Common Shares and voting control or direction over 1,326,350 votes relating to Options. This results in the directors and senior officers, as a group, controlling an aggregate of approximately 21.8% of the number of votes to be cast at the Meeting by Common Shareholders and approximately 23.8% of the number of votes to be cast at the Meeting by Common Shareholders and Optionholders voting together as a class. As of the date hereof, all directors and senior officers of Pivotal have indicated their intention to vote their Common Shares and Options in favour of the Arrangement at the Meeting.

Dividend Policy

Pivotal has never declared or paid any cash dividends since its initial public offering in August 1999. It is the present policy of Pivotal to retain all earnings to support the growth of the business. Assuming the Arrangement is not completed, it is expected that no cash dividends will be paid on any of its shares in the foreseeable future. Any future payment of dividends will be determined by the Board of Directors on the basis of Pivotal earnings, financial requirements and other relevant factors.

Directors and Officers

The directors and senior officers of Pivotal as of the Record Date, their positions and their holdings of Common Shares and Options are as follows:

					% of Votes
					of Common
			% of		Shares and
Name and		Number	Common	Number of	Options
Residence	Position	of Shares	Shares	Options	combined

Kent Roger (Bo) Manning	President, Chief Executive Officer and Director	Nil	—	1,100,000	2.23

Divesh Sisodraker	Chief Financial Officer and Director	11,104	0.04%	218,500	0.57

Norman B. Francis	Director	1,966,600	7.48%	107,000	6.82

Keith R. Wales	Director	925,800	3.52%	85,000	3.24

Jeremy A. Jaech	Director	60,000	0.23%	75,000	0.32

Steven M. Gordon	Director	Nil	—	75,000	0.12

Howard Gwin	Director	Nil	—	60,000	0.17

Eric Rosenfeld	Director	2,773,550(1)	10.6%	40,000	9.47

John O’Hara	EVP, International	nil	—	160,000	0.32

Joe Dworak	SVP, Professional Services	3,921	0.01%	160,000	0.45

Errol Olsen	VP, Finance	Nil	—	38,000	0.09

Trevor Wiebe	In-house counsel	Nil	—	7,500	0.03

(1)	These shares are owned by Crescendo Partners II L.P. Series V. Mr. Rosenfeld has voting control or direction over such shares, as well as a beneficial interest in such shares.

On the Record Date, the directors and senior officers of Pivotal, as a group beneficially owned or had voting control or direction over 5,740,975 Common Shares and voting control or direction over 1,333,850 votes relating to Options resulting in their controlling an aggregate of approximately 21.9% of the number of votes to be cast at the Meeting by Common Shareholders and approximately 23.82% of the number of votes to be cast at the Meeting by Common Shareholders and Optionholders combined. As of the date hereof, all directors and senior officers of Pivotal have indicated their intention to vote their Common Shares and Options in favour of the Arrangement at the Meeting.

Executive Compensation

The following table sets forth information concerning the total compensation during the three most recently computed financial years of Pivotal for its Chief Executive Officer and its four other most highly compensated officers (collectively, the “Named Executive Officers”) who were serving as executive officers at the end of the most recently completed financial year end whose annual compensation exceed CDN$100,000:

Summary Compensation Table

		Annual Compensation							Long Term Compensation

									Awards	Payouts
					Other
	Year				Annual		All Other		Restricted	Securities
Name and	ended	Salary	Bonus		Compensation		Compensation		Stock	Underlying	LTIP
Principal Position	June 30	(U.S. $)	(U.S. $)		(U.S. $)		(U.S.$)		Awards	Options	Payouts

Kent Roger (Bo)
Manning(1)
President and Chief	2003	$350,000	$233,654		—		—		—	100,000	—
Executive Officer	2002	$298,397	$178,846		—		—		—	1,000,000	—

Jesper Andersen(2)
Executive Vice President,	2003	$275,000	$82,500		—		—		—	25,000	—
Products	2002	$ 68,750	—		—		—		—	290,000	—

Robert Douglas(3)
Executive Vice President,
North American Sales and	2003	$250,000	$81,489		—		—		—	35,000	—
Operations	2002	$173,397	$87,500		—		—		—	300,000	—

John O’Hara(4)	2003	$220,332*	$121,406	*	$18,886	*(5)	$22,033	*	—	35,000	—
Executive Vice President,	2002	$202,049*	$64,944	*	$17,319	*(5)	$14,432	*	—	125,000	—
EMEA	2001	$ 4,219*	—		—		—		—	—	—

Joseph Dworak(6)
Senior Vice President,	2003	$275,000	$82,766		—		—		—	35,000	—
North American Services	2002	$190,737	$78,385		—		—		—	125,000	—

*	Compensation originally denominated in British pounds has been converted using the average exchange rate during the year being 1.5738, 1.44321 and 1.44321 for the years ended June 30, 2003, 2002 and 2001, respectively.

(1)	Mr. Manning was appointed President and Chief Executive Officer on August 27, 2001. Mr. Manning’s 2002 salary is from August 27, 2001 to June 30, 2002.

(2)	Mr. Andersen’s 2002 salary is from April 1 to June 30, 2002. Mr. Andersen resigned his employment with Pivotal in August 2003.

(3)	Mr. Douglas’ 2002 salary is from October 23, 2001 to June 30, 2002. Mr. Douglas’ employment with Pivotal was terminated on July 31, 2003.

(4)	Mr. O’Hara commenced employment on June 25, 2001.

(5)	Represents Mr. O’Hara’s car allowance.

(6)	Mr. Dworak’s 2002 salary is from October 23, 2001 to June 30, 2002.

Aggregated Option Grants, Exercises and Fiscal Year-End Values

The following table provides information regarding stock option grants to the Named Executive Officers during the fiscal year ended June 30, 2003. The potential realizable value of the options is calculated based on the assumption that the common shares appreciate at the annual rate shown, compounded annually, from the date of grant until the expiration of their term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future Common Share price growth. Potential realizable values are computed by:

•	multiplying the number of common shares subject to a given option by the exercise price;

•	assuming that the aggregate share value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire term of the option; and

•	subtracting from that result the aggregate option exercise price.

Option Grants During the Most Recently Completed Fiscal Year

	INDIVIDUAL GRANTS

					POTENTIAL REALIZABLE VALUE AT
		% OF TOTAL			ASSUMED ANNUAL RATES OF SHARE
	NUMBER OF	OPTIONS			PRICE APPRECIATION
	SECURITIES	GRANTED TO	EXERCISE		FOR OPTION TERM
	UNDERLYING	EMPLOYEES IN	PRICE PER	EXPIRATION
NAME	OPTIONS(1)	FISCAL YEAR	SHARE(2)	DATE	5%	10%

Kent Roger (Bo) Manning	100,000	3.28%	$0.79	Nov. 25, 2012	$49,683	$125,906
Jesper Andersen	25,000	0.82%	$0.79	Nov. 25, 2012	$12,421	$31,476
Robert Douglas	35,000	1.15%	$0.79	Nov. 25, 2012	$17,389	$44,067
John O’Hara	35,000	1.15%	$0.79	Nov. 25, 2012	$17,389	$44,067
Joseph Dworak	35,000	1.15%	$0.79	Nov. 25, 2012	$17,389	$44,067

(1)	All stock options are for Common Shares.

The following table provides information regarding the exercise of options to purchase Common Shares by the Named Executive Officers during the fiscal year ended June 30, 2003. The value of unexercised in-the-money options is based on the closing price of Common Shares on the Nasdaq National Market on June 30, 2003 of $1.08 minus the exercise price per share.

Aggregated Option Exercises During the Most Recently Completed Fiscal Year and Financial
Year-End Option Values

			NUMBER OF SECURITIES		VALUE OF UNEXERCISED
			UNDERLYING UNEXERCISED		IN-THE-MONEY OPTIONS AT
			OPTIONS AT FISCAL YEAR-END		FISCAL YEAR-END

	SHARES ACQUIRED	VALUE
NAME	ON EXERCISE	REALIZED	EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE

Kent Roger (Bo) Manning	Nil	Nil	25,000	75,000	$7,250	$21,750
Jesper Andersen	Nil	Nil	6,250	18,750	$1,813	$5,438
Robert Douglas	Nil	Nil	8,750	26,250	$2,537	$7,613
John O’Hara	Nil	Nil	8,750	26,250	$2,537	$7,613
Joseph Dworak	Nil	Nil	8,750	26,250	$2,537	$7,613

Compensation of Directors

Pivotal does not currently pay cash compensation to directors for serving on its Board of Directors, but it does reimburse Directors for out-of-pocket expenses for attending board and committee meetings and in certain cases, offer stipends for either in person, or telephonic attendance at committee meetings. Pivotal does not provide additional compensation for committee participation or special assignments of the Board of Directors, except that Pivotal did provide members of the Special Committee with a fee of $1,000 per meeting. Each of Pivotal’s non-employee directors, Messrs. Francis, Wales, Jaech, Gordon, Lochhead and Gwin received stock options for their participation on Pivotal’s Board of Directors for the year ended June 30, 2003. Messrs. Francis, Wales, Jaech, Gordon, Lochhead and Gwin each received options to purchase 20,000 Common Shares at an exercise price of $0.78 per share. The exercise price per share was equal to the fair market value of the Common Shares on the date of grant. The Common Shares subject to each grant vest and become exercisable 12 months from the date of grant. Mr. Rosenfeld was appointed director on July 1, 2003 and received options to purchase 40,000 Common Shares at an exercise price of $1.00. The options vest as to 25% of Common Shares after one year and the balance vests as to 12.5% every six months thereafter.

Composition of the Compensation Committee

The Compensation Committee is responsible for establishing and monitoring Pivotal’s long range plans and programs for attracting, training, developing and motivating employees. The Committee reviews recommendations for the appointment of persons to senior executive positions, considers terms of employment, including succession planning and matters of compensation and recommends awards under Pivotal’s incentive stock option plan and the employee share purchase plan. In the financial year ended June 30, 2003, this Committee met three times. The Committee is composed of Jeremy A. Jaech and Howard Gwin neither of whom are current or former officers of Pivotal. All members of the Committee are unrelated Directors.

Report on Executive Compensation

The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors the compensation and benefits of all Pivotal’s executive officers and establishes and reviews general policies relating to compensation and benefits of Pivotal’s employees.

Pivotal’s compensation policies and programs are designed to be competitive with similar customer relationship management companies in the e-commerce environment and to recognize and reward executive performance consistent with the success of Pivotal’s business. These policies and programs are intended to attract and retain capable and experienced people.

In addition to industry comparables, the Committee considers a variety of factors when determining both compensation policies and programs and individual compensation levels. These factors include the long range interests of Pivotal and its shareholders, overall financial and operating performance of Pivotal and the Committee’s assessment of each executive’s individual performance and contribution towards annual goals and objectives.

The total compensation plan for executive officers is comprised of four components: base salary, cash bonuses, stock options and an employee stock purchase plan. In establishing base salaries, the Committee reviews competitive market data for each of the executive positions and determines placement at an appropriate level in a range. Compensation levels are typically negotiated with the candidate for the position prior to his or her final selection as an executive officer. The compensation range for executives normally moves annually to reflect external factors such as inflation. Cash bonuses are used to reward officers for meeting specific performance targets as mutually agreed upon on an annual basis. The third component of the compensation plan is the incentive stock option plan, which is intended to emphasize management’s commitment to growth of Pivotal and the enhancement of shareholder value. The fourth component of the compensation plan is the employee stock purchase plan, which is used to encourage participants to remain in the employ of Pivotal and to have a strong commitment to, and a personal interest in, the success of Pivotal.

Presented by the Compensation Committee of the Board of Directors of Pivotal:

JEREMY A. JAECH
HOWARD GWIN

Terms and Conditions of Employment Contracts

Each of the Named Executive Officers currently employed with Pivotal has executed an employment agreement with Pivotal. The agreements between Pivotal and the Named Executive Officers provide for termination by them upon three months’ written notice to Pivotal, while Pivotal may terminate their employment at any time for cause. If Pivotal terminates the employment of Bo Manning or Joe Dworak other than for cause, these agreements require Pivotal to give notice or compensation in lieu of notice in the amount of, in the case of Mr. Manning, one year’s base salary and, in the case of Mr. Dworak, eight months’ base salary.

If substantially all the shares or assets of Pivotal are acquired by a third party in an acquisition and either Bo Manning or Joe Dworak is terminated within six months without cause, their agreements provide that 50% of their outstanding Options at the date of acquisition will vest immediately and the remainder will be cancelled. These termination provisions do not apply if (a) there is no reduction in their aggregate compensation and (b) they are offered a senior position operating a business unit in substantially the same business as Pivotal, located within North America, equal to or larger than Pivotal’s business as of the date of acquisition. Notwithstanding the foregoing, if the Arrangement is completed, the Options held by Messrs. Manning and Dworak will be treated the same as all other Options. See “The Arrangement – Proceedings of Special Committee – Treatment of Options”.

Under the terms their employment agreements with Pivotal, the Named Executive Officers are restricted from interfering with the employees, customers or business of Pivotal for a period of twelve months following the date of termination, whether voluntary or involuntary or with or without cause.

Performance Graph

The following graph compares the monthly percentage change in the Company’s cumulative total shareholder return on its Common Shares with the cumulative total return of the NASDAQ National Market(1), for the period from July 1, 2002 to June 30, 2003.

Note:

(1)	The Company completed an initial public offering and its securities were listed on the NASDAQ National Market on August 5, 1999. The Company’s securities were listed on the Toronto Stock Exchange on August 17, 2000.

Auditors, Transfer Agents and Registrar

The auditors of Pivotal are Deloitte & Touche LLP, Chartered Accountants, Vancouver, Canada. The transfer agent and registrar for the Common Shares is CIBC Mellon Trust Company.

DISSENT RIGHTS

There is no statutory right of dissent and appraisal in respect of plans of arrangement under the BCCA. However, pursuant to the terms of the Interim Order and the Plan of Arrangement, Pivotal has granted to registered Common

Shareholders who object to the Arrangement Resolutions, the Dissent Right in respect of their Common Shares. The Dissent Right granted by the Court in the Interim Order which incorporates Article V of the Plan of Arrangement is described, in summary, below. While the terms of such Dissent Right are based upon the dissenting shareholder provisions of Section 207 of the BCCA, the text of which is set out in Exhibit “E” to this Information Circular, they are not completely identical to such provisions. In order to validly exercise the Dissent Right, registered Common Shareholders must strictly comply with the provisions of the Interim Order as described below.

A registered Common Shareholder who wishes to exercise the Dissent Right must give written Notice of Dissent (a “Notice of Dissent”) to Pivotal by delivering such Notice of Dissent to the registered offices of Pivotal at Suite 700 – 858 Beatty Street, Vancouver, British Columbia, V6B 1C1, Attention: Trevor Wiebe, to be actually received not later than 4:00 p.m. (Vancouver time) on November 14, 2003. Non-registered Common Shareholders may not exercise dissent rights directly. Such holders should contact the registered holder of their shares for instructions on how to properly exercise dissent rights.

To be valid, a Notice of Dissent must:

(a)	state that such registered Common Shareholder is exercising the Dissent Right; and

(b)	specify the number of Common Shares in respect of which such Dissenting Holder is exercising the Dissent Right.

The delivery of a Notice of Dissent does not deprive a Common Shareholder of the right to vote at the Meeting on the Arrangement Resolutions. A vote against the Arrangement Resolutions, whether in person or by proxy, does not constitute a Notice of Dissent. A Common Shareholder is not entitled to exercise the Dissent Right with respect to any Common Shares if the Common Shareholder votes (or instructs or is deemed, by submission of any incomplete Proxy, to have instructed his or her proxyholder to vote) in favour of the Arrangement Resolutions. A Common Shareholder, however, may vote as a proxyholder for another Common Shareholder whose proxy required an affirmative vote, without affecting the right of the proxyholder to exercise the Dissent Right.

All Common Shares held by a Dissenting Holder shall be deemed to be transferred to and acquired by Pivotal for the consideration determined pursuant to the dissent procedures (the “Dissent Procedures”) specified in the Interim Order, as described below, and the name of such Dissenting Holder shall be removed from the register of members of Pivotal. Every Dissenting Holder who has complied with the Dissent Procedures and who has not previously withdrawn from pursuing them to conclusion, will be paid the price per Common Share described below.

If Pivotal intends to complete the Arrangement, it will give each Dissenting Holder notice that the Arrangement Resolutions have been duly passed and that it intends to complete the Arrangement. On receiving such notice, a Dissenting Holder is entitled to require Pivotal to purchase all of the Common Shares in respect of which the Notice of Dissent was given. A Dissenting Holder wishing to exercise this right must deliver to Pivotal within 14 days after Pivotal gives its notice:

(a)	a notice requiring Pivotal to purchase all the Common Shares in respect of which the Notice of Dissent was given; and

(b)	the certificates representing all the Common Shares in respect of which the Notice of Dissent was given,

and thereupon the Dissenting Holder is bound to sell those Common Shares to Pivotal and Pivotal is bound to purchase them for their fair value.

If the Arrangement becomes effective, Pivotal will be required to determine the fair value of Common Shares in respect of which a Notice of Dissent was given and to make a written offer to pay such amount to the Dissenting Holders. Fair value will be the fair value of the Common Shares as of the day before the Arrangement Resolutions were passed. If such offer is not made and accepted within 30 days after the Effective Date, Pivotal may apply to the

Court to fix the fair value of Common Shares. There is no obligation on Pivotal to apply to the Court. If an application to the Court is made by either Pivotal or a Dissenting Holder, the Dissenting Holder will be entitled to be paid the amount fixed by the Court. On any such application to the Court:

(a)	all Dissenting Holders who have not withdrawn their Notices of Dissent will be joined as parties and will be bound by the decision of the Court; and

(b)	Pivotal will notify each such Dissenting Holder of the date, place and consequences of the application and of the right to be heard in person or by counsel.

Any notice required to be given by Pivotal or a Dissenting Holder to the other in connection with the exercise of the Dissent Right will be deemed to have been given and received, if delivered, on the day of delivery, or, if mailed, on the earlier of the date of receipt and the first Business Day after the day of mailing, or if sent by telecopier or other similar form of transmission, the first Business Day after the date of transmittal.

A Dissenting Holder who:

(a)	properly exercises the Dissent Right by complying with all of the Dissent Procedures required to be complied with by a Dissenting Holder, will:

(i)	be deemed not to have participated in the Arrangement in the same manner as other Common Shareholders who participate in the Arrangement; and

(ii)	as of the Effective Time on the Effective Date, cease to have any rights other than the right to be paid the fair value of the Common Shares by Pivotal in accordance with the Dissent Procedures; or

(b)	seeks to exercise the Dissent Right, but:

(i)	who for any reason does not properly fulfil each of the Dissent Procedures required to be fulfilled by a Dissenting Holder; or

(ii)	subsequent to giving the Notice of Dissent, acts inconsistently with such dissent,

will be treated in the same fashion as, and be entitled to receive the same consideration as a Common Shareholder who participates in the Arrangement.

Common Shareholders who wish to exercise the Dissent Right should consult their legal advisors with respect to the legal rights available to them in relation to the Arrangement and the Dissent Right. Common Shareholders should note that the exercise of Dissent Rights can be a complex, time-consuming and expensive procedure. It should also be noted that the Dissent Right is available only to Common Shareholders whose names are entered in Pivotal’s register of members.

DEPOSIT AND TRANSMITTAL

Deposit and Payment

The details of the procedures for the deposit of certificates representing Common Shares and the delivery by the Depository of the consideration to be paid for the Common Shares are set out in the Letter of Transmittal (printed on green paper) provided to holders of Common Shares herewith. Common Shareholders who do not receive a Letter of Transmittal, or require an additional Letter of Transmittal should contact the Depository.

The Depository will forward to all Common Shareholders (who are not members of the Acquisition Group) who, prior to the Effective Date, have deposited their properly completed and executed Letters of Transmittal, together with their Common Share certificates, payment in the amount of $1.78 per Common Share as soon as reasonably practicable on or after the Effective Date. The Depository will forward to Common Shareholders (who are not members of the Acquisition Group) who, after the Effective Date, have deposited their properly completed and executed Letters of Transmittal, together with their Common Share certificates, payment in the amount of $1.78 per Common Share as soon as practicable following the receipt by the Depository of such Letters of Transmittal and Common Share certificates.

Common Shareholders who do not forward to the Depository properly completed and executed Letters of Transmittal, together with their Common Share certificates, will not receive the consideration to which they are otherwise entitled under the Arrangement until proper tender is made. At and after 1:00 p.m. (Vancouver time) on the Effective Date, certificates formerly representing Common Shares shall represent only the right to receive payment therefor in accordance with the Plan of Arrangement.

If the Arrangement Agreement is terminated and the Arrangement is not completed, all certificates representing Common Shares delivered to the Depository will be returned, at the expense of Pivotal, to the holders of such shares following such termination, along with any other relevant documents.

Letter of Transmittal

Common Shareholders wishing to deliver their certificates representing Common Shares must deliver to the Depository, at any of the offices specified in the Letter of Transmittal, the following documents:

(a)	the certificate or certificates representing the Common Shares held by the Common Shareholder;

(b)	the Letter of Transmittal (printed on green paper) or a manually signed facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

(c)	all other documents required by the instructions set out in the Letter of Transmittal in accordance with the specific circumstances of each Common Shareholder.

U.S. shareholders should be aware that the Letter of Transmittal also contains a section entitled “Substitute Form W-9”. All U.S. shareholders must complete this section of the Letter of Transmittal. Failure to do so may result in a withholding of 28% of the amounts otherwise payable to such U.S. shareholders.

Guarantee of Signatures

If (a) the Letter of Transmittal is signed by a person other than the registered owner(s) of the Common Shares, or (b) the amount to be paid on the Arrangement or, if the Arrangement is not effective, the Common Shares to be returned are to be sent to a person other than such registered owner(s) or sent to an address other than the address of the registered owner(s) as shown on the register of members of Pivotal, the signature on the Letter of Transmittal must be guaranteed by a Canadian chartered bank, a trust company in Canada, a commercial bank or trust company having an office, branch or agency in the United States, a member of the Investment Dealers Association of Canada, a member of a recognized stock exchange in Canada, a member of a national securities exchange in the United States or a member of the National Association of Securities Dealers, Inc. (an “Eligible Institution”) or in some other manner satisfactory to the Depository (except that no guarantee is required if the signature is that of an Eligible Institution).

Fiduciaries, Representatives and Authorizations

Where the Letter of Transmittal is executed by a person on behalf of an executor, administrator, trustee, guardian, corporation, partnership or association or is executed by any other person acting in a representative capacity, the Letter of Transmittal must be accompanied by satisfactory evidence of the authority to act. Any of Acquisitionco or the Depository may require additional evidence of authority or additional documentation.

Withdrawal of Deposited Common Shares

All deposits of Common Shares are irrevocable, provided that any Common Shares deposited hereunder may be withdrawn by or on behalf of the depositing Common Shareholder at any time before the Effective Date by complying with the following procedures. A withdrawal must be effected by a notice in writing of withdrawal made by or on behalf of the depositing Common Shareholder and must be received by the Depository at the place of deposit of Common Shares before the Effective Date and such notice will become effective upon its receipt by the Depository. Complete instructions for such a withdrawal are set forth in the Letter of Transmittal.

Lost Common Share Certificates

Common Shareholders who are required to surrender certificates in order to receive cheques for the appropriate amount of cash upon completion of the Arrangement and who have lost or misplaced the certificates representing their Common Shares should immediately contact the Depository regarding the lost certificate(s). Once the Depository establishes the Common Shareholders’ proper entitlement, and such Common Shareholder satisfies such requirements as may be imposed upon the registered holder of such a certificate(s) including, but not limited to, payment of a replacement fee, prior to issuing a replacement certificate(s), the Common Shareholder will receive the cash to which it is entitled.

Extinguishment of Rights

Common Shareholders who hold Common Shares as of the Effective Date have a period of six years from the Effective Date during which they may surrender the share certificate(s) representing the Common Shares held by them as of the Effective Date, following which time they lose all rights to receive any consideration under the Arrangement; provided, however, that the rights of Dissenting Holders will be governed by Article V of the Plan of Arrangement.

Mail Service Interruption

Notwithstanding the provisions of this Information Circular or the Letter of Transmittal, cheques payable to Common Shareholders and certificates representing Common Shares to be returned will not be mailed if the Depositary determines that delivery thereof by mail may be delayed. Persons entitled to cheques which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the deposited certificate(s) representing Common Shares in respect of which the cheques are being issued were deposited, upon application to the Depositary, until such time as the Depositary has determined that delivery by mail will no longer be delayed. The Depositary shall provide notice of any such determination not to mail made under this section as soon as reasonably practicable after the making of such determination. Cheques not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Common Shareholder at the office of the Depositary.

GENERAL PROXY INFORMATION

Management Solicitation

This Information Circular is furnished in connection with the solicitation of proxies by the management of Pivotal for use at the Meeting to be held on November 18, 2003 and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of Meeting and more particularly explained below. This solicitation of proxies is made by and on behalf of the management of Pivotal. This solicitation of proxies will be delivered primarily by mail.

Except as specifically contemplated below, the cost of the solicitation of proxies will be paid by Pivotal. Pivotal will compensate brokers, custodians, nominees and other intermediaries in Canada in accordance with applicable Canadian regulatory requirements related to the forwarding of proxy materials to beneficial owners of securities. Pivotal will reimburse brokers, custodians, nominees and other intermediaries outside of Canada for their reasonable charges and expenses incurred in forwarding proxy materials to beneficial owners of Common Shares. In addition to solicitation by mail, officers, directors and regular employees of Pivotal may, without additional compensation, solicit proxies personally, by telephone, by facsimile or other electronic means.

Securityholder Approvals

At the Meeting, Pivotal securityholders will be asked to approve, in addition to such other matters as may be properly brought before the Meeting, the Arrangement Resolution, the text of which is annexed hereto as Exhibit “A”. In order for the Arrangement to be approved in accordance with applicable law and the Interim Order, the Arrangement Resolutions must be approved by: (a) at least 75% of the votes cast by holders of Common Shares; and (b) at least 75% of the votes cast by the Pivotal Common Shareholders and Optionholders voting together as a class where each holder of Common Shares gets one vote per share held and each holder of Options (whether vested or unvested):

(i)	with an exercise price of up to $2.50 inclusive, is entitled to one vote per Common Share underlying such Options;

(ii)	with an exercise price of $2.51 to $5.00 inclusive, is entitled to three-quarters of one vote per Common Share underlying such Options;

(iii)	with an exercise price of $5.01 to $10.00 inclusive, is entitled to one-half of one vote per Common Share underlying such Options; and

(iv)	with an exercise price of greater than $10.00, is entitled to one-tenth of one vote per Common Share underlying such Options,

Fractional votes of any particular Optionholder arising from the above voting entitlements will not be counted at the Meeting.

Record Date

The Court fixed October 17, 2003 as the Record Date for determining the names of Common Shareholders and Optionholders entitled to receive notice of and attend the Meeting. Each person who was a registered Common Shareholder and Optionholder as of the close of business on the Record Date is entitled to attend the Meeting in person or by proxy.

Quorom

In order for a quorum to be present at the Meeting, two persons entitled to vote must be present.

Appointment and Revocation of Proxies

The individuals named in the enclosed form of proxy are Directors of Pivotal.

A registered Common Shareholder or Optionholder has the right to appoint an individual to attend and act as proxyholder on the Common Shareholder’s or Optionholder’s behalf at the Meeting other than the individuals named in the enclosed form of proxy. If a Common Shareholder or Optionholder does not want to appoint either of the individuals so named, the Common Shareholder or Optionholder should insert in the blank space provided the name of the individual whom the Common Shareholder or Optionholder wishes to appoint as proxyholder. That individual need not be a Common Shareholder or Optionholder.

A Common Shareholder or Optionholder who has given a proxy may revoke it by: (a) signing a proxy bearing a later date and depositing it as provided under “Deposit of Proxy”, below; or (b) signing and dating a written notice of revocation (in the same manner as the enclosed form of proxy is required to be executed as described below under “Validity of Proxy”) and delivering it to CIBC Mellon Trust Company as described below under “Deposit of Proxy”.

Voting of Securities Represented by Proxy

A proxy in the form of the enclosed proxy will confer discretionary authority upon a proxyholder named therein with respect to the matters identified in the enclosed notice of the Meeting for which no choice is specified (and with respect to amendments and variations thereto and any other matter that may properly be brought before the Meeting).

The Common Shares or Options represented by a proxy in the form of the enclosed proxy will be voted or withheld from voting in accordance with the instructions of the Common Shareholder or Optionholder on any ballot that may be called for and, if the Common Shareholder or Optionholder specifies with certainty a choice with respect to any matter to be acted upon, the securities of the Common Shareholder or Optionholder will be voted accordingly.

If no choice is specified by a Common Shareholder or Optionholder in a proxy in the form of the enclosed proxy with respect to a matter identified therein, and one of the individuals named in the enclosed proxy is appointed as proxyholder, the Common Shares of the Common Shareholder or the Options of the Optionholder, as the case may be, represented by the proxy will be voted in favour of such matter.

Validity of Proxy

A proxy will not be valid unless it is dated and signed by the Common Shareholder or the Optionholder or by the Common Shareholder’s or Optionholder’s attorney duly authorized in writing. In the case of a Common Shareholder or Optionholder that is a corporation, a proxy will not be valid unless it is executed under the corporate Common Shareholder’s or Optionholder’s seal or by a duly authorized officer or agent of, or attorney for, such corporate Common Shareholder or Optionholder. If a proxy is executed by an attorney or agent for an individual Common Shareholder or Optionholder or joint Common Shareholder or Optionholder, or by an officer, attorney, agent or other authority for a corporate Common Shareholder or Optionholder, the instrument empowering the attorney, officer or agent, as the case may be, or a notarial copy thereof, should accompany the proxy.

Deposit of Proxy

In order to be valid and effective, proxies must be deposited with CIBC Mellon Trust Company not more than 48 hours prior to the Meeting or any adjournment thereof. The Chairman of the Meeting has the discretion to accept proxies filed after this deadline.

All non-registered Common Shareholders or Optionholders who receive these materials through a broker or other intermediary should complete and return the materials in accordance with the instructions provided to them by such broker or other intermediary.

Amendments or Variations and Other Matters

The management of Pivotal is not aware of any amendment to or variations of any of the matters identified in the enclosed Notice of Meeting nor of any other matter which may be brought before the Meeting.

However, a proxy in the enclosed form will confer discretionary authority upon a proxyholder named therein to vote on any amendments to or variations of any of the matters identified in the enclosed notice and on any other matter which may properly be brought before the Meeting.

Voting Securities and Principal Holders of Voting Securities

Pivotal is authorized to issue 200,000,000 Common Shares and 20,000,000 preferred shares. On the Record Date, there were 26,275,114 Common Shares issued and outstanding. In addition, there were a total of 5,033,874 Options issued and outstanding which will have a total of 3,426,473 votes on the separate special resolution of holders of Common Shares and Options at the Meeting.

Each registered holder of Common Shares and Options at the close of business (local time in Vancouver) on the Record Date is entitled to attend the Meeting in person or by proxy and each registered holder of Common Shares to cast one vote for each Common Share held by it on the Record Date. Holders of Options will be entitled to the number of votes described above.

Non-Registered Common Shareholders

Only registered Common Shareholders or Optionholders or the individuals they appoint as their proxyholders are permitted to vote at the Meeting. However, in many cases, Common Shares beneficially owned by a person (a “Non-Registered Holder”) are registered either: (a) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the Common Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”)) or CEDE & Co. (the registration name for the Depository Trust Company) of which the Intermediary is a participant. In accordance with the requirements of National Policy Statement No. 41 of the Canadian Securities Administrators, Pivotal has distributed copies of the Notice of Meeting and this Information Circular and the Letter of Transmittal and form of proxy (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

(a)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deliver it to the Depository.

(b)	more typically, be given a form of proxy which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy authorization form”) which the Intermediary must follow. Typically, the Non-Registered Holder will also be given a page of instructions which contains a removable label containing a bar-code and other information. In order for the form of proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Common Shares which they beneficially own. Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

Soliciting Dealer-Manager

Although it has not current intention to do so, Pivotal may, at its expense, retain an investment dealer to solicit proxies on behalf of management of Pivotal in respect of the Meeting from Common Shareholders. As of the date of this Circular, Pivotal has not retained any such investment dealers.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Kent Roger (Bo) Manning, Divesh Sisodraker and John O’Hara have agreed to enter into employment agreements with the combined Pivotal/Talisma entity. See “The Arrangement — Proceedings of the Special Committee — Employment Agreements with Senior Management.” Mr. Manning and Mr. Sisodraker, who are directors of Pivotal, abstained from voting in their capacity as a director on the Board resolution approving the Arrangement.

Norm Francis, a director of Pivotal, has an economic interest in one of the funds comprising the Oak Affiliates. Although that economic interest is not material to that fund or Mr. Francis, Mr. Francis also abstained from voting on the Board resolution approving the Arrangement.

On May 21, 2003 the Board of Directors approved payments of special incentives to key management and staff in respect of them making their utmost effort to assist the Board of Directors in completing a strategic transaction that would maximize shareholder value. The Board delegated to the Compensation Committee the task of determining which key management and staff should receive such incentive and in what amounts. Accordingly, the Compensation Committee approved special incentives for the following senior officers of Pivotal:

Name	Title	Bonus Allocation
Kent Roger (Bo) Manning	President and Chief Executive Officer	$200,000
Divesh Sisodraker	Chief Financial Officer	$125,000
John O’Hara	Executive Vice President, International	$25,000
Joe Dworak	Senior Vice President, North American Services	$25,000
Errol Olsen	Vice President, Finance	$10,000
Trevor Wiebe	Secretary	$5,000

Payment of the incentives is: (a) conditional upon the Transaction being successfully completed; and (b) subject to some specific exceptions, the recipient continuing to be employed by Pivotal for at least 90 days subsequent to the completion of the Transaction.

The vesting of unvested Options held by members of the Board will, in accordance with their terms, be accelerated as a consequence of completion of the Arrangement since the current directors will be required to resign as directors at that time. No New Options will be granted by Talisma in respect of such Options.

Under the Arrangement Agreement, for a period of six years after the Effective Time, Acquisitionco and Pivotal (and their successor, Amalco) will: (i) maintain in effect the current or substantially similar (subject to any changes required by applicable law) provisions regarding indemnification of officers and directors currently contained in the constating documents of Pivotal and its subsidiaries, and any directors’, officers’ or employees’ indemnification agreements of Pivotal and its subsidiaries; (ii) indemnify the present and former directors and officers of Pivotal and its subsidiaries, to the fullest extend to which Pivotal and any subsidiary are permitted to indemnify such officers and directors under their respective constating documents and applicable laws; and (iii) subject to certain connections, use their commercially reasonable efforts to maintain Pivotal’s current directors and officers liability insurance coverage for the existing and former directors and officers of Pivotal and its subsidiaries covering claims made prior to or within six years from and after the Effective Time.

Other than as described above herein, none of the directors or senior officers of Pivotal, none of the persons who have been directors or senior officers of Pivotal since the commencement of Pivotal last completed financial year, no person who, to the knowledge of the directors or senior officers of Pivotal beneficially owns, directly or indirectly, Common Shares carrying more than 10% of the voting rights attached to all Common Shares, and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

INTEREST OF INSIDERS AND OTHERS IN MATERIAL TRANSACTIONS

Other than as previously disclosed herein, none of the directors or senior officers of Pivotal, none of the persons who have been directors or senior officers of Pivotal since the commencement of Pivotal last completed financial year, no person who, to the knowledge of the directors or senior officers of Pivotal beneficially owns, directly or indirectly, Common Shares carrying more than 10% of the voting rights attached to all Common Shares of Pivotal and no associate or affiliate of any of the foregoing persons has any direct or indirect material interest in any material transaction since the commencement of Pivotal’s last completed financial year or in any proposed transaction, which, in either case, has materially affected or will materially affect Pivotal or any of its subsidiaries.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS
AND SENIOR OFFICERS

During the year ended June 30, 2001, Pivotal loaned CDN$124,000 to its former General Counsel and Secretary. This loan was non-interest bearing and unsecured. The employment of Pivotal’s former General Counsel and Secretary was terminated on August 15, 2003, and pursuant to an agreement dated May 29, 2002 he repaid the outstanding balance of CDN$82,000.

Other than as disclosed above, no person who is or at any time during the most recently completed financial year was a director, executive officer or senior officer of Pivotal, and no associate of any of the foregoing persons is or has been indebted to Pivotal or its subsidiaries at any time since the commencement of Pivotal’s last completed financial year. At any time since the beginning of Pivotal’s most recently completed financial year, no guarantee, support agreement, letter of credit or other similar arrangement or understanding has been provided by Pivotal or any of its subsidiaries with respect to any indebtedness of any of the foregoing persons.

MANAGEMENT CONTRACTS

There are no management functions of Pivotal or its subsidiaries which are to any substantial degree performed by a person other than the directors or senior officers of Pivotal or any subsidiary thereof.

WHERE YOU CAN FIND MORE INFORMATION

Pivotal files annual, quarterly and current reports and other information on SEDAR and with the SEC. You may inspect and copy the documents that Pivotal has filed with the SEC, at prescribed rates, at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the documents Pivotal has filed with SEDAR and the SEC are publicly available at http://www.sedar.com and http://www.sec.gov, respectively.

DIRECTORS’ APPROVAL

The contents of this Information Circular and the sending thereof to the Common Shareholders and the Optionholders have been approved by Pivotal Board of Directors.

PIVOTAL CORPORATION (Signed) DIVESH SISODRAKER
Chief Financial Officer

EXHIBIT “A”

ARRANGEMENT RESOLUTIONS

The following is the proposed text of the resolutions to be considered by holders of Common Shares and by holders of Common Shares and Options, voting together as a class, at the Meeting, as described in the Information Circular to which this Exhibit “A” is attached.

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) pursuant to Section 252 of the Company Act (British Columbia) among Pivotal Corporation (“Pivotal”), 675786 B.C. Ltd. (“Acquisitionco”) and their respective members, all as set forth in the plan of arrangement (the “Plan of Arrangement”) attached as Schedule “A” to Exhibit “B” to the Management Information Circular of Pivotal dated October 21, 2003 is hereby authorized and approved.

2.	Both the arrangement agreement dated October 7, 2003 among Pivotal, Acquisitionco, Talisma Corp. Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P., as amended (the “Arrangement Agreement”) and the actions of the officers of Pivotal in executing and delivering the Arrangement Agreement, are hereby confirmed, ratified, authorized and approved.

3.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the members and optionholders of Pivotal, or that the Arrangement has been approved by the Supreme Court of British Columbia (the “Court”), the directors of Pivotal are hereby authorized and empowered without the further approval of the members or the optionholders of Pivotal, to the extent permitted by the Arrangement Agreement or Plan of Arrangement: (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (ii) not to proceed with the Arrangement at any time prior to the acceptance for filing, by the Registrar of Companies under the Company Act (British Columbia), of a certified copy of the final order (the “Final Order”) of the Court made in connection with the approval of the Plan of Arrangement giving effect to the Arrangement

4.	Any one director or one officer of Pivotal is hereby authorized, on behalf of Pivotal, to take all such steps and execute and deliver all such documents as may be necessary or advisable in order to give full effect to the foregoing resolutions and, in particular, to complete the Arrangement.

A-1

EXHIBIT “B”

ARRANGEMENT AGREEMENT

(as amended)

October 7, 2003

DELIVERED BY HAND

Pivotal Corporation
Suite 700 - 858 Beatty Street
Vancouver, B.C.
V6B 1C1

Attention: The Board of Directors

Dear Sirs:

This letter will record our agreement with respect to the transaction (the “Transaction”) in respect of Pivotal Corporation (“Pivotal”) to be carried out between Pivotal, Talisma Corp., a Washington corporation (“Parentco”), 675786 B.C. LTD. (“Acquisitionco”) a wholly-owned subsidiary of Parentco, and Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P. (collectively, the “Oak Entities”), on the terms set out in this letter.

1.	The Transaction

(a)	The Transaction will be effected by a court-approved plan of arrangement (the “Arrangement”) under the Company Act (British Columbia) (the “BCCA”) substantially in the form of Schedule A hereto.

(b)	Pursuant to the Arrangement, (i) each holder of Pivotal common shares (other than any member of the Acquisition Group (as defined below)) will receive, from the Oak Entities on behalf of Parentco, in exchange for the transfer to Acquisitionco of each common share of Pivotal held, the Purchase Price Per Share as determined pursuant to Schedule B hereto (such obligation to be several but not joint among the Oak Entities in proportion to the contribution percentages set forth on Schedule C hereto) and (ii) Parentco will receive, from Acquisitionco, in exchange for each common share of Pivotal held, one common share of Acquisitionco. As a result, Acquisitionco will become the holder of all of the issued and outstanding common shares of Pivotal. Acquisitionco and Pivotal will then amalgamate to form “Amalco”. “Acquisition Group” means Parentco, Acquisitionco, the Oak Entities and any direct or indirect wholly-owned subsidiaries of either of them.

(c)	Pursuant to the Pivotal Stock Plans (as defined below), all unexercised options issued and outstanding under Pivotal’s stock option plans as of the Effective Time (as defined below) whether vested or unvested will expire and terminate and be of no further force and effect as of the Effective Time. Pursuant to the terms of the ESPP, as of the Effective Time, the ESPP shall terminate and all rights and options to purchase common shares of Pivotal shall terminate. In furtherance of the foregoing and pursuant to the terms of the ESPP, (i) all accumulated payroll deductions applicable to the then current payment period shall be returned to participants in the ESPP and (ii) participants shall be entitled to receive a cash payment, if any, less applicable taxes, in accordance with Section 13(b)(ii) of the ESPP.

(d)	To the extent reasonably possible without material reduction in the benefits of the Transaction currently anticipated by Pivotal and its shareholders and Parentco, the Transaction will be structured, and the form of Schedule A modified accordingly, on a tax efficient basis for Pivotal, Parentco, and the holders of Pivotal’s common shares.

2.	Public Announcement

               Immediately upon the signing of this agreement by the parties hereto, they will jointly issue for public dissemination a press release announcing the entering into of this agreement, which press release will be satisfactory in form and substance to the parties acting reasonably. Pivotal will file such press release and a material change report in prescribed form and shall file both such documents with all applicable securities regulatory authorities in Canada and the United States.

3.	Fairness Opinion and Valuation Exemption

(a)	RBC Dain Rauscher Inc. (“RBC”), a member of RBC Capital Markets, is the financial advisor to the board of directors of Pivotal and the Special Committee (as defined below), and will provide for inclusion in the Proxy Circular (as defined below), a written opinion that, as of the date hereof, the consideration under the Transaction is fair from a financial point of view to holders of Pivotal’s common shares (other than members of Acquisition Group), subject to the assumptions and limitations described in such opinion.

(b)	Notwithstanding subsection 3(a), Acquisitionco and Pivotal have each determined that an exemption from the formal valuation requirements of Ontario Securities Commission Rule 61-501 is available in respect of the Transaction.

4.	Pivotal Support of Transaction

               By executing and delivering to Acquisitionco, Parentco and the Oak Entities a copy of this agreement, Pivotal represents, warrants and covenants to Acquisitionco, Parentco and the Oak Entities (and acknowledges Acquisitionco’s, Parentco’s and the Oak Entities’ reliance on same) that:

(a)	a special committee of the board of directors of Pivotal (the “Special Committee”) has considered and recommended approval of the Transaction;

(b)	the Pivotal board of directors and the Special Committee have received the opinion of RBC that, as of the date hereof, the consideration under the Transaction is fair from a financial point of view to the holders of Pivotal’s common shares (other than the members of the Acquisition Group), subject to the assumptions and limitations described in such opinion;

(c)	the Pivotal board of directors and the Special Committee have concluded, as of the date hereof, that the Transaction is in the best interests of Pivotal and is fair to the holders of Pivotal’s common shares (other than members of the Acquisition Group);

(d)	subject to the provisions of Section 12 relating to the existence of a Superior Transaction (as therein defined), the Pivotal board of directors and the Special Committee intend to vote Pivotal common shares held by them in favour of the Arrangement and will so represent in the Proxy Circular;

(e)	subject to the provisions of Section 12 relating to the existence of a Superior Transaction, all directors of Pivotal will unanimously recommend acceptance of the Transaction to the Pivotal Security Holders (as defined below) and will so represent in the Proxy Circular (except for (i) one director who shall abstain from such vote of the directors as a result of such director’s interest in one of the Oak Entities and (ii) two other directors who shall abstain from such vote of the directors as a result of such directors’ agreements with Parentco to serve as executive officers of Parentco (and related compensation arrangements) following the Transaction); and

(f)	subject to the provisions of Section 12 relating to the existence of a Superior Transaction, the board of directors of Pivotal will include a statement in the Proxy Circular that the board has made a determination that the Transaction is fair to the holders of Pivotal common shares (other than the members of the Acquisition Group) and is in the best interests of Pivotal.

5.	Court and Pivotal Shareholder Approval

               Pivotal will use its commercially reasonable efforts to apply to the Supreme Court of British Columbia (the “BC Court”) pursuant to Section 252 of the BCCA within ten (10) business days of the date of this agreement for an order approving the Arrangement and in connection with such application, Pivotal will:

(a)	file, proceed with and diligently prosecute an application for an interim order, such order to be on terms acceptable to Acquisitionco and Pivotal, each acting reasonably, (the “Interim Order”) of the BC Court providing for, among other things, the calling and holding of a meeting (the “Pivotal Meeting”) of the holders of common shares of Pivotal and holders of options to acquire such common shares (collectively, the “Pivotal Security Holders”) and that the requisite approval of the Arrangement be (the “Requisite Approval”):

(i)	75% of the votes cast by the holders of common shares of Pivotal voting alone as a class; and

(ii)	75% of the votes cast by the Pivotal Security Holders voting together as a class, such that each holder of common shares of Pivotal shall be entitled to one vote per share held, and each holder of options to acquire common shares of Pivotal, whether vested or unvested:

(A)	with an exercise price of up to $2.50, shall be entitled to one vote for each common share of Pivotal underlying such options;

(B)	with an exercise price of $2.51 and up to $5.00, shall be entitled to three-quarters of one vote for each common share of Pivotal underlying such options;

(C)	with an exercise price of $5.01 and up to $10.00, shall be entitled to one-half of one vote for each common share of Pivotal underlying such options; and

(D)	with an exercise price of greater than $10.00, shall be entitled to one-tenth of one vote for each common share of Pivotal underlying such options;

provided that, with respect to holders of options to acquire common shares of Pivotal, no fractional votes shall be allowed and fractional votes shall be aggregated on a holder-by-holder basis;

and providing for notice of intended exercise of any dissent rights to be provided to Pivotal on or before the day prior to the date of the Pivotal Meeting, and containing such other declarations and directions as the BC Court may order, which Pivotal Meeting shall be held on the date agreed to by Acquisitionco and Pivotal (which date shall be as soon as is practicable following the issuance of the Interim Order), for the purpose of considering and, approving the Arrangement;

(b)	subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the BC Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the BC Court and apply for a final order (the “Final Order”) of the BC Court approving the Arrangement, such order to be on terms acceptable to Acquisitionco and Pivotal, each acting reasonably; and

(c)	subject to the fulfilment or waiver of the conditions set out in Section 9 hereof, Pivotal will file with the Registrar of Companies appointed under the BCCA (the “Registrar”), in prescribed form, any such documents as may be necessary to give effect to the Arrangement, all such documents to be in form and content acceptable to Acquisitionco and Pivotal, each acting reasonably. Pivotal agrees to consult with Acquisitionco and its advisors in connection with such applications to the BC Court, to promptly notify Acquisitionco of any communications from the BC Court and its agents in respect of such applications (and to provide Acquisitionco copies of any such communications which are in writing) and to permit Acquisitionco and its counsel to review and comment upon drafts of all material to be filed by Pivotal with the BC Court in connection with the Arrangement prior to the service and filing of that material and give reasonable consideration to such comments and all information regarding the Arrangement and Acquisitionco. Pivotal also agrees to provide to counsel to Acquisitionco on a timely basis copies of any notice of appearance and evidence served on Pivotal or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice (written or oral) received by Pivotal indicating any intention to appeal the Final Order.

6.	Covenants of Pivotal

     Pivotal covenants and agrees with Acquisitionco, Parentco and the Oak Entities that, until the earlier of the date and time a certificate of arrangement is issued by the Registrar giving effect to the Arrangement (the “Effective Time”) or the date that this agreement is terminated in accordance with Section 15, it will (and will cause the Pivotal Subsidiaries (as defined below), if appropriate, to):

(a)	in a timely and expeditious manner:

(i)	carry out the terms of the Interim Order as are required to be carried out by Pivotal after the issuance thereof;

(ii)	prepare, in consultation with Acquisitionco, and file a management proxy circular in prescribed form and in form and content acceptable to Acquisitionco acting reasonably (such circular, as the same may be amended from time to time, the “Proxy Circular”) with respect to the Pivotal Meeting in all jurisdictions where the same is required to be filed and mail the same as ordered by the Interim Order and in accordance with all applicable laws (subject to compliance by Acquisitionco with its obligations under subsection 7(a)), in all jurisdictions where the same is required, complying in all material respects with all applicable laws on the date of mailing thereof and, as it relates to the Arrangement and Pivotal, not containing any misrepresentation, as defined under such applicable laws and diligently do all such acts and things as may be necessary to comply, in all material respects, with National Instrument 54-101 of the Canadian Securities Administrators in relation to the Pivotal Meeting;

(iii)	solicit proxies for the approval of the Arrangement in accordance with the Proxy Circular, the Interim Order and all applicable laws;

(iv)	convene the Pivotal Meeting and distribute copies of this agreement (or a written summary thereof prepared by Pivotal in form and substance reasonably satisfactory to Acquisitionco), in each case as ordered by the Interim Order;

(v)	provide notice to Acquisitionco of the Pivotal Meeting and allow Acquisitionco’s representatives to attend the Pivotal Meeting unless such attendance is prohibited by the Interim Order; and

(vi)	conduct the Pivotal Meeting in accordance with the Interim Order, the provisions of the BCCA, the articles of Pivotal and any instrument governing such meeting, as applicable, and as otherwise required by applicable laws;

(b)	in a timely and expeditious manner, prepare in consultation with Acquisitionco and file any mutually agreed (or otherwise required by applicable laws) amendments or supplements to the Proxy Circular with respect to the Pivotal Meeting and mail the same as required by the Interim Order and in accordance with all applicable laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

(c)	subject to the approval of the Arrangement at the Pivotal Meeting in accordance with the provisions of the Interim Order, forthwith proceed with and diligently prosecute an application for the Final Order;

(d)	subject to the receipt of the Final Order, the satisfaction or waiver of the conditions precedent in favour of Pivotal and the receipt of the written confirmation of Acquisitionco that the conditions precedent in favour of Acquisitionco have been satisfied or waived, forthwith carry out the terms of the Final Order, file articles of arrangement and the other documents required by Section 5 and the Final Order with the Registrar in order for the Arrangement to become effective;

(e)	except for proxies and non-substantive communications, furnish promptly to Acquisitionco a copy of each notice, report, schedule or other document or communication delivered, filed or received by Pivotal in connection with the Arrangement, the Interim Order, the Final Order, the Pivotal Meeting or any other meeting of Pivotal security holders or class of security holders which all such holders, as the case may be, are entitled to attend, any filings under applicable laws and any dealings with regulatory or governmental authorities in connection with or in any way affecting, the transactions contemplated herein;

(f)	use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Section 9 hereof to the extent the same are within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Arrangement, including using its commercially reasonable efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

(ii)	obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable law;

(iii)	effect all necessary registrations and filings and submissions of information requested by any regulatory or governmental authorities required to be effected by it in connection with the Arrangement and participate and appear in any proceedings of either of Acquisitionco or Pivotal before any regulatory or governmental authorities to the extent permitted by such authorities;

(iv)	take such action and file such notices as may be necessary in order that all outstanding options to acquire common shares of Pivotal will be terminated (without triggering any payment by or cost to Pivotal) in accordance with the Arrangement on or before the Effective Time;

(v)	oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of Acquisitionco and Pivotal to consummate the Arrangement;

(vi)	fulfill all conditions and satisfy all provisions of this agreement and the Arrangement; and

(vii)	cooperate with Acquisitionco in connection with the performance by Acquisitionco of its obligations hereunder and any other agreements material to completion of the Transaction;

(g)	conduct and operate its business and affairs only in the ordinary course consistent with past management practice and for greater certainty, it will not:

(i)	enter into any material transaction out of the usual and ordinary course of business;

(ii)	commence or undertake a substantial expansion of its business facilities or an expansion that is out of the ordinary and regular course of business consistent with prior practice in light of current market and economic conditions; or

(iii)	enter into or modify in any material respect any Contract (as defined in Section 10(c) below) with an affiliate of Pivotal (other than a Pivotal Subsidiary) or a Contract or series of related new Contracts or modification to an existing Contract or series of related existing Contracts in a manner that would have a Material Adverse Effect;

(h)	in all material respects, conduct itself so as to keep Acquisitionco fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained or is in respect to customer specific or competitively sensitive information;

(i)	not alter or amend its memorandum or articles or the articles or by-laws (or similar constating documents) of any Pivotal Subsidiary as the same exist at the date of this agreement;

(j)	not:

(i)	merge into or with, or amalgamate or consolidate with, purchase all or substantially all of the assets of or enter into any other corporate reorganization with, any other person;

(ii)	acquire any material assets other than in the ordinary course of business consistent with past practice; or

(iii)	perform any act which would render inaccurate in any material way any of its representations and warranties set forth herein as if such representations and warranties were made at a date subsequent to such act and all references to the date of this agreement were deemed to be such later date, except as contemplated in this agreement, and without limiting the generality of the foregoing, it will not:

(A)	make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of its shareholders;

(B)	split, combine or reclassify any of the outstanding shares of Pivotal;

(C)	increase or decrease its paid-up capital, except upon exercise of options granted to directors, employees and consultants of Pivotal, or purchase or redeem any shares, except for repurchases of Restricted Stock (as defined below) in accordance with agreements with employees, officers, directors or consultants related thereto upon termination of employment or service with Pivotal;

(k)	not issue, deliver, sell, pledge or otherwise encumber any shares of Pivotal’s capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of Pivotal shares or the value of Pivotal or any part thereof other than:

(i)	the issuance of shares of Pivotal common shares upon the exercise of Stock Options (as defined below) or rights under the ESPP outstanding on the date of this agreement in accordance with their present terms;

(ii)	the granting of rights that may arise under the terms of the ESPP; and

(iii)	the issuance during any three-month period of Stock Options representing up to 20,000 Pivotal common shares in the ordinary course of business consistent with past practice and with an exercise price per share at least equal to the market value of Pivotal common shares on the date of issuance (and with other material terms no more favourable to such employee than the terms of the Stock Options outstanding on the date of this agreement that were issued under similar circumstances), to any employee of Pivotal (other than directors and officers of Pivotal) in connection with:

(A)	the hiring of such employee;

(B)	the promotion of such employee; or

(C)	a compensation package granted to such employee in an effort to counter what Pivotal reasonably believes to have been a bona fide offer of employment made to such employee by a third party;

(l)	use commercially reasonable efforts to comply with all applicable Laws (as defined in Section 10 (c) below) and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, software developers and other key employees and to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and maintain their franchises, rights and Permits (as defined below);

(m)	not, whether through its Board of Directors or otherwise, accelerate the vesting of any unvested Stock Options or Restricted Stock or accelerate the release of, or the expiry date of any hold period relating to, any shares held in the ESPP, or otherwise adopt, amend, vary or modify such plans or any Pivotal Stock Plans (as defined below);

(n)	except in the ordinary course of business consistent with past practice, not:

(i)	repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Pivotal or any Pivotal Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing; or

(ii)	make any loans, advances or capital contributions to, or investments in, any other person, other than to Pivotal or any Pivotal Subsidiary;

(o)	except with respect to the sale of products of Pivotal or any Pivotal Subsidiary in the ordinary course of business consistent with past practice, not sell, pledge, encumber, lease, grant a Lien (as defined below) related to or otherwise dispose of any material assets, except for:

(i)	Liens for taxes (as defined in Section 10(o) below) not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded;

(ii)	Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings;

(iii)	Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and

(iv)	Liens that do not materially interfere with the conduct of Pivotal’s business and do not materially affect the use or value of Pivotal’s assets;

(p)	not incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that, in the aggregate, are in excess of $85,000 per month;

(q)	not:

(i)	pay, discharge, settle or satisfy any material claims (including claims of shareholders and any shareholder litigation relating to this agreement, the Arrangement or any other transaction contemplated by this agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this agreement, of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of Pivotal included in Pivotal’s SEC Documents (as defined in Section 10(h) below) (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(ii)	waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice; or

(iii)	waive any material benefits of, or agree to modify in any adverse respect, or consent to any matter with respect to which its consent is required under, any material confidentiality or standstill agreement to which Pivotal or any Pivotal Subsidiary is a party;

(r)	other than in the ordinary course of business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, not enter into or materially modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, increased benefits, severance or termination pay to, or make any loan to, any officers, directors or employees;

(s)	not enter into any material Contract if consummation of the transactions contemplated by this agreement or compliance by Pivotal with the provisions of this agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Pivotal or the Pivotal Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract;

(t)	except as required by U.S. GAAP (as defined in Section 10(h) below) or applicable Law, change its fiscal year, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices;

(u)	use its reasonable commercial efforts (or cause each Pivotal Subsidiary to use reasonable commercial efforts) to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; or

(v)	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

7.	Covenants of Acquisitionco, Parentco and the Oak Entities

          Each of Acquisitionco, Parentco and the Oak Entities, severally but not jointly, covenants and agrees with Pivotal that, until the earlier of the Effective Time or the day upon which this agreement is terminated in accordance with Section 15, it will:

(a)	furnish, on a timely basis, all such information regarding it as may be reasonably required to be included in the Proxy Circular under the requirements of applicable laws and to ensure that the Proxy Circular (i) does not contain a misrepresentation under applicable laws relating to it, and (ii) does not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as such facts relates to it, and deliver to Pivotal a certificate confirming that with respect to any information concerning it contained in the Proxy Circular such information (iii) does not contain any misrepresentation, as defined under applicable laws relating to it, and (iv) does not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as such facts relate to it;

(b)	forthwith use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Section 9 hereof to the extent the same are within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Arrangement, including using its commercially reasonable efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

(ii)	obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable law;

(iii)	effect all necessary registrations and filings and submissions of information requested by any regulatory or governmental authorities required to be effected by it in connection with the Arrangement and participate and appear in any proceedings of either of it or Pivotal before any regulatory or governmental authorities to the extent permitted by such authorities;

(iv)	oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting its or Pivotal’s ability to consummate the Arrangement;

(v)	fulfil all conditions and satisfy all provisions of this agreement and the Arrangement; and

(vi)	cooperate with Pivotal in connection with the performance by Pivotal of its obligations hereunder and any other agreements material to completion of the Transaction;

(c)	make or cooperate as necessary in the making of all necessary filings and applications under all applicable laws required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws.

7A.	Covenants of Parentco

(a)	Parentco covenants and agrees with Pivotal that, until the earlier of the Effective Time or the day upon which this agreement is terminated in accordance with Section 15 hereof, it will use all commercially reasonable efforts to cause Acquisitionco to satisfy (or cause the satisfaction of) the conditions precedent to Acquisitionco’s obligations hereunder set forth in Section 9 hereof to the extent the same are within its control.

(b)	Pursuant to the Pivotal Stock Plans, Pivotal will provide that, and Parentco covenants to Pivotal that, at the Effective Time Parentco will grant (i) to the holders of unexercised vested options to purchase Pinnacle common shares with an exercise price equal to or greater than the Purchase Price Per Share (the “Vested Options”) and (ii) to the holders of unvested options to purchase Pinnacle common shares (together with the Vested Options, the “Unexercised Options”), each measured as of immediately prior to the Effective Time, new options to purchase that number of shares of Parentco common stock as calculated pursuant to the formula set forth on Schedule D hereto, which Schedule D may be amended from time to time by consent of the parties hereto.

7B.	Covenants of the Oak Entities

          Each of the Oak Entities severally but not jointly covenants and agrees with Pivotal that, until the earlier of the Effective Time or the day upon which this agreement is terminated in accordance with Section 15 hereof, it will cause Parentco and Acquisitionco to satisfy (or cause the satisfaction of) their respective obligations hereunder to the extent the same are within its control; provided that nothing in this agreement shall be deemed to require the Oak Entities to cause Parentco or Acquisitionco to waive any of their respective rights pursuant to the terms of this agreement including, but not limited to, their rights to require Pivotal to satisfy the conditions set forth in Section 9(b) hereof.

8.	Indemnification of Directors and Officers and Corporate Indemnities

(a)	For a period of six years after the Effective Time, Acquisitionco and Pivotal (and their successor, Amalco) will (i) maintain in effect the current or substantially similar (subject to any changes required by applicable law) provisions regarding indemnification of officers and directors currently contained in the constating documents of Pivotal and any Pivotal Subsidiary and any directors, officers or employees indemnification agreements of Pivotal and any Pivotal Subsidiary; (ii) indemnify the present and former directors and officers of Pivotal and any Pivotal Subsidiary to the fullest extent to which Pivotal and any Pivotal Subsidiary are permitted to indemnify such officers and directors under their respective constating documents and applicable laws; and (iii) use their commercially reasonable efforts to maintain Pivotal’s current directors and officers liability insurance coverage for the existing and former directors and officers of Pivotal and the Pivotal Subsidiaries covering claims made prior to or within six years from and after the Effective Time, and if such policy becomes unavailable during the six year period following the Effective Time, to use commercially reasonable efforts to cause Pivotal, Acquisitionco and Amalco as their successor to maintain an equivalent policy no less advantageous to the present and former directors and officers of Pivotal and the Pivotal Subsidiaries, covering claims made prior to or within six years after the Effective Time; provided, however, that in no event shall Acquisitionco and Pivotal (and their successor, Amalco) be required to pay annualized aggregate premiums for insurance under this Section 8(a) in excess of $750,000.

(b)	The provisions of subsections 8(a) are (i) for the benefit of, and shall be enforceable by, each indemnified party, his heirs, executors, administrators and other legal representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification that any such person may have by contract or otherwise, and such rights shall be held by Acquisitionco in trust for such person provided however that no approval of any beneficiary of such trust shall be required in connection with an amendment or variation of this Section 8 prior to the Effective Time.

9.	Conditions

(a)	The obligations of Acquisitionco, Parentco, the Oak Entities and Pivotal to complete the Transaction are subject to the fulfilment of the following conditions on or before the Effective Time:

(i)	the Interim Order shall have been granted in form and substance satisfactory to Acquisitionco and Pivotal, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Acquisitionco or Pivotal, each acting reasonably, on appeal or otherwise;

(ii)	all necessary resolutions of the Pivotal Security Holders shall have been duly passed, including as required under the BCCA and the terms of the Interim Order;

(iii)	the Final Order shall have been granted in form and substance satisfactory to Acquisitionco and Pivotal, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Acquisitionco or Pivotal, each acting reasonably, on appeal or otherwise;

(iv)	all documents necessary to complete the Arrangement (in form and content acceptable to Acquisitionco and Pivotal, each acting reasonably) shall have been filed with the Registrar and a certificate of arrangement shall have been issued by the Registrar on or before December 9, 2003;

(v)	there shall be no action taken under any applicable law or by any regulatory or governmental authority that makes it illegal or otherwise, directly or indirectly, restrains, enjoins or prohibits the Transaction; and

(vi)	all consents, waivers, permits, orders and approvals of all regulatory or governmental authorities or other third parties and the expiry of any waiting period in connection with, or required to permit, the consummation of the Transaction, the failure of which to obtain or the non-expiry of which would cause consummation to be illegal, has been obtained or received on terms that will not have a material adverse effect on Acquisitionco and Pivotal taken as a whole and reasonably satisfactory evidence thereof has been delivered to each of Acquisitionco and Pivotal.

The foregoing conditions precedent are for the mutual benefit of Acquisitionco, Parentco, the Oak Entities and Pivotal and may be waived, in whole or in part, jointly by Acquisitionco, Parentco, the Oak Entities and Pivotal at any time.

(b)	The obligations of Acquisitionco, Parentco and the Oak Entities to complete the Transaction are subject to the fulfilment of the following conditions on or before the Effective Time:

(i)	there shall not have occurred after the date hereof any adverse material change in the affairs of Pivotal, as that term is defined in the Securities Act (British Columbia) (the “BC Securities Act”);

(ii)	the representations and warranties of Pivotal set forth in this agreement and in any certificates delivered pursuant hereto are true and correct in all respects as of the date hereof and as of the Effective Time (as if made on and as of that time) except as affected by that transactions contemplated or permitted by this agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date and an officer’s certificate to this effect has been delivered to Acquisitionco.

Notwithstanding the foregoing, if the cumulative affect of all inaccuracies in such representations and warranties (provided that, for this purpose, all “Material Adverse Effect” qualifications or other qualifications based on the word “material” contained within the language of such representations and warranties shall be disregarded) does not have a “Material Adverse Effect” as of the Effective Time, the condition contained in this subsection 9(b)(ii) shall be deemed to be satisfied with respect to such representations and warranties other than the representations and warranties contained in Sections 10(ff) and 10(gg) hereof and in the officer’s certificate delivered pursuant to Schedule B hereto.

For purposes of this agreement, “Material Adverse Effect” means any event, change, occurrence, effect, fact, violation, development or circumstances which has, or could reasonably be expected to have (either individually or in the aggregate), a material adverse effect on: (A) the ability of Pivotal to duly perform its obligations under this agreement or to consummate the transactions contemplated hereby on a timely basis; or (B) the business, properties, assets (both tangible and intangible), liabilities, condition (financial or otherwise), results of operations or prospects of Pivotal and its subsidiaries, taken as a whole; provided, however, that any adverse event, change, occurrence, effect, development or circumstance directly attributable to conditions affecting the market sectors in which Pivotal operates or affecting financial markets generally shall not, in and of themselves, be deemed to constitute a Material Adverse Effect if such conditions do not disproportionately impact Pivotal;

(iii)	Pivotal is in compliance in all material respects with its covenants and obligations under this agreement; and

(iv)	an officer’s certificate of Pivotal, attesting to Pivotal’s compliance with paragraph 9(b)(ii), (iii), (vii) and (viii), has been delivered to Acquisitionco.

(v)	all consents, waivers, permits, orders and approvals of all regulatory or governmental authorities or other third parties and the expiry of any waiting period in connection with, or required to permit, the consummation of the Transaction, the failure of which to obtain or the non-expiry of which would be materially adverse to Parentco and Pivotal taken as a whole or materially impede the completion of the Transaction, has been obtained or received on terms that will not have a material adverse effect on Parentco and Pivotal taken as a whole and reasonably satisfactory evidence thereof has been delivered to each of Acquisitionco and Pivotal;

(vi)	there shall be no action taken under any applicable law or by any regulatory or governmental authority that;

(A)	results in a judgment or assessment of damages, directly or indirectly, relating to the Transaction that is materially adverse to Parentco or Pivotal on a consolidated basis; or

(B)	would impose any condition or restriction upon Parentco or Pivotal (after giving effect to the Transaction) which would so materially adversely impact the economic or business benefits of the Transaction as to render inadvisable the consummation of the Transaction;

(vii)	Pivotal shall not have received notice or otherwise have knowledge that holders of more than 7% common shares have exercised or, intend to exercise, dissent, appraisal or similar rights; and

(viii)	Pivotal shall have obtained all consents, waivers and similar documents from the third parties to the contracts set forth on Section 9(b)(viii) of the Disclosure Letter.

The foregoing conditions precedent are for the exclusive benefit of Acquisitionco, Parentco and the Oak Entities and may be waived, in whole or in part, by Acquisitionco, Parentco and the Oak Entities in writing at any time.

(c)	The obligations of Pivotal to complete the Transaction are subject to the fulfilment of the following conditions on or before the Effective Time:

(i)	the representations and warranties of Acquisitionco, Parentco and the Oak Entities set forth in this agreement are true and correct in all material respects as of the date hereof and as of the Effective Time (as if made on and as of that time) except as affected by the transactions contemplated or permitted by this agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date and officers’ certificates to this effect have been delivered to Pivotal; and

(ii)	Acquisitionco, Parentco and the Oak Entities are in compliance in all material respects with their respective obligations under this agreement and officers’ certificates to this effect have been delivered to Pivotal.

The foregoing conditions precedent are for the exclusive benefit of Pivotal and may be waived, in whole or in part, by Pivotal in writing at any time.

10.	Representations and Warranties

          Pivotal has delivered to Acquisitionco, Parentco and the Oak Entities a disclosure letter dated the date hereof (the “Disclosure Letter”), receipt of which is acknowledged by Acquisitionco, Parentco and the Oak Entities. Each disclosure in the Disclosure Letter that corresponds to a specific and identified section reference in this Section 10 shall be treated as an exception to or exclusion from that particular representation or warranty. Pivotal represents and warrants to and in favour of Acquisitionco, Parentco and the Oak Entities as follows and acknowledges that Acquisitionco, Parentco and the Oak Entities are relying upon same in connection with the transactions contemplated herein:

(a)	Pivotal is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia and has the corporate power to own or lease its property, to carry on its business as now being conducted, to enter into this agreement and to perform its obligations hereunder. Pivotal has no subsidiaries except those listed in Section 10(a) of the Disclosure Letter (each a “Pivotal Subsidiary”). Each Pivotal Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (except, in the case of good standing, in any jurisdiction that does not recognize such concept). Each Pivotal Subsidiary has the corporate power to own or lease its property and to carry on its business as now being conducted by it. Each of Pivotal and each Pivotal Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, in any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except with respect to Pivotal under the laws of British Columbia), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. All the outstanding shares of capital stock of, or other equity or voting interests in, each Pivotal Subsidiary are owned by Pivotal, by another wholly owned Pivotal Subsidiary or by Pivotal and another wholly owned Pivotal Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, the Pivotal Subsidiaries, Pivotal does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

(b)	This agreement has been duly authorized, executed and delivered by Pivotal and is a legal, valid and binding obligation of Pivotal, enforceable against Pivotal in accordance with its terms. The execution and delivery of this agreement by Pivotal, the consummation by Pivotal of the transactions contemplated by this agreement and the compliance by Pivotal with the provisions of this agreement have been duly authorized by all necessary corporate action on the part of Pivotal and no other corporate proceedings on the part of Pivotal are necessary to authorize this agreement or to consummate the transactions contemplated by this agreement, subject, in the case of the Arrangement, to obtaining the shareholder approval.

(c)	The execution and delivery of this agreement and the consummation of the Arrangement do not and will not result in a breach or violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Pivotal or any Pivotal Subsidiary under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of Pivotal or any Pivotal Subsidiary to require Pivotal or any Pivotal Subsidiary to acquire such security):

(i)	the memorandum or articles of Pivotal or the memorandum, articles, by-laws or other constating documents of any Pivotal Subsidiary;

(ii)	any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, permit, concession, franchise, license or legally binding arrangement or understanding (each, a “Contract”) to which Pivotal or any Pivotal Subsidiary is a party or bound by or any of their respective properties or assets are bound by or subject to or otherwise under which Pivotal or any Pivotal Subsidiary has rights or benefits; or

(iii)	any:

(A)	statute, law, ordinance, rule or regulation or any requirement of applicable common law (each, a “Law”) or

(B)	judgment, order or decree (“Judgment”), in each case, applicable to Pivotal or any Pivotal Subsidiary or their respective properties or assets,

other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not reasonably likely to (1) have a Material Adverse Effect, (2) impair in any material respect the ability of Pivotal to perform its obligations under this agreement or (3) prevent or materially impede or delay the consummation of any of the transactions contemplated by this agreement.

(d)	The authorized capital stock of Pivotal consists of 200,000,000 common shares and 20,000,000 preferred shares. At the close of business on the date of this agreement, the issued capital stock of Pivotal consisted solely of:

(i)	26,275,144 common shares (excluding treasury shares) which were issued and outstanding;

(ii)	0 common shares which were held by Pivotal as treasury shares.

At the close of business on the date of this agreement:

(iii)	options to acquire 5,025,122 common shares pursuant to the Pivotal Amended and Restated Incentive Stock Option Plan (as amended), the Exactium Ltd. 1999 Stock Option Plan (as amended), the Simba Technologies Incentive Stock Option Plan and any other plan or arrangement providing for the grant of options to service providers (including employees, directors and consultants) to Pivotal or any of its affiliates or any predecessors thereto (such plans, collectively, the “Pivotal Stock Plans”) were issued and outstanding;

(iv)	179,756 common shares were reserved and available for issuance pursuant to the Pivotal Employee Share Purchase Plan (the “ESPP”); and

(v)	No common shares were subject to a right of repurchase by Pivotal, subject to forfeiture back to Pivotal and/or subject to transfer or lock-up restrictions (such shares, together with any similar shares issued after the date hereof, are herein referred to as “Restricted Stock”).

(e)	No Pivotal common shares are owned by any Pivotal Subsidiary. The Disclosure Letter sets forth a true and complete list, as of the close of business on the date of this agreement, of:

(i)	all outstanding options or other rights to purchase or acquire Pivotal common shares granted under Pivotal Stock Plans or otherwise (such options and rights, together with any similar options or rights issued after the date hereof, are herein referred to as “Stock Options”), the number of shares subject to each such Stock Option, the grant dates and exercise prices and vesting schedule of each such Stock Option and the names of the holders thereof; and

(ii)	all shares of Restricted Stock, the date any forfeiture or repurchase condition lapses for each share of Restricted Stock and any repurchase price for any share of Restricted Stock and the names of the holders thereof.

(f)	As of the close of business on the date of this agreement, there were outstanding rights to purchase 179,756 common shares under the ESPP, based on the assumption that the value of the common shares on the last day of the Exercise Period (as defined in the ESPP) will be equal to the per share consideration to be paid in the Arrangement. As of September 30, 2003, the aggregate amount credited to the accounts of the participants in the ESPP was $106,025 and the aggregate amount credited to such accounts for the most recent semi-monthly payroll period before September 30, 2003 was $15,613. As of the date of this agreement, there are no outstanding stock appreciation rights, phantom stock awards or other rights (other than rights that may have arisen under the ESPP) that are linked in any way to the price of the Pivotal common shares or the value of Pivotal or any part thereof, whether or not granted in tandem with a related Stock Option. All outstanding shares of capital stock of Pivotal are, and all shares that may be issued pursuant to Pivotal Stock Plans and the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for shares of Restricted Stock, there are not any outstanding contractual obligations of Pivotal or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Pivotal or any Pivotal Subsidiary or vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any Pivotal Subsidiary. Pivotal is not a party to any voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, Pivotal or any Pivotal Subsidiary and, to the knowledge of Pivotal, as of the date of this agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, Pivotal or any Pivotal Subsidiary.

(g)	Pivotal has prepared and filed all documents required to be filed by it with the British Columbia Securities Commission in connection with its status as a “reporting issuer” under the BC Securities Act and other applicable legislation and with those other jurisdictions in Canada where it is a reporting issuer or the equivalent as required to be filed by it in connection with such status (collectively, the “Pivotal Canadian Public Record”) and such documents, as of the date they were filed, complied in all material respects with applicable laws and did not fail to state a material fact required to be stated in order to make the statements contained therein not misleading in light of the circumstances in which they were made. The financial statements (including the related notes) of Pivotal included in the Pivotal Canadian Public Record comply in all material respects with the applicable accounting requirements and the published rules related thereto, have been prepared in accordance with generally accepted accounting principles in Canada applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Pivotal and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). No material change (as defined in the BC Securities Act) has occurred in relation to Pivotal that is not disclosed in the Pivotal Canadian Public Record and Pivotal has not filed any confidential material change reports as part of the Pivotal Canadian Public Record that continue to be confidential.

(h)	Pivotal’s common shares are registered under Section 12(g) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act), and Pivotal has filed with the Securities and Exchange Commission (the “SEC”) and made available to Acquisitionco all of its reports and other documents required to be filed by Pivotal with or furnished by Pivotal to the SEC pursuant to the U.S. Exchange Act or pursuant to the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) since June 30, 2000 (collectively, “Pivotal’s SEC Documents” and together with the Pivotal Canadian Public Record, the “Pivotal Public Record”). As of its respective date (giving effect to amendments and modifications filed or furnished prior to the date of this agreement) each of Pivotal’s SEC Documents complied as to form with the requirements of the U.S. Securities Act and the U.S. Exchange Act (as applicable) and the rules and regulations of the SEC thereunder and did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of Pivotal included in Pivotal’s SEC Documents comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Pivotal and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). As of the date of this agreement, except to the extent that information contained in the Pivotal’s SEC Record filed and publicly available prior to the date of this agreement has been revised or superseded by a later filing that is part of the Pivotal’s SEC Record, none of the Pivotal’s SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since July 14, 1999, Pivotal has been a “foreign private issuer,” as such term is defined under applicable SEC rules. Neither Pivotal nor any Pivotal Subsidiary is an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(i)	Except as set forth in Section 10(d), no person has any agreement, option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, options, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of Pivotal or of any Pivotal Subsidiary.

(j)	The audited consolidated financial statements of Pivotal and the Pivotal Subsidiaries as at and for the fiscal years ended June 30, 2003 and 2002, including the notes thereto (the “June 30 Financial Statements”), comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods and present fairly the assets, liabilities and financial position of Pivotal and the Pivotal Subsidiaries, on a consolidated basis, as at the respective dates thereof and the results of operations, cash flow and shareholders’ equity of Pivotal and the Pivotal Subsidiaries, on a consolidated basis, for the fiscal years ended June 30, 2003 and 2002.

(k)	Except as set forth in the June 30 Financial Statements, Pivotal and the Pivotal Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate are reasonably likely to have a Material Adverse Effect. In addition, since June 30, 2003, Pivotal and the Pivotal Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has not been:

(i)	any Material Adverse Effect or any state of facts, change, development, effect or occurrence that is reasonably likely to result in a Material Adverse Effect;

(ii)	prior to the date of this agreement, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Pivotal’s or any Pivotal Subsidiary’s capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned subsidiary of Pivotal to its parent;

(iii)	any split, combination or reclassification of any of Pivotal’s or any Pivotal Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, Pivotal or any Pivotal Subsidiary;

(iv)	any:

(A)	granting by Pivotal or any Pivotal Subsidiary to any current or former director, officer, employee, independent contractor or consultant of Pivotal or any Pivotal Subsidiary

(collectively, “Pivotal Personnel”) of any bonus opportunity or any increase in any type of compensation or benefits, except for grants of bonus opportunities and increases of base compensation, in each case, prior to the date of this agreement in the ordinary course of business consistent with past practice and the management bonus pool described in Section 10(k)(iv) of the Disclosure Letter; or

(B)	payment by Pivotal or any Pivotal Subsidiary to any Pivotal Personnel of any bonus, except for bonuses paid or accrued prior to the date of this agreement in the ordinary course of business consistent with past practice;

(v)	any granting by Pivotal or any Pivotal Subsidiary to any Pivotal Personnel of any severance or termination pay or of the right to receive any severance or termination pay or increases therein except for any granting of such pay or rights prior to the date of this agreement in the ordinary course of business consistent with past practice;

(vi)	any entry by Pivotal or any Pivotal Subsidiary into, or any amendment of:

(A)	any currently effective employment, deferred compensation, severance, termination, employee benefit, loan, indemnification, stock repurchase, consulting or similar agreement (other than in the ordinary course of business consistent with past practice) between Pivotal or any Pivotal Subsidiary, on the one hand, and any Pivotal Personnel, on the other hand; or

(B)	any agreement between Pivotal or any Pivotal Subsidiary, on the one hand, and any Pivotal Personnel, on the other hand;

the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Pivotal of the nature contemplated by this agreement (all such agreements under this clause (vi), including any agreement of a type referred to in this clause (vi) that is entered into on or after the date hereof, collectively, “Benefit Agreements”);

(vii)	any material amendment of any incentive award (including Stock Options, stock appreciation rights, performance units, restricted stock, stock repurchase rights or other stock-based or stock-related awards) or the material removal or modification of any restrictions in any such award;

(viii)	any material amendment to, or material modification of, any Pivotal Stock Plan or the ESPP;

(ix)	any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect;

(x)	prior to the date of this agreement, any change in financial or tax accounting methods, principles or practices by Pivotal or any Pivotal Subsidiary, except insofar as may have been required by a change in U.S. GAAP or applicable Law;

(xi)	prior to the date of this agreement, any tax election that individually or in the aggregate is reasonably likely to have a Material Adverse Effect or any of its tax attributes or any settlement or compromise of any material income tax liability;

(xii)	prior to the date of this agreement, any revaluation by Pivotal or any Pivotal Subsidiary of any of the material assets of Pivotal or any Pivotal Subsidiary, except as required by U.S. GAAP; or

(xiii)	any Contract to which Pivotal or any Pivotal Subsidiary is a party or to which Pivotal or any Pivotal Subsidiary is bound obligating Pivotal or any Pivotal Subsidiary to do any of the things listed in (i) – (xiii) above.

(l)	Except as set out in the Pivotal Public Record, neither Pivotal nor any Pivotal Subsidiary has outstanding any bonds, debentures, notes, mortgages, hypothec or other indebtedness (excluding routine borrowings under Pivotal’s operating credit and trade payables incurred in the ordinary and regular course of Pivotal’s business consistent with past practice), none of them has agreed to create or issue any bonds, debentures, notes, mortgages, hypothec or other indebtedness, and neither Pivotal nor any Pivotal Subsidiary has given or agreed to give, nor are they a party to or bound by, any guarantee of indebtedness, indemnity or suretyship of other obligations of any person, nor are they contingently responsible for such indemnity or suretyship or obligations.

(m)	Except as set out in Section 10(m) of the Disclosure Letter, no consent, approval, order or authorization of, or registration, or declaration with, any applicable federal, provincial, state, local or foreign governmental or other regulatory authority (a “Governmental Authority”) with jurisdiction over Pivotal or any Pivotal Subsidiary is required to be obtained by Pivotal or any Pivotal Subsidiary in connection with the execution and delivery of this agreement or the consummation of the Arrangement, except for those consents, orders, authorizations, declarations, registrations or approvals which are contemplated by this agreement or those consents, orders, authorizations, declarations, registrations or approvals that, if not obtained, would not, individually or in the aggregate, prevent or materially delay the consummation of the Arrangement or otherwise prevent Pivotal from performing its obligations under this agreement and could not reasonably be expected to have a Material Adverse Effect.

(n)	Except as has been disclosed in Section 10(n) of the Disclosure Letter, there is no suit, action or proceeding pending, or to the knowledge of Pivotal, threatened against Pivotal or any Pivotal Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon Pivotal, and there is no Law, investigation, judgment, decree, injunction, rule or order of any Governmental Authority with jurisdiction over Pivotal or any Pivotal Subsidiary outstanding against Pivotal or any Pivotal Subsidiary that, individually or in the aggregate, is causing, or which insofar as can reasonably be foreseen, in the future would cause, a Material Adverse Effect;

(o)	With respect to taxes:

(i)	Each of Pivotal, the Pivotal Subsidiaries and each Pivotal Affiliated Group (as defined below) has timely filed all federal, provincial, state and local, domestic and foreign, income and franchise tax returns and reports and all other tax returns and reports required to be filed by it and all such returns and reports are complete and correct, except for such failures to file or to be complete and correct that individually or in the aggregate are not reasonably likely to cause a Material Adverse Effect. Each of Pivotal, the Pivotal Subsidiaries and each Pivotal Affiliated Group has timely paid all taxes (as defined below) due with respect to the taxable periods covered by such returns and reports and all other taxes, and the June 30 Financial Statements or the most recent financial statements included in the Pivotal SEC Documents reflect an adequate reserve for all taxes payable by Pivotal and the Pivotal Subsidiaries and for all taxable periods and portions thereof through the date of such financial statements, except for failures to pay or reserve for such taxes that individually or in the aggregate are not reasonably likely to cause a Material Adverse Effect.

(ii)	No federal, provincial, state, local or foreign, income or franchise tax return or report or any other material tax return or report of Pivotal or any Pivotal Subsidiary or any Pivotal Affiliated Group is currently under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by Pivotal or any Pivotal Subsidiary. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by Pivotal, any of its subsidiaries or any Pivotal Affiliated Group (except for those arising after the date of this agreement that individually or in the aggregate are not reasonably likely to result in a material liability for Pivotal). Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid. No issues relating to taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period, except for issues first raised after the date of this agreement that individually or in the aggregate are not reasonably likely to result in a material liability for Pivotal. All assessments for taxes due and owing by Pivotal, any Pivotal Subsidiary or any Pivotal Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. Except as disclosed in Section 10(o)(ii) of the Disclosure Letter, as of the date of this agreement, no federal, provincial, state, local or foreign, tax return or report of Pivotal or any Pivotal Subsidiary or any Pivotal Affiliated Group has ever been under audit or examination by the IRS or other relevant taxing authority.

(iii)	There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney (other than powers of attorney authorizing employees of Pivotal to act on behalf of Pivotal) with respect to any taxes has been executed or filed with any taxing authority.

(iv)	No Liens for taxes exist with respect to any assets or properties of Pivotal or any Pivotal Subsidiary, except for statutory Liens for taxes not yet due and Liens for taxes that Pivotal or any Pivotal Subsidiary is contesting in good faith through appropriate proceedings and for which adequate reserves have been established.

(v)	None of Pivotal or any Pivotal Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(vi)	None of Pivotal or any Pivotal Subsidiary will be required to include in a taxable period ending after the effective time of the Arrangement material taxable income attributable to income that accrued (for purposes of the June 30 Financial Statements) in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the instalment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Internal Revenue Code of 1986, as amended (the “Code”) or comparable provisions of state or local tax law, domestic or foreign, or for any other reason.

(vii)	No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this agreement by any Pivotal Personnel who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Benefit Plan (as defined below), Benefit Agreement or other compensation arrangement currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) and no such disqualified individual is entitled to receive any additional payment (e.g., any tax gross-up or other payment) from Pivotal, or any other person in the event that the excise tax required by Section 4999(a) of the Code, is imposed on such disqualified individual.

(viii)	Pivotal and the Pivotal Subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any federal, provincial, state or local laws, domestic or foreign) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable Laws, except for failures to withhold or pay over that individually or in the aggregate are not reasonably likely to result in a material liability for Pivotal.

For purposes of this agreement, “taxes” shall include all (A) federal, provincial, state, local or foreign, income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto, and any obligations under any Contracts with any other person with respect to such amounts, (B) liability for the payment of any amounts of the types described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (C) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (A) or (B).

For purposes of this agreement, “Pivotal Affiliated Group” shall mean each affiliated, combined, consolidated or unitary group of which Pivotal or any Pivotal Subsidiary is or has been a member within the meaning of the Code.

(p)	Pivotal is its own ultimate parent entity (as defined in 16 C.F.R. §801.1(a)(3)) and Pivotal, together with all entities controlled (as defined in 16 C.F.R. §801.(1)(b)) by it (a) does not for the year ended June 30, 2003 have aggregate sales in or into the United States of $50 million or more, or (b) as of June 30, 2003 does not, and as of the Effective Time will not, hold assets located in the United States having an aggregate total value of $50 million, in each case determined in accordance with 16 C.F.R. §801.11 (this representation and warranty being made solely for the purpose of determining the applicability of the notification provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended to the transactions contemplated by this agreement).

(q)	The corporate records and minute books of Pivotal and the Pivotal Subsidiaries have been maintained substantially in accordance with all applicable laws and are complete and accurate in all material respects, and have been made available to Acquisitionco.

(r)	Pivotal and each Pivotal Subsidiary is, and since June 30, 2000 has been, in compliance with all applicable Laws and Judgments of any Governmental Authority applicable to their businesses or operations, except for instances of possible noncompliance that individually or in the aggregate are not reasonably likely to:

(i)	have a Material Adverse Effect;

(ii)	impair in any material respect the ability of Pivotal to perform its obligations under this agreement; or

(iii)	prevent or materially impede or delay the consummation of any of the transactions contemplated by this agreement.

None of Pivotal or any Pivotal Subsidiary has received, since June 30, 2000, a notice or other written communication alleging a possible violation by Pivotal or any Pivotal Subsidiary of any applicable Law or Judgment of any Governmental Authority applicable to its businesses or operations, except for such violations that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(s)	Except with respect to instances that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect:

(i)	Pivotal and each Pivotal Subsidiary are in compliance with all applicable Environmental Laws (as defined below);

(ii)	Pivotal and each Pivotal Subsidiary have, and are in compliance with, all Permits (as defined below) required under Environmental Laws for the operation of their respective businesses and all such Permits are valid and in good standing;

(iii)	there are no pending, or to the knowledge of Pivotal, threatened Environmental Claims (as defined below) against Pivotal or any Pivotal Subsidiary;

(iv)	neither Pivotal nor any Pivotal Subsidiary have received notice that Pivotal or any Pivotal Subsidiary is in non-compliance with any Environmental Law or subject to potential liability under any Environmental Law, including potential liability for the costs of investigating or remediating contaminated property pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, or analogous state, provincial or foreign law;

(v)	there have been no Releases (as defined below) or threatened Releases of Hazardous Substances (as defined below) on, at, under or about any properties currently or, during the period of ownership or operation by Pivotal or any Pivotal Subsidiary, formerly owned, leased or operated by Pivotal or any Pivotal Subsidiary, or any of their respective predecessors, and neither Pivotal nor any of its subsidiaries has Released, disposed of or arranged for the disposal of Hazardous Substances at any on-site or off-site location;

(vi)	there are no facts, circumstances or conditions that are reasonably likely to give rise to any liability of, or form the basis of an Environmental Claim against, Pivotal or any Pivotal Subsidiary in connection with any Environmental Law; and

(vii)	neither Pivotal nor any Pivotal Subsidiary has retained or assumed, either contractually or by operation of law, any liabilities or obligations that are reasonably likely to result in any Environmental Claim against Pivotal or any Pivotal Subsidiary.

For purposes of this agreement, the term “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from the presence or Release of, or exposure to, any Hazardous Substances at any location or the failure to comply with any Environmental Law.

For purposes of this agreement,

“Environmental Laws” shall mean any applicable federal, provincial, state, local or foreign, statutes, laws, regulations, ordinances, rules, codes, enforceable requirements, agreements, orders, decrees, judgments, Permits or injunctions issued, promulgated or entered into by any Governmental Authority relating to protection of the environment, natural resources or human health and safety, or to the use, management, disposal, Release or threatened Release of Hazardous Substances.

“Hazardous Substances” shall mean any explosive, radioactive, toxic or hazardous substances or materials (including asbestos or asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum products, and any other substances or materials defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances”) but excluding office and janitorial supplies properly and safely maintained.

“Release” shall mean any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, leaching, injecting, dumping, disposing or migrating into or through the environment.

(t)	Pivotal and the Pivotal Subsidiaries have in effect all federal, provincial, state, local or foreign, governmental consents, approvals, orders, authorizations, certificates, filings, notices, permits, concessions, franchises, licenses and rights (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted and there has occurred no violation of, or default (with or without notice or lapse of time or both) under, or event giving to any other person any right of termination, amendment or cancellation of, any such Permit, except for the lack of Permits and for such violations, defaults or events that individually or in the aggregate are not reasonably likely to have a

Material Adverse Effect. Consummation of the Arrangement is not reasonably likely to cause the revocation or cancellation of any such Permit, which revocations or cancellations, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

(u)	With respect to certain employment related matters:

(i)	Section 10(u) of the Disclosure Letter contains a list of all “employee welfare benefit plans” (as defined in Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended, “ERISA”)), “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other Benefit Plans (as defined below) and all material Benefit Agreements that are in effect as of the date of this agreement. Pivotal has made available to Acquisitionco true, complete and correct copies of;

(A)	each Benefit Plan and each material Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, descriptions thereof);

(B)	the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Benefit Plan;

(C)	the most recent summary plan description for each Benefit Plan for which such summary plan description is required; and

(D)	each trust agreement and group annuity contract relating to any Benefit Plan.

Each Benefit Plan has been administered in accordance with its terms, except where the failure so to be administered individually or in the aggregate is not reasonably likely to have a Material Adverse Effect. Pivotal and the Pivotal Subsidiaries and all the Benefit Plans are in compliance with all applicable provisions of ERISA, the Code and all other applicable Laws, except for instances of possible noncompliance that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(ii)	All Pension Plans intended to be tax qualified are so qualified and have been the subject of determination letters from the IRS or other Governmental Authority with respect to all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or have a remaining period of time under applicable Law to submit such determination letter to the effect that such Pension Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no determination letter has been revoked (or has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Pension Plan that would adversely affect the qualification of such Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA, except for events that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. All Benefit Plans required to have been approved by any foreign Governmental Authority have been so approved or timely submitted for approval, no such approval has been revoked (nor has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Benefit Plan that would affect any such approval relating thereto or increase the costs relating thereto, except for events that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. Pivotal has made available to Acquisitionco a true, complete and correct copy of the most recent determination or approval letter received with respect to each Pension Plan, as well as a true, complete and correct copy of each pending application for a determination or approval letter, if any.

(iii)	Neither Pivotal nor any Commonly Controlled Entity (as defined below) has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Title IV of ERISA or is otherwise a defined benefit pension plan.

(iv)	There are no understandings, agreements or undertakings, written or oral, that would prevent any Benefit Plan (including any Benefit Plan that is an employee welfare benefit plan as defined in Section 3(2) of ERISA (each, a “Welfare Plan”)) (including any Benefit Plan covering retirees or other former employees) from being amended or terminated without material liability to Pivotal or any Pivotal Subsidiary on or at any time after the Effective Time (except for accrued benefits payable thereunder or ordinary administrative expenses). No Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

(v)	No Pivotal Personnel will be entitled to any additional compensation or benefits under any Benefit Plan or Benefit Agreement or any acceleration of the time of payment or vesting of any compensation or benefits (whether in cash, equity or otherwise) as a result of the transactions contemplated by this agreement or any benefits the value of which will be calculated on the basis of any of the transactions contemplated by this agreement. Neither the execution and delivery of this agreement, nor the consummation of any transaction contemplated by this agreement (alone or in conjunction with the termination of employment) will:

(A)	trigger any funding (through a grantor trust or otherwise) of any compensation or benefits; or

(B)	result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, any Benefit Plan or Benefit Agreement.

(vi)	The deduction of any amount payable pursuant to the terms of the Benefit Plans or Benefit Agreements will not be subject to disallowance under Section 162(m) of the Code or any other applicable Law.

(vii)	Since June 30, 2000 and through the date hereof, neither Pivotal nor any Pivotal Subsidiary has received notice of, and, to the knowledge of Pivotal, there are no:

(A)	pending termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or Benefit Agreement that individually or in the aggregate are reasonably likely to have a Material Adverse Effect; or

(B)	pending investigations (other than routine inquiries) by any Governmental Authority with respect to any Benefit Plan or Benefit Agreement.

(viii)	All contributions, premiums and benefit payments under or in connection with the Benefit Plans or Benefit Agreements that are required to have been made by Pivotal or any Pivotal Subsidiary have been timely made in all material respects. Neither Pivotal nor any of its subsidiaries has incurred any unfunded liabilities in relation to any Benefit Plan or Benefit Agreement. No Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(ix)	With respect to each Benefit Plan:

(A)	there has not occurred any prohibited transaction in which Pivotal, any of its subsidiaries or any of their respective employees has engaged that could subject Pivotal, any Pivotal Subsidiary or any of their respective employees, or, to the knowledge of Pivotal, a trustee or other fiduciary of any trust created under any Benefit Plan, to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law; and

(B)	none of Pivotal, any Pivotal Subsidiary, or, to the knowledge of Pivotal, any trustee or other fiduciary of any Benefit Plan has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject Pivotal, any Pivotal Subsidiary or, to the knowledge of Pivotal, any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable Law.

(x)	Pivotal and the Pivotal Subsidiaries do not have any material liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to Pivotal or any Pivotal Subsidiary and treating such persons as consultants or independent contractors and not as employees of Pivotal or any Pivotal Subsidiary.

(xi)	Other than as set forth on Section 10(u) of the Disclosure Letter:

(A)	no Pivotal Personnel has entered into any employment agreement or arrangement with Pivotal or any of its affiliates that differs in any material respect from the form offer letter that is used by Pivotal or its affiliates in the country in which such Pivotal Personnel is employed (true and correct copies of which forms have been provided to Acquisitionco); and

(B)	no Pivotal Personnel is entitled to receive any:

(I)	severance, termination, payment in lieu of notice or similar benefits, except as required by applicable statutory, common or other laws;

(II)	bonus payments other than those made in the ordinary course of business consistent with past practice pursuant to a broad-based bonus program which is set forth on Section 10(u) of the Disclosure Letter or compensation provided outside the ordinary course of business (including any relocation bonus or benefit, or any compensation, indemnity or tax gross-up agreement related to the maintenance or sale of any residence) under existing agreements with, or plans or programs of, Pivotal or any of its affiliates; or

(III)	any other payment or benefit that is related to, or contingent upon, the consummation of the transactions contemplated by this agreement, including, without limitation, the accelerated vesting of Stock Options and shares of Restricted Stock or the forgiveness of indebtedness owed by such Pivotal Personnel to Pivotal or any of its affiliates.

(xii)	Except as disclosed in the Pivotal SEC Documents, since the date of the most recent audited financial statements included in the Pivotal SEC Documents and through the date of this agreement, none of Pivotal or any Pivotal Subsidiary has terminated, adopted, amended in any material respect or agreed to amend in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option (including Pivotal Stock Plans), phantom stock, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other material plan, arrangement or understanding (whether or not subject to the laws of the United States) maintained, contributed to or required to be maintained or contributed to by Pivotal, any of its subsidiaries or any other person that, together with Pivotal, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a “Commonly Controlled Entity”), in each case, providing benefits to any Pivotal Personnel (all such plans, arrangements or understandings including any such plan, arrangement or understanding which is entered into or adopted on or after the date hereof, collectively, “Benefit Plans”) or made any material change in the manner in which contributions to any Pension Plans are made or the basis on which such contributions are determined. Except as disclosed in the Pivotal SEC Documents, neither Pivotal nor any Pivotal Subsidiary is a party to any Benefit Agreement. There are no collective bargaining or other labour union agreements to which Pivotal or any Pivotal Subsidiary is a party or by which it is bound. Since June 30, 2003 and through the date of this agreement, neither Pivotal nor any of its subsidiaries has encountered any labour union organizing activity, or had any actual or, to the knowledge of Pivotal, threatened employee strikes, work stoppages, slowdowns or lockouts. Except with respect to instances that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect, each of Pivotal and the Pivotal Subsidiaries:

(A)	is, and since June 30, 2000 has been, in compliance with all applicable Laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours; and

(B)	is not, and since June 30, 2000 has not, engaged in any unfair labour practice.

Prior to the date of this agreement, Pivotal has not received written notice of any unfair labour practice charge against Pivotal or any Pivotal Subsidiary that is pending and, to the knowledge of Pivotal, there is no unfair labour practice charge against Pivotal or any Pivotal Subsidiary threatened before the National Labour Relations Board or any comparable Governmental Authority.

(xiii)	Section 10(u)(xiii) of the Disclosure Letter lists all employees by number of employees, by country and state of primary location, by title and by salary (which will be treated confidentially by Acquisitionco).

(xiv)	To Pivotal’s knowledge, no employee of Pivotal or any Pivotal Subsidiary nor any consultant with whom Pivotal or any Pivotal Subsidiary has contracted is in violation of any material term of any employment contract or any other similar contract or agreement relating to the relationship of such employee or consultant with Pivotal, any Pivotal Subsidiary, any former employer or any other party.

(xv)	Neither Pivotal nor any Pivotal Subsidiary has violated Section 402 of the Sarbanes-Oxley Act of 2002, and the execution of this agreement and the consummation of the transactions contemplated hereby will not cause such a violation.

(xvi)	Neither Pivotal nor any Pivotal Subsidiary has effectuated (i) a “plant closing” as such term may be defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or similar applicable Laws affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Pivotal or any Pivotal Subsidiary, or (ii) a “mass layoff” as such term may be defined in WARN or similar applicable Laws affecting any site of employment or facility of Pivotal or any Pivotal Subsidiary. Neither Pivotal nor any Pivotal Subsidiary has engaged in layoffs or terminations of employment sufficient in number to trigger application of WARN or any similar applicable Laws.

(v)	With respect to certain intellectual property matters:

(i)	Section 10(v)(i) of the Disclosure Letter lists all issued patents, patent applications, registered trademarks, applications for registered trademarks, registered trade names, registered service marks, registered copyrights and applications therefor owned by Pivotal or any Pivotal Subsidiary as of the date of this agreement. Pivotal has made available to Acquisitionco true and correct copies of, and Section 10(v)(i) of the Disclosure Letter lists, (A) all material license agreements relating to Pivotal’s or any Pivotal Subsidiaries’ Intellectual Property (as defined below) to which Pivotal or any Pivotal Subsidiary is a party as of the date of this agreement, other than (except with respect to licenses or rights referred to in item (ii)(L) below) non-exclusive licenses granted to Pivotal customers in the ordinary course of the business of Pivotal and the Pivotal Subsidiaries consistent with past practice and (B) all material license agreements relating to the Intellectual Property of an third party to which Pivotal or any Pivotal Subsidiary is a party as of the date of this agreement, other than “off the shelf” software licensed pursuant to “shrink wrap” or “click wrap” licenses.

(ii)	(A)	Pivotal and each Pivotal Subsidiary owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for or used in the conduct of all material parts of its business as currently conducted by Pivotal and the Pivotal Subsidiaries and all other material Intellectual Property used in the conduct of any material part of its business.

(B)	All issued patents, patent applications, registered trademarks, registered trademark applications, registered trade names, registered service marks and registered copyrights of Pivotal or any Pivotal Subsidiary have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Authority in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance and renewal fees have been paid to continue all such rights in effect, except where the absence of any such registration, filings or payments, as applicable, is not reasonably likely to have a Material Adverse Effect.

(C)	To the knowledge of Pivotal, none of the products or services of Pivotal or any Pivotal Subsidiary, taken as a whole, is infringing upon or otherwise violating the Intellectual Property rights of any third party, other than any infringements or violations that are not reasonably likely to have a material adverse effect on a material product of Pivotal.

(D)	To the knowledge of Pivotal, none of the products or services of Pivotal or any Pivotal Subsidiary has infringed upon or otherwise violated the Intellectual Property rights of any third party, except for any infringements or violations that individually or in the aggregate are not reasonably likely to result in any material liability for Pivotal or any Pivotal Subsidiary.

(E)	Pivotal has not received notice of, and does not otherwise have knowledge of, any suit, claim, action, investigation or proceeding pending or, to the knowledge of Pivotal, threatened with respect to, and Pivotal has not been notified in writing of, any possible infringement or other violation by Pivotal or any Pivotal Subsidiary or any of its or their products or services of the rights of any person with regard to any Intellectual Property, except for such infringements or violations that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(F)	To the knowledge of Pivotal, no person is infringing on or otherwise violating any right of Pivotal or any Pivotal Subsidiary with respect to any Intellectual Property owned by Pivotal or any Pivotal Subsidiary, except for such infringements or violations that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(G)	Each of the former or current members of management or key personnel of Pivotal or any Pivotal Subsidiary, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by Pivotal or any Pivotal Subsidiary, have assigned or otherwise transferred to Pivotal or a Pivotal Subsidiary all ownership and other rights of any nature whatsoever (to the extent permitted by law) of such person in any Intellectual Property owned, intended to be owned or used by Pivotal or any Pivotal Subsidiary, except where the failure to do so is not reasonably likely to have a material adverse effect on a material product of Pivotal. None of the former or current members of management or key personnel of Pivotal or any Pivotal Subsidiary, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by Pivotal or any Pivotal Subsidiary, have a valid claim against Pivotal or any Pivotal Subsidiary in connection with the involvement of such persons in the conception and development of any computer software or other Intellectual Property owned, intended to be owned or used by Pivotal or any Pivotal Subsidiary, and no such claim has been asserted or, to the knowledge of Pivotal, threatened, in each case, other than claims that are not individually and in the aggregate reasonably likely to have a Material Adverse Effect. Each former and current officer, and other employee of Pivotal has executed an agreement relating to confidentiality and assignment of inventions in substantially the form and on substantially the same terms provided to Acquisitionco, and each individual and corporate consultant and contractor of Pivotal has executed a form of proprietary information agreement in substantially the form and on substantially the same terms as provided to Acquisitionco. Pivotal has no knowledge that any of its employees, officers, consultants or contractors is in violation thereof, except such violations as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(H)	The execution and delivery of this agreement, the consummation of the transactions contemplated by this agreement and the compliance with the provisions of this agreement do not and will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to any right, license or encumbrance relating to, any Intellectual Property owned or used by Pivotal or any Pivotal Subsidiary or with respect to which Pivotal or any Pivotal Subsidiary now has or has had any agreement with any third party, or any right of termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any agreement to which Pivotal or any Pivotal Subsidiary is a party, or the loss or encumbrance of any Intellectual Property or benefit related thereto, or result in the creation of any Lien in or upon any Intellectual Property or right.

(I)	To the extent Third Party Software (as defined below) that is material to a material product of Pivotal is distributed to customers of Pivotal or any Pivotal Subsidiary together with, and as part of, any material product of Pivotal or any Pivotal Subsidiary currently marketed by, commercially available from or under development by Pivotal or any Pivotal Subsidiary, any third party rights have been identified in Section 10(v)(ii)(I) of the Disclosure Letter and all necessary licenses have been obtained and made available to Acquisitionco.

(J)	None of the material source code in any material products (other than source code with respect to which Pivotal knowingly made a reasonable business judgment to not keep such source code confidential or that has been provided to a third party technology escrow agent in accordance with standard industry practice) or other material trade secrets (other than trade secrets with respect to which Pivotal knowingly made a reasonable judgment to not keep such trade secrets confidential) of Pivotal or any Pivotal Subsidiary has been published or disclosed by Pivotal or any Pivotal Subsidiary, except to a Pivotal Subsidiary or pursuant to a non-disclosure agreement that is in the standard form used by Pivotal that has been provided to Acquisitionco prior to the date of this agreement, or, to the knowledge of Pivotal, by any other person to any person except pursuant to licenses or Contracts requiring such other persons to keep such source code and trade secrets confidential, except where such disclosure is not reasonably likely to have a material adverse effect on a material product of Pivotal.

(K)	Neither Pivotal nor any Pivotal Subsidiary has assigned, sold or otherwise transferred ownership of any material issued patent, patent application, registered trademark, trademark application, registered service mark, registered copyright or application therefor or any other material Intellectual Property during the two-year period immediately preceding the date of this agreement.

(L)	No licenses or rights have been granted to a third party to distribute any material source code for, or to use any source code to create Derivative Works (as defined below) of, any material product of Pivotal or any Pivotal Subsidiary currently marketed by, commercially available from or under development by Pivotal or any Pivotal Subsidiary for which Pivotal possesses the source code, except with respect to source code escrow arrangements entered into by Pivotal in the ordinary course of its business with its customers which are listed in Section 10(v)(ii)(L) of the Disclosure Letter.

(M)	Pivotal and each Pivotal Subsidiary have:

(I)	created and have safely stored back-up copies of all their material computer programs and software (including object code, source code and associated data and documentation); and

(II)	taken all reasonable and necessary steps (other than the actions mentioned in the immediately proceeding clause (I)) to protect their material Intellectual Property and their rights thereunder, and to the knowledge of Pivotal no such rights to any material Intellectual Property have been lost or are in jeopardy of being lost through failure to act by Pivotal or any Pivotal Subsidiary or otherwise, except, in the case of this clause (II), for instances in which Pivotal has knowingly made a reasonable business judgment to not protect such Intellectual Property.

(N)	Pivotal has no knowledge of any facts or circumstances that would render invalid or unenforceable any Intellectual Property owned or exclusively licensed by Pivotal or a Pivotal Subsidiary.

(O)	None of the products or services of Pivotal or a Pivotal Subsidiary is, in whole or in part, subject to the provisions of any open source, or other agreement that (i) requires the distribution of source code in connection with the distribution of the product, (ii) prohibits or limits Pivotal or any Pivotal Subsidiary from charging a fee or receiving consideration for the product or service, or (iii) allows a customer, or requires that a customer be permitted to, have the right to decompile, disassemble, or otherwise reverse engineer software by its terms and not by operation of law.

For purposes of this agreement,

“Derivative Work” shall have the meaning set forth in 17 U.S.C. Section 101.

“Intellectual Property” shall mean trademarks (registered or unregistered), service marks, brand names, domain names, certification marks, trade dress, assumed names, trade names and other indications of origin and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; computer programs and software (including object code, source code, and associated data and documentation), know-how and any other technology; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by a third party; writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing; licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

“Third Party Software” shall mean software (including object code, source code, and associated data and documentation) with respect to which a third party holds any copyright or other ownership right (and, therefore, such software is not owned exclusively by Pivotal or any Pivotal Subsidiary).

(w)	With respect to certain Contracts involving Pivotal:

(i)	Except for Contracts filed as exhibits to the Pivotal SEC Documents (including any form of Contract so filed) (the “Filed Contracts”), none of Pivotal or any Pivotal Subsidiary is a party to or bound by or otherwise has rights or benefits under, and none of their respective properties or assets are bound by or subject to, any Contracts that are required to be filed as an exhibit to any Pivotal SEC Document under the Exchange Act and the rules and regulations promulgated thereunder. Except for Contracts (including forms of Contracts) filed as exhibits to the Pivotal SEC Documents, as of the date of this agreement, none of Pivotal or any Pivotal Subsidiary is a party to or bound by or otherwise has rights or benefits under, and none of their respective properties or assets are bound by or subject to, any of the following Contracts, written or oral, under which obligations remain outstanding:

(A)	material Contract not made in the ordinary course of business and not otherwise listed on Sections 10(w)(i) of the Disclosure Letter;

(B)	Contract pursuant to which Pivotal or any Pivotal Subsidiary has agreed not to compete with any person or to engage in any business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

(C)	Contract providing for “exclusivity” or any similar requirement or pursuant to which Pivotal or any Pivotal Subsidiary is restricted in any material respect, or that imposes restrictions with respect to the development, manufacture, marketing or distribution of products or services (other than restrictions entered into in the ordinary course of business consistent with past practice);

(D)	material Contract with (i) any affiliate of Pivotal or any Pivotal Subsidiary, (ii) any Pivotal Personnel, (iii) any union or other labour organization or (iv) any affiliate of any such person or entity (other than, in each case, (w) Contracts on arm ‘s-length terms with companies whose common stock is publicly traded, (x) offer letters, employment agreements or consulting agreements providing solely for “at will” employment with no right to severance benefits except as required by applicable Law, (y) invention assignment and confidentiality agreements relating to the assignment of inventions to Pivotal or any Pivotal Subsidiary not involving the payment of money and (z) Benefit Plans and Benefit Agreements referred to in Section 10(t));

(E)	license or franchise granted by Pivotal or any Pivotal Subsidiary pursuant to which Pivotal or any such subsidiary has agreed to refrain from granting license or franchise rights to any other person;

(F)	(I)	Contract under which Pivotal or any Pivotal Subsidiary has incurred any indebtedness (other than payables in the ordinary course of business) that is currently owing, other than Contracts under which Pivotal or a Pivotal Subsidiary has incurred indebtedness of less than $100,000 in the aggregate, or

(II)	Contract under which Pivotal or any Pivotal Subsidiary has given any guarantee in respect of indebtedness, other than Contracts under which Pivotal or a Pivotal Subsidiary has given guarantees in respect of indebtedness of less than $100,000 in the aggregate;

(G)	material Contract (except for this agreement) that requires consent, approval or waiver of, or notice to, a Governmental Authority or other third party in the event of or with respect to the Arrangement and the transactions contemplated by this agreement, including in order to avoid termination of or loss of a material benefit under any such Contract;

(H)	material Contract (other than any Contract with Acquisitionco or any Pivotal Subsidiary) containing any provisions:

(I)	prohibiting or imposing any restrictions on the assignment of all or any portion thereof by Pivotal or any Pivotal Subsidiary to any other person (without regard to any exception permitting assignments to subsidiaries or affiliates); or

(II)	having the effect of providing that the consummation of any of the transactions contemplated by this agreement or the execution, delivery or effectiveness of this agreement will conflict with, result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a material benefit, or the creation of any Lien upon any of the properties or assets of Pivotal, Acquisitionco or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person;

(I)	material Contract providing for payments of royalties or other license fees to third parties, other than any such fees not to exceed $250,000 per year pursuant to license agreements with respect to Intellectual Property that is limited to the internal use of Pivotal or any Pivotal Subsidiary;

(J)	Contract granting a third party any license to any of Pivotal’s material Intellectual Property that is not limited to the internal use of such third party, other than in the ordinary course of business consistent with past practice;

(K)	Contract granting the other party to such Contract or a third party “most favoured nation” status;

(L)	Contract (x) pursuant to which Pivotal or any Pivotal Subsidiary has agreed or is required to provide any third party with access to source code that is material to any material product of Pivotal or any Pivotal Subsidiary or to provide for such source code to be put in escrow or (y) containing a provision having the effect of providing that the consummation of any of the transactions contemplated by this agreement or the execution, delivery or effectiveness of this agreement will require that a third party be provided with access to source code that is material to any material product of Pivotal or any Pivotal Subsidiary or that any such source code be released from escrow and provided to any third party (any such Contract described in clauses (x) or (y), a “Code Release Agreement”);

(M)	Contract containing any “non-solicitation” or “no-hire” provision that restricts Pivotal or any Pivotal Subsidiary;

(N)	Contract for any joint venture or partnership;

(O)	material Contract for any development, marketing, resale, distribution or similar arrangement relating to any product or service;

(P)	material Contract entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding;

(Q)	Contracts giving any person the right to cause Pivotal to register under the U.S. Securities Act or to qualify under any Canadian securities laws any of its presently outstanding securities or any of its securities which may hereafter be issued (“Registration Rights Agreements”). As a result of the consummation of the Arrangement, all Registration Rights Agreements will terminate and be of no further force and effect;

(R)	Contract between Pivotal or any Pivotal Subsidiary and any of the ten largest customers of Pivotal and the Pivotal Subsidiaries (determined on the basis of revenues received by Pivotal or any Pivotal Subsidiary in the four consecutive fiscal quarter period ended June 30, 2003) (the “Major Customers”, and each such Contract, a “Major Customer Contract”); and

(S)	Contract that (x) has aggregate future sums due from Pivotal or any Pivotal Subsidiary in excess of $250,000 and is not terminable by Pivotal or any such subsidiary with no material penalty on 90 (or fewer) days’ notice or (y) is entered into prior to the date of this agreement and is otherwise material to the business of Pivotal and the Pivotal Subsidiaries, taken as a whole, as presently conducted.

Each Contract of Pivotal or any Pivotal Subsidiary of a type listed in this subsection (each such Contract and the Filed Contracts, a “Material Contract”) is in full force and effect and is a legal, valid and binding agreement of Pivotal or a Pivotal Subsidiary, as the case may be, and, to the knowledge of Pivotal, of each other party thereto, enforceable against Pivotal or such Pivotal Subsidiary, as the case may be, and, to the knowledge of Pivotal, against the other party or parties thereto, except for such failures to be in full force and effect, to be legal, valid and binding or to be enforceable that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. Each of Pivotal and the Pivotal Subsidiaries have performed or is performing all material obligations required to be performed by it under its Material Contracts and is not (with or without notice or lapse of time or both) in breach or default in any material respect thereunder, and, to the knowledge of Pivotal, no other party to any of its Material Contracts is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder except, in each case, for such breaches, defaults, waivers or failures that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(ii)	As of the date of this agreement, Pivotal has made available to Acquisitionco true and complete copies of all Material Contracts listed on Section 9(w) of the Disclosure Letter, including copies of any Code Release Agreements and Major Customer Contracts. As of the date of this agreement, none of the Major Customers has terminated, failed to renew or requested any material amendment to any of its Major Customer Contracts, or any of its existing relationships, with Pivotal or any Pivotal Subsidiary, nor has any Major Customer indicated to Pivotal or any Pivotal Subsidiary its intent to do so.

(x)	The information with respect to Pivotal and any Pivotal Subsidiary to be included in the Proxy Circular will not contain any untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary in order to make any statement therein not misleading in light of the circumstances under which it was made. The Proxy Circular and all related solicitation material will comply with applicable Law.

(y)	no Acquisition Proposal (as such term is defined in Section 12) is currently under discussion, consideration or negotiation with any third party.

(z)	(i)	Pivotal and each Pivotal Subsidiary have good and marketable title to, or valid and enforceable leasehold interests in, all of their respective material properties and assets, except for such properties and tangible assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants, taxes that are not yet delinquent and similar encumbrances that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which Pivotal or any Pivotal Subsidiary has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(ii)	Each of Pivotal and each Pivotal Subsidiary is in compliance in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such instances of noncompliance or failures to be in full force and effect that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. Pivotal and each Pivotal Subsidiary enjoy peaceful and undisturbed possession under all such material leases, except for failures to do so that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(iii)	Section 10(y) of the Disclosure Letter sets forth, as of the date of this agreement, a complete list of all real property and interests in real property owned in fee by Pivotal or any Pivotal Subsidiary, all real property and interests in real property leased by Pivotal or any Pivotal Subsidiary, and all real property and interests in real property leased or otherwise granted by Pivotal or any Pivotal Subsidiary to any third party.

(aa)	Subject to such changes as may be required by the BC Court, the Requisite Approval is the only vote of the holders of any class or series of Pivotal’s capital stock (including options to purchase capital stock) necessary to approve or adopt this agreement, the Arrangement, the amalgamation or the consummation of the transactions contemplated by this agreement.

(bb)	No broker, investment banker, financial advisor or other similar person, (other than RBC, the fees and expenses of which will be paid by Pivotal) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this agreement based on arrangements made by or on behalf of Pivotal. Pivotal has delivered to Acquisitionco true and complete copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees or commissions are payable.

(cc)	Neither Pivotal nor any Pivotal Subsidiary nor, to Pivotal’s knowledge, any employee or agent of Pivotal or any Pivotal Subsidiary, has made any payment of funds of Pivotal or any Pivotal Subsidiary or received or retained any funds in violation of any law, rule or regulation.

(dd)	Pivotal and each Pivotal Subsidiary maintains a system of internal controls over financial reporting that complies with the definition thereof set forth under the Exchange Act. Pivotal has established and maintains disclosure controls and procedures (as such term is defined under the Exchange Act). Pivotal’s auditors and the Audit Committee of the Board of Directors have been advised of:

(i)	any significant deficiencies or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Pivotal’s ability to record, process, summarize, and report financial information; and

(ii)	any fraud, whether or not material, that involves management or other employees who have a role in Pivotal’s internal control over financial reporting.

Any material weaknesses in internal controls have been identified for Pivotal’s auditors. Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal control over financial reporting or in other factors that could significantly affect internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses. The principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of Pivotal have made all certifications required by the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certification are complete and correct. Pivotal is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes Oxley Act.

(ee)	Since July 30, 2002, Pivotal has not, directly or indirectly, including through any Pivotal Subsidiary: (A) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of Pivotal, or to or for any family member or affiliate of any director or executive officer of Pivotal; or (B) made any material modification, including any renewal thereof, to any term of any personal loan to any director or executive officer of Pivotal, or any family member or affiliate of any director or executive officer, which loan was outstanding on July 30, 2002. Neither Pivotal nor any Pivotal Subsidiary has any outstanding loans to or extensions of credit to, or any guarantee of any indebtedness of, any employee, officer or director of Pivotal or any Pivotal Subsidiary.

(ff)	Pivotal has recognized license revenue (determined in accordance with generally acceptable accounting principles applied on a consistent basis) for the fiscal quarter ended September 30, 2003 of not less than the U.S. dollar amount specified in Section 10(ff) of the Disclosure Letter.

(gg)	Section 10(gg) of the Disclosure Letter accurately and completely sets forth the number of Pinnacle common shares underlying unvested options (measured as of the date of this agreement) that shall become vested, including the dates of such vesting, between the date of this agreement and the End Date.

          The representations and warranties of Pivotal contained in this agreement shall be conclusively deemed to have been satisfied, fulfilled or waived upon the issuance of a Certificate of Arrangement by the Registrar.

11.	Representations and Warranties of Acquisitionco and Parentco

          Acquisitionco and Parentco each represents and warrants to and in favour of Pivotal as follows and acknowledges that Pivotal is relying upon same in connection with the transactions contemplated herein:

(a)	Acquisitionco and Parentco each is a corporation incorporated and validly existing under the laws of its respective jurisdiction of incorporation and has the corporate power to carry on its respective business as now being conducted, to enter into this agreement and to perform its respective obligations hereunder;

(b)	this agreement has been duly authorized, executed and delivered by Acquisitionco and Parentco and is a legal, valid and binding obligation of Acquisitionco and Parentco, enforceable against Acquisitionco and Parentco in accordance with its terms;

(c)	the execution and delivery of this agreement do not and the consummation of the Transaction will not result in a breach or violation of the memorandum or articles of Acquisitionco or the articles of incorporation or bylaws of Parentco;

(d)	no waiver, consent or approval is required to be obtained by Acquisitionco or Parentco from other parties to loan agreements, leases or other contracts, the failure of which to obtain would be materially adverse to Acquisitionco and Parentco taken as a whole or would materially impede Acquisitionco’s ability to complete the Transaction or Parentco’s ability to comply with its obligations hereunder;

(e)	no consent, approval, order or authorization of, or registration, or declaration with, any applicable governmental authority with jurisdiction over Acquisitionco or Parentco is required to be obtained by

Acquisitionco or Parentco in connection with the execution and delivery of this agreement or the consummation of the Arrangement, except for those consents, orders, authorizations, declarations, registrations or approvals which are contemplated by this agreement or those consents, orders, authorizations, declarations, registrations or approvals that, if not obtained, would not prevent or materially delay the consummation of the Arrangement or otherwise prevent Acquisitionco or Parentco from performing its respective obligations under this agreement; and

(f)	the information with respect to and supplied in writing by Acquisitionco or Parentco to be included in the Proxy Circular will not on the date such Proxy Circular is first distributed to Pivotal shareholders contain any untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary in order to make any statement therein not misleading in light of the circumstances under which it was made;

          The representations and warranties of Acquisitionco and Parentco contained in this agreement shall be conclusively deemed to have been satisfied, fulfilled or waived upon the issuance of a Certificate of Arrangement by the Registrar.

11A.	Representations and Warranties of the Oak Entities

          Each of the Oak Entities, severally but not jointly, represents and warrants to and in favour of Pivotal as follows and acknowledges that Pivotal is relying upon same in connection with the transactions contemplated herein:

(a)	it is a limited partnership organized and validly existing under the laws of its jurisdiction of organization and has the power to carry on its business as now being conducted, to enter into this agreement and to perform its obligations hereunder;

(b)	this agreement has been duly authorized, executed and delivered by it and is a legal, valid and binding obligation of it, enforceable against it in accordance with this agreement’s terms;

(c)	the execution and delivery of this agreement do not and the consummation of the Transaction will not result in a breach or violation of its charter documents;

(d)	no waiver, consent or approval is required to be obtained by it from other parties to loan agreements, leases or other contracts, the failure of which to obtain would be materially adverse to it or would materially impede its ability to complete the Transaction or comply with its obligations hereunder;

(e)	no consent, approval, order or authorization of, or registration, or declaration with, any applicable governmental authority with jurisdiction over it is required to be obtained by it in connection with the execution and delivery of this agreement or the consummation of the Arrangement, except for those consents, orders, authorizations, declarations, registrations or approvals which are contemplated by this agreement or those consents, orders, authorizations, declarations, registrations or approvals that, if not obtained, would not prevent or materially delay the consummation of the Arrangement or otherwise prevent it from performing its obligations under this agreement; and

(f)	the information with respect to and supplied in writing by it to be included in the Proxy Circular will not on the date such Proxy Circular is first distributed to Pivotal shareholders contain any untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary in order to make any statement therein not misleading in light of the circumstances under which it was made;

          The representations and warranties of the Oak Entities contained in this agreement shall be conclusively deemed to have been satisfied, fulfilled or waived upon the issuance of a Certificate of Arrangement by the Registrar.

12.	Non-Solicitation

(a)	From the date hereof until the earlier of (i) the termination of this agreement in accordance with Section 15 and (ii) the completion of the Transaction, Pivotal will not (subject to the exceptions described herein), directly or indirectly, and will not authorize or permit any affiliate, officer, director, employee, representative or agent of Pivotal or any Pivotal Subsidiary to, directly or indirectly, (x) solicit, initiate, invite, assist, facilitate, promote or encourage proposals or offers from, or entertain or enter into discussions or negotiations with any other person relating to the acquisition of Pivotal common shares or any other securities of Pivotal or any Pivotal Subsidiary, any amalgamation, merger or other form of business combination involving Pivotal or any Pivotal Subsidiary, any sale, lease, exchange or transfer of all or a substantial portion of the assets of Pivotal (on a consolidated basis), or any takeover bid, reorganization, recapitalization, liquidation or winding-up of or other business combination or transaction involving Pivotal or any Pivotal Subsidiary with any person other than Acquisitionco or any of its affiliates (each an “Acquisition Transaction” and any offer or proposal relating to any transaction or series of related transactions involving an Acquisition Transaction, an “Acquisition Proposal”) or (y) enter into any letter of intent or similar document or any contractual agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. Pivotal will ensure that its affiliates, officers, directors, employees, representatives and agents, including those of the Pivotal Subsidiaries and any financial or other advisors or representatives retained by it are aware of the provisions of this Section 12 and Pivotal will be responsible for any breach of this Section 12 by any of the foregoing (excluding any member of the Acquisition Group) and any such breach shall be considered a breach by Pivotal.

(b)	Notwithstanding the foregoing, provided that there has been no breach of this Section 12, the Board of Directors of Pivotal and Pivotal are not prohibited by this Section 12 (or, in the case of subsection (ii) below, are not prohibited by this Section 12 or by Section 4 hereof) from:

(i)	considering, negotiating and providing information and disclosure in respect of Pivotal if the Special Committee determines in good faith (after consultation with its financial advisors, after appropriately considering all relevant factors and after receiving the advice of outside counsel to the effect that the board of directors of Pivotal must do so in order to discharge properly its fiduciary duties) that an Acquisition Proposal is, or is reasonably likely to result in, a “Superior Transaction” (and for purposes of this agreement “Superior Transaction” shall mean an Acquisition Proposal: (A) pursuant to which (1) more than 50% of the then outstanding Pivotal common shares would be transferred, (2) an amount of Pivotal common shares greater than 100% of the then outstanding Pivotal common shares would be issued, (3) the holders of Pivotal common shares immediately prior to such transaction would following such transaction receive in exchange for such Pivotal common shares an amount of securities (if any) of the surviving or resulting entity (or its direct or indirect parent, as applicable) constituting less than 50% of the voting power of the surviving or resulting entity (or its direct or indirect parent, as applicable) or (4) in which all or substantially all of the assets of Pivotal would be transferred; (B) on terms which are more favourable from a financial point of view to the holders of Pivotal common shares than the Transaction (taking into account all of the terms, conditions and aspects of such proposal and the Transaction), (C) for which any necessary financing is committed; and (D) that does not contain a due diligence condition); provided

(A)	Pivotal promptly (and in any event at least one business day prior to taking any such action) notifies Acquisitionco orally and in writing of the identity of a party to whom it is providing information or with whom it is discussing or negotiating and the material terms and conditions of any Acquisition Proposal;

(B)	Pivotal receives from such person or group an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Pivotal which are no less favourable to Pivotal than the Confidentiality Agreement; and

(C)	contemporaneously with furnishing any such nonpublic information to such person or group, Pivotal furnishes such nonpublic information to Acquisitionco (to the extent such nonpublic information has not been previously furnished by Pivotal to Acquisitionco); or

(ii)	accepting, approving, recommending to its shareholders or entering into an unsolicited bona fide agreement or arrangement regarding an Acquisition Proposal if the board of directors of Pivotal determines in good faith (after consultation with its financial advisors, after appropriately considering all relevant factors and after receiving the advice of outside counsel to the effect that the board of directors of Pivotal must do so in order to discharge properly its fiduciary duties) that such Acquisition Proposal would, if consummated in accordance with its terms (but taking into account the risk of non-completion), result in a Superior Transaction; provided that immediately prior to any entry into an agreement or arrangement pursuant to this Section 12(b)(ii), Pivotal terminates this agreement pursuant to Section 15(a)(iii) and at or prior to such termination pays the Break Fee pursuant to Section 16(c).

(c)	Pivotal will not enter into any agreement, arrangement or understanding regarding a Superior Transaction (a “Proposed Agreement”) and will not effect a Board Approval Modification (as defined below) relating to a Superior Transaction without first providing Acquisitionco, Parentco and the Oak Entities with an opportunity to amend the Transaction proposal contemplated by this agreement as described below. Pivotal will in any event (i) provide Parentco with a copy of any Proposed Agreement in the final form proposed by the person making the proposal, as soon as possible and in any event not less than three business days prior to its proposed execution by Pivotal, and (ii) provide Parentco not less than three business days prior written notice of any such Board Approval Modification together with a description of the material terms of the Superior Transaction related thereto. If Acquisitionco, Parentco and the Oak Entities agree to amend the Transaction proposal contemplated by this agreement (an “Amended Transaction”) within such three business day period such that in the good faith determination of the board of directors of Pivotal in the exercise of its fiduciary duties (after having received the advice of its financial advisors in this regard), the Amended Transaction, if consummated, is reasonably likely to result in a transaction which is as favourable from a financial point of view to the holders of Pivotal common shares as the Superior Transaction (taking into account all of the terms, conditions and aspects of such Amended Transaction and Superior Transaction), Pivotal will not enter into the Proposed Agreement or, as applicable, effect the Board Approval Modification, and will agree to the Amended Transaction. Any amendment to an Acquisition Proposal will be deemed for purposes hereof to be a new Acquisition Proposal which will be subject to the provisions of this Section 12. For purposes of this Agreement, a “Board Approval Modification” shall mean the Board of Directors of Pivotal approving, recommending or voting in favor of an Acquisition Proposal or withdrawing or modifying in a manner adverse to Acquisitionco, Parentco or the Oak Entities its approval, recommendation or support of the Transaction.

13.	Consultation

     Each of the parties hereto agrees to consult with the others prior to issuing any press releases or otherwise making public statements with respect to this agreement or the Transaction and in making any filing with any governmental or regulatory authority or with any stock exchange with respect thereto. Each of the parties hereto will allow the others to review and comment on all such press releases prior to the release thereof and shall enable the others to review and comment on such filings prior to the filing thereof unless in each case prevented from doing so by applicable laws, in which case such party will comply with the provisions hereof to the extent practicable. Pivotal agrees to file a copy of this agreement with the applicable regulatory authorities.

14.	Amendment

     This agreement may, at any time and from time to time before or after the holding of the Pivotal Meeting, be amended by agreement of all of the parties hereto, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties hereto;

(b)	waive compliance with or modify any covenants of the parties hereto and waive or modify performance of any of the obligations of the parties hereto; and

(c)	waive compliance with or modify any conditions precedent contained herein;

provided that notwithstanding the foregoing, following the receipt of any necessary approval of the Pivotal Security Holders, the consideration payable to the Pivotal Security Holders under the Transaction may not be decreased in value without the further approval of the Pivotal Security Holders given in the manner as required for the approval of the Arrangement or as may be ordered by the BC Court. This Section 14 shall not be construed to limit the rights of waiver set forth in Section 9 hereof.

15.	Termination

(a)	This agreement may be terminated:

(i)	at any time by mutual written consent of (A) Pivotal and (B) Parentco or the Oak Entities;

(ii)	by Parentco or the Oak Entities, upon the occurrence of an event described in Section 16;

(iii)	by Pivotal in order to immediately enter into a Proposed Agreement or in order to recommend to its shareholders acceptance or approval of a Superior Transaction that does not involve or contemplate a Proposed Agreement; provided, in either case, that Pivotal has paid the Break Fee described in Section 16 and has not committed a material breach of Section 12 hereof (and has complied in all respects with Section 12(c) hereof);

(iv)	by either Pivotal, Parentco or the Oak Entities if the Transaction shall not have been consummated by December 9, 2003 (the “End Date”); provided, however, that the right to terminate this agreement under this Section 15(a)(iv) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this agreement;

(v)	by either Pivotal, Parentco or the Oak Entities if a regulatory or governmental authority shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and nonappealable;

(vi)	by either Pivotal, Parentco or the Oak Entities if (A) the required approval of the Pivotal Security Holders contemplated by this agreement shall not have been obtained by reason of the failure to obtain the required vote at the Pivotal Meeting or at any adjournment or postponement thereof; (B) after Pivotal having diligently prosecuted an application for the approval of the Interim Order calling for the Pivotal Meeting, the BC Court refuses to grant such Interim Order and such refusal is not subject to any further appeal; or (C) following receipt of the Interim Order, Pivotal having obtained the approvals as contemplated by such Interim Order and having taken all steps necessary or desirable to submit the Arrangement to the BC Court and applied for and supported such application for the Final Order, the BC Court refuses to grant such Final Order, and such refusal is not subject to any further appeal; provided, however, that the right to terminate this agreement under this Section 15(a)(iv) shall not be available to Pivotal where the failure to obtain approval from the Pivotal Security Holders, such Interim Order or such Final Order shall have been caused by the action or failure to act of Pivotal and such action or failure to act constitutes a breach by Pivotal of this agreement;

(vii)	by Parentco or the Oak Entities, upon a breach of any representation, warranty, covenant or agreement on the part of Pivotal set forth in this agreement, or if any representation or warranty of Pivotal shall have become inaccurate, in either case such that the conditions set forth in Section 9(b)(ii) or Section 9(b)(iii) would not be satisfied as of the time of such breach or the time such representation or warranty shall have become inaccurate, subject to the cure provisions of Section 19; and

(viii)	by Pivotal, upon a breach of any representation, warranty, covenant or agreement on the part of Acquisitionco, Parentco or the Oak Entities set forth in this agreement, or if any representation or warranty of Acquisitionco, Parentco or the Oak Entities shall have become inaccurate, in either case such that the conditions set forth in Section 9(c)(i) or Section 9(c)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, subject to the cure provisions of Section 19.

(b)	In the event of the termination of this agreement as permitted above, this agreement shall forthwith become void and Acquisitionco, Parentco, the Oak Entities and Pivotal will not have any liability or further obligation to each other, except with respect to the obligations set forth in Sections 16, 17(a), 18, 20 and 21 which will survive such termination. Nothing contained in this Section 15 will relieve or have the effect of resulting in relieving Acquisitionco, Parentco, the Oak Entities or Pivotal in any way from liability for damages incurred or suffered by the others as a result of fraud in connection with or an intentional or wilful breach of this agreement by Acquisitionco, Parentco, the Oak Entities or Pivotal, as the case may be.

16.	Break Fee

     If at any time after the execution of this agreement but before the End Date:

(a)	the board of directors of Pivotal withdraws or changes in a manner adverse to Parentco its approval, recommendation or support of the Transaction as contemplated by Section 4;

(b)	the board of directors of Pivotal has approved, recommended or voted in favour of any Acquisition Transaction other than the Transaction;

(c)	Pivotal enters into a Proposed Agreement;

(d)	an Acquisition Proposal is publicly announced, proposed, offered or made to the holders of common shares of Pivotal or to Pivotal, and is ultimately completed within 12 months after the date hereof; or

(e)	there has been a material breach by Pivotal of the provisions of Section 12 hereof.

then Pivotal shall pay to Parentco a break fee in the amount of $1,500,000 in immediately available funds (the “Break Fee”) to an account designated by Parentco within three business days of the first to occur of the events described above. Pivotal acknowledges that the amount set out in this Section 16 represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which Parentco will suffer or incur as a result of the event giving rise to such damages and resultant termination of this agreement (subject to the last sentence of Section 15(b)), and are not penalties. Pivotal irrevocably waives any right it may have to raise as a defence that such liquidated damages are excessive or punitive.

17.	Expenses

(a)	The parties agree that all out-of-pocket third party transaction expenses of the Transaction, including legal fees, financial advisor fees, regulatory filing fees, all disbursements by advisors and printing and mailing costs, shall be paid by the party incurring such expenses.

(b)	Pivotal represents and warrants to Acquisitionco, Parentco and the Oak Entities that, except for RBC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Transaction as a result of any agreement or commitment entered into by Pivotal.

18.	Notices

     Any notice, consent, waiver, direction or other communication required or permitted to be given under this agreement shall be in writing and may be given by delivering same or sending same by facsimile transmission addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 5:00 p.m. local time or on a date that does not fall on a business day at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

     The address for service of each of Acquisitionco, Parentco, the Oak Entities and Pivotal shall be as follows:

(a)	if to Acquisitionco, Parentco or the Oak Entities:

Oak Investment Partners 525 University Avenue Suite 1300 Palo Alto, CA 94301

Attention: Virginia Eddington, General Counsel Facsimile: (650) 328-6345

and

Talisma Corp. 4600 Carillon Point Kirkland, WA 98033

Attention: Dan Vetras, Chief Executive Officer Facsimile: (425) 803-6065

with courtesy copies to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati 5300 Carillon Point Kirkland, WA 98033

Attention: Patrick J. Schultheis, Christian E. Montegut and Steve L. Camahort Facsimile: (425) 576-5899

Farris, Vaughan, Wills & Murphy 25th Floor, 700 West Georgia Street Vancouver, B.C. V7Y 1B3

Attention: Hector MacKay-Dunn Facsimile: (604) 661-9349

(b)	if to Pivotal:

Suite 700 – 858 Beatty Street Vancouver, B.C. V6B 1C1

Attention: Roger (Bo) Manning, President and Chief Executive Officer Facsimile: (604) 699-8013

with courtesy copies to (which shall not constitute notice):

Borden Ladner Gervais LLP 1200 – 200 Burrard Street Vancouver, BC V7X 1T2

Attention: Neil de Gelder Facsimile: (604) 687-1415

Dorsey & Whitney, LLP U.S. Bank Centre 1420 Fifth Avenue, Suite 3400 Seattle, WA 98101

Attention: Chris Barry Facsimile: (206)

19.	Cure Provisions

     Each of the parties hereto will give prompt notice to the other parties hereto of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of it contained herein to be untrue or inaccurate in any material respect; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder prior to the Effective Date.

None of the parties hereto may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Section 9 or any termination right arising therefrom in respect of any such event or state of facts (a “Breach”) unless forthwith and in any event prior to the filing of the documents necessary to complete the Arrangement for acceptance by the Registrar as contemplated herein, the party hereto intending to rely thereon has delivered a written notice to the other parties specifying in reasonable detail all Breaches which the party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition precedent or termination right, as the case may be (such Breaches as to which such notice has been provided are referred to herein as “Noticed Conditions,” and such party alleged in such notice to have committed such Breaches is referred to herein as the

“Breaching Party”). If any such notice is delivered, provided that the Breaching Party is proceeding diligently to cure such Noticed Conditions and such Noticed Conditions are capable of being cured, no party may terminate this agreement pursuant to a termination right arising from such Noticed Conditions until the expiration of a period of 30 days from such notice (such period the “Notice Period”), and if such Noticed Conditions are in fact cured during the Notice Period then the party asserting the right to terminate shall not have a termination right in respect of the cured Noticed Conditions. If such notice has been delivered prior to the date of the Pivotal Meeting, such meeting shall be postponed until the expiry of the Notice Period, unless otherwise agreed by the parties. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the articles of arrangement contemplated herein with the Registrar, such application and such filing shall be postponed until the expiry of the Notice Period, unless otherwise agreed by the parties.

20.	Confidentiality

     The parties acknowledge that Pivotal and Oak Investment Partners have previously executed a confidentiality agreement dated June 17, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

21.	General

(a)	The division of this letter into sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this letter.

(b)	The Schedules referred to herein are incorporated into this agreement by reference and form a part hereof.

(c)	Unless otherwise stated, all references in this letter to sums of money are expressed in lawful money of the United States of America.

(d)	Time shall be of the essence in this agreement.

(e)	This agreement and any confidentiality and standstill agreements entered into between the parties in connection with the Transaction constitute the entire agreement between the parties hereto and cancel and supersede all prior agreements and understandings between such parties with respect to the subject matter hereof.

(f)	Each of the parties hereto shall, from time to time, and at all times hereafter, at the request of another party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

(g)	This agreement shall be governed by, and be construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the parties hereto hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under or in relation to this agreement.

(h)	This letter may be signed in any number of counterparts (facsimile or otherwise), each of which is and is hereby conclusively deemed to be an original and the counterparts are collectively deemed to be one instrument.

(i)	No waiver by a party hereto shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

(j)	This agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns. This agreement may not be assigned by a party hereto without the prior written consent of the other parties hereto (except that each of Parentco, Acquisitionco and each of the Oak Entities may assign its rights, interests and obligations to any of their respective affiliates or direct or indirect subsidiaries without the consent of Pivotal, so long as they remain primarily obligated with respect to any such delegated obligation).

To confirm your agreement to the foregoing please sign and return a copy of this letter.

Yours very truly,

675786 B.C. LTD

By: (signed) Hector MacKay-Dunn
Authorized Signatory

TALISMA CORP

By: (signed) Dan Vetras
President and Chief Executive Officer

OAK IX AFFILIATES FUND, L.P.
by its General Partner, Oak IX Affiliates, LLC

OAK IX AFFILIATES FUND-A, L.P.
by its General Partner, Oak IX Affiliates, LLC

OAK INVESTMENT PARTNERS IX, L.P.
by its General Partner, Oak Associates IX, LLC

OAK INVESTMENT PARTNERS X, L.P.
by its General Partner, Oak Associates X, LLC

OAK X AFFILIATES FUND, L.P
by its General Partner, Oak X Affiliates, LLC

By: (signed) Fredric W. Harman
Managing Member of Oak IX Affiliates, LLC,
Managing Member of Oak Associates IX, LLC,
Managing Member of Oak Associates X,
LLC and Managing Member of Oak X Affiliates, LLC

Accepted and Agreed this 7th day of October, 2003.

PIVOTAL CORPORATION

By:	(signed) Norman B. Francis
Director

By:	(signed) Jeremy A. Jaech
Director

Schedule A

PLAN OF ARRANGEMENT

UNDER SECTION 252 OF THE COMPANY ACT (BRITISH COLUMBIA)

ARTICLE I
INTERPRETATION

1.1	DEFINITIONS

     In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meaning as set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquisition Group” means a group comprised of Acquisitionco, Parentco and the Oak Entities, and any direct or indirect subsidiaries of any of them;

“Acquisitionco” means 675786 B.C. Ltd.., a company existing under the Act;

“Act” means the Company Act, R.S.B.C. 1996, c. 62, as amended;

“Amalco” means the amalgamated company formed by the amalgamation of Pivotal and Acquisitionco;

“Arrangement” means an arrangement under Section 252 of the Act, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or variation thereto made in accordance with the Arrangement Agreement, Section 6.1 hereof or made at the discretion of the Court in the Final Order, in accordance with the terms hereof;

“Arrangement Agreement” means the arrangement agreement dated October 7, 2003 between the Acquisition Group and Pivotal, as the same may be amended, varied, modified or supplemented prior to the Effective Time;

“Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in Vancouver, British Columbia or Toronto, Ontario;

“Circular” means the management proxy circular, including the schedules attached thereto and all amendments from time to time made thereto, prepared and delivered to the Pivotal Shareholders in connection with the Pivotal Meeting;

“Court” means the Supreme Court of British Columbia;

“Depositary” means Computershare Trust Company at its principal offices in Toronto and Vancouver;

“Dissent Rights” has the meaning set out in Section 5.1;

“Dissenting Holder” means a Pivotal Shareholder who dissents in respect of the Arrangement in strict compliance with Article V;

“Effective Date” means the date upon which the Final Order is accepted for filing with the Registrar under the Act, giving effect to the Arrangement;

“Effective Time” means 1:00 p.m. (Vancouver time) on the Effective Date;

“ESPP” means the Pivotal Employees Share Purchase Plan;

“Final Order” means the final order of the Court approving the Arrangement;

“Interim Order” means the interim order of the Court contemplated by Section 5(a) of the Arrangement Agreement containing declarations, orders and directions made in connection with the calling and holding of the Pivotal Meeting, the approval of the Arrangement, and other matters;

“Letter of Transmittal” means the letter of transmittal forwarded to the Pivotal Shareholders together with the Circular;

“Oak Entities” means Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak Investment Partners IX, L.P., Oak Investment Partners X, L.P., Oak X Affiliates Fund, L.P.

“Parentco” means Talisma Corp., a Washington corporation;

“Plan of Arrangement” means this plan of arrangement as amended, modified or supplemented from time to time in accordance herewith and any order of the Court;

“Registrar” means the Registrar appointed under the Act;

“Pivotal” means Pivotal Corporation;

“Pivotal Meeting” means the special meeting of Pivotal Shareholders (including any adjournment or postponement thereof) that is to be convened as provided by the Interim Order to consider, and if deemed advisable, to approve the Arrangement; and

“Pivotal Shareholder” means a holder of common shares of Pivotal or, after the Effective Time, a former holder of common shares of Pivotal (in all cases other than a Dissenting Holder) who held such shares immediately prior to the transfers referred to in Section 3.1.

1.2	NUMBER, GENDER AND PERSONS

     In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number shall include the plural and vice versa, words importing any gender shall include all genders and words importing persons shall include natural persons, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.3	INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

     The division of this Plan of Arrangement into Articles, Sections and other parts and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or an Appendix refers to the specified Article, Section of or Appendix to this Plan of Arrangement.

1.4	DATE FOR ANY ACTION

     In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.5	CURRENCY

     All references to currency in this Plan of Arrangement are expressed in lawful money of the United States of America.

1.6	STATUTORY REFERENCES

     Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.7	PAYMENTS

     Any payments to be made hereunder shall be made without interest and less any tax required by law to be deducted and withheld, in accordance with Section 4.4.

1.8	APPENDICES

     The following appendix, including any exhibit attached thereto, forms part of this Plan of Arrangement:

Appendix I:	Amalgamation of Pivotal and Acquisitionco
Appendix II:	Oak Group Contribution Percentages

ARTICLE II
ARRANGEMENT AGREEMENT

2.1	ARRANGEMENT AGREEMENT

     This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of the Arrangement Agreement.

ARTICLE III
THE ARRANGEMENT

3.1	ARRANGEMENT

     Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order and at the times set forth below without any further act or formality:

(a)	effective at the Effective Time, all issued and outstanding common shares of Pivotal (other than common shares of Pivotal in respect of which the holder has exercised his Dissent Rights and other than common shares of Pivotal beneficially owned, directly or indirectly, by members of the Acquisition Group) shall be and be deemed to be transferred to Acquisitionco (free of any claims or encumbrances) and the registered holders thereof shall be entitled to receive an aggregate of $• from the Oak Entities, on behalf of Parentco, in exchange for each such share;

(b)	effective at the Effective Time, all issued and outstanding common shares of Pivotal beneficially owned, directly or indirectly, by members of the Acquisition Group shall be deemed to be transferred to Acquisitionco (free of any claims or encumbrances) and the registered holders thereof shall be entitled to receive from Acquisitionco one Acquisitionco common share in exchange for each such Pivotal common share;

(c)	effective at the Effective Time, each Pivotal Shareholder shall transfer all common shares of Pivotal held by it to Acquisitionco, and Acquisitionco and the Oak Entities, as applicable, shall become obligated to make to such holder the applicable payment referred to in either Section 3.1(a) or (b), as the case may be, on the terms and subject to the conditions of Article IV;

(d)	effective at the Effective Time, the ESPP shall terminate and all rights and options to purchase common shares of Pivotal shall terminate, and in furtherance of the foregoing and pursuant to the terms of the ESPP; (i) all accumulated payroll deductions applicable to the then current payment period shall be returned to participants in the ESPP; and (ii) participants shall be entitled to receive a cash payment, if any, less applicable taxes, in accordance with Section 13(b)(ii) of the ESPP;

(e)	effective at the Effective Time, the names of the holders of the common shares of Pivotal shall be removed from the applicable register of holders of common shares of Pivotal, and Acquisitionco shall be recorded as the beneficial holder of all of the common shares of Pivotal and shall be deemed to be the legal and beneficial owner thereof; and

(f)	on the Effective Date, Acquisitionco and Pivotal shall be amalgamated to form Amalco and will continue as one company under the Act with the effect specified in Appendix I, unless and until otherwise determined in the manner required by law by Amalco or by its directors or members, and all shares of Pivotal held by Acquisitionco shall be cancelled, and Parentco shall receive one common share of Amalco in exchange for each Acquisitionco common shares then held by it.

ARTICLE IV
CERTIFICATES, PAYMENTS AND FRACTIONAL SHARES

4.1	DELIVERY OF CONSIDERATION

(a)	At or promptly after the Effective Date, the Oak Entities, on behalf of Parentco, will deposit with the Depositary their respective proportions of the cash consideration as set out in Appendix II, and Acquisitionco will deposit the certificates evidencing the common shares of Acquisitionco payable and issuable, in both cases, in accordance with the provisions of Article III. Subject to Section 4.3, on and after the Effective Time, certificates formerly representing common shares of Pivotal shall cease to represent such shares and shall represent the right only to receive the consideration therefor specified in Section 3.1 in accordance with the terms of the Arrangement, subject to compliance with the requirements set forth in this Article IV.

(b)	As soon as practicable after the Effective Date, upon the holder depositing with the Depositary such common share certificates accompanied by a duly completed Letter of Transmittal and such other documents and instruments as the Depositary may reasonably require, Acquisitionco shall cause the Depositary to deliver to the registered holder or otherwise in accordance with the Letter of Transmittal, either a cheque in payment of the cash consideration or the share certificates evidencing the common shares of Acquisitionco to which such holder is entitled in accordance with the terms of the Arrangement.

(c)	The cash deposited with the Depositary by Acquisitionco shall be held in an interest bearing account, and any interest earned on such funds shall be for the account of Acquisitionco.

4.2	LOST CERTIFICATES

     If any certificate which immediately prior to the Effective Time represented outstanding common shares of Pivotal that were exchanged pursuant to Article III hereof, has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will, subject to the terms hereof, issue in exchange for such lost, stolen or destroyed certificate, as applicable, a certificate representing common shares of Acquisitionco or a cheque for the cash consideration payable in respect thereof. When authorizing such issuance and payment in exchange for any lost, stolen or destroyed certificate, the person to whom a certificate representing common shares of Acquisitionco or a cheque are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Depositary and Acquisitionco in such sum as Acquisitionco may direct or otherwise indemnify Acquisitionco, Pivotal and the Depositary in a manner satisfactory to them against any claim that may be made against Pivotal, Acquisitionco or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	UNCLAIMED AMOUNTS & CERTIFICATES

     Notwithstanding any of the other provisions hereof, any certificate which immediately prior to the Effective Time represented outstanding common shares of Pivotal that has not been surrendered with all other documents and instruments required by Article IV on or prior to the sixth anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature against Pivotal or Acquisitionco and the right of such holder to receive cash or common shares of Acquisitionco, shall be deemed to have been surrendered to Acquisitionco, together, in the case of a right to receive common shares of Acquisitionco, with all entitlements to dividends, distributions and any interest thereon held for such former holder, for no consideration.

4.4	WITHHOLDING RIGHTS

     Pivotal, Acquisitionco, the Oak Entities, Parentco and the Depository shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of common shares of Pivotal such amounts as they are required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or any provision of federal, provincial, state, local or foreign tax law including the United States Internal Revenue Code of 1986 in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the common shares of Pivotal in respect of which deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE V
RIGHTS OF DISSENT

5.1	DISSENTING PIVOTAL SHAREHOLDERS

     Any registered holder of Pivotal common shares may exercise rights of dissent with respect to such common shares of Pivotal pursuant to and in the manner set forth in section 207 of the Act in connection with the Arrangement, as the same may be modified by the Interim Order or the Final Order (“Dissent Rights”) as if that section (as modified) was applicable to such registered holders of Pivotal common shares. Any registered holders of Pivotal common shares who:

(a)	are ultimately entitled to be paid fair value for their common shares of Pivotal in respect of which they dissent shall be deemed to have transferred such shares to Pivotal for cancellation on the Effective Date at the same time as the events described in Section 3.1(a) and (b) occur; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for their common shares of Pivotal in respect of which they dissent, shall be deemed to have participated in the Arrangement on the same basis as non-dissenting Pivotal Shareholders and shall be entitled to receive the cash that such non-dissenting Pivotal Shareholders are entitled to receive, on the basis set forth in Section 3.1.

For greater certainty, in no case shall Acquisitionco, Pivotal, Amalco or any other person be required to recognize a Dissenting Holder as a holder of common shares of Pivotal after the Effective Time, and the names of such holders of Pivotal common shares shall be deleted from the register of holders of common shares of Pivotal on the Effective Date at the same time as the event described in Section 3.1(d) occurs.

ARTICLE VI
GENERAL

6.1	PLAN OF ARRANGEMENT AMENDMENT

     Pivotal and Acquisitionco (on behalf of the Acquisition Group) reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be contained in a written document which is: (i) agreed to by Acquisitionco (on behalf of the Acquisition Group) and Pivotal pursuant to the Arrangement Agreement; (ii) filed with the Court and, if made following the Pivotal Meeting, approved by the Court; and (iii) communicated to the shareholders of Pivotal in the manner required by the Court.

     Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Pivotal or Acquisitionco (on behalf of the Acquisition Group) at any time prior to or at the Pivotal Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Pivotal Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

     Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Pivotal Meeting shall be effective only if it is consented to by Pivotal and Acquisitionco (on behalf of the Acquisition Group) and if required by the Court, consented to by Pivotal Shareholders voting in the manner directed by the Court.

     Any amendment, modification or supplement to this Plan of Arrangement may be made unilaterally by Pivotal and Acquisitionco (on behalf of the Acquisition Group) following the Pivotal Meeting without the approval of the Pivotal Shareholders, provided that it concerns a matter which, in the reasonable opinion of Acquisitionco (on behalf of Acquisition Group) and Pivotal, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Pivotal Shareholder entitled to receive the consideration referred to in Section 3.1 hereof.

6.2	PARAMOUNTCY

     From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all securities issued by Pivotal prior to the Effective Time, (ii) the rights and obligations of the Pivotal Shareholders, any trustee and transfer agent therefor, Acquisitionco and Pivotal shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of Pivotal shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

APPENDIX I

Amalgamation of Pivotal and Acquisitionco

1.	In this Appendix, the expression “Amalgamated Company” shall mean the company continuing from the amalgamation of Pivotal and Acquisitionco (as defined in the Plan of Arrangement).

2.	The name of the Amalgamated Company shall be “Pivotal Corporation”.

3.	The memorandum and articles for the Amalgamated Company shall be in the forms of the memorandum and articles of Acquisitionco immediately prior to the amalgamation becoming effective.

4.	The registered and records office of the Amalgamated Company, until changed in accordance with the Act, shall be located at 700 – 858 Beatty Street, Vancouver, British Columbia, V6B 1C1.

5.	The number of directors of the Amalgamated Company, until changed in accordance with the articles of the Amalgamated Company, shall be three.

6.	The full names, addresses and occupations of the first directors of the Amalgamated Company are set out in Exhibit A attached hereto and each such director shall hold office until he or she ceases to hold office as specified in the Act or the articles of the Amalgamated Company.

7.	The first annual general meeting of the Amalgamated Company shall be held in the month of November, 2004.

8.	The issued and unissued shares of each of Pivotal and Acquisitionco shall be exchanged for those of the Amalgamated Company or otherwise dealt with in the following manner:

(a)	all of the issued and outstanding shares in the capital of Pivotal shall be cancelled without any repayment of capital in respect thereof;

(b)	each issued common share of Acquisitionco shall be exchanged for one fully paid common share in the capital of the Amalgamated Company; and

(c)	all of the unissued shares of all classes in the capital of each of Pivotal and Acquisitionco shall be cancelled.

9.	After the amalgamation becomes effective, each member of Acquisitionco who is entitled to receive shares of the Amalgamated Company in exchange for shares of Acquisitionco, as set out in paragraph 8 above, may at any time surrender the certificate or certificates representing the shares of Acquisitionco held by such member to the Amalgamated Company and in return shall be entitled to receive a certificate representing shares of the Amalgamated Company on the basis set out in paragraph 8 above. Until such surrender and exchange, the share certificate or certificates representing the shares of Acquisitionco held by each such member shall be evidence of such member’s right to be registered as a member of the Amalgamated Company.

AII-1

10.	From the time on the Effective Date at which the amalgamation becomes effective, Pivotal and Acquisitionco are amalgamated and are continued as one company under the name and with the memorandum and articles provided in this Appendix, and the Amalgamated Company shall be seized of and shall hold and possess all the property, rights and interests and shall be subject to all debts, liabilities and obligations of each of Pivotal and Acquisitionco.

11.	The directors of the Amalgamated Company shall have full power to carry the amalgamation into effect and to perform such acts as are necessary or proper for such purposes.

APPENDIX II

Contribution Percentages

Oak Investment Partners IX, L.P.	19.33%

Oak IX Affiliates Fund, L.P.	0.206%

Oak IX Affiliates Fund-A, L.P.	0.464%

Oak Investment Partners X, L.P.	78.736%

Oak X Affiliates Fund, L.P.	1.264%

AII-2

Schedule B

Purchase Price Per Share

The “Purchase Price Per Share” means the price per share set forth opposite the amount of license revenue recognized by Pivotal (determined in accordance with generally acceptable accounting principles applied on a consistent basis) during the period beginning on October 8, 2003 and ending at 6:00 p.m. Vancouver, B.C. time on October 16, 2003 (the “Interim Period”) from new license agreements executed during the interim period (the “Interim Period Revenue”) set forth in the following table:

Interim Period Revenue	Purchase Price Per Share

$0 - $299,999	$1.78
$300,000 - $599,999	$1.79
$600,000 - $874,999	$1.80
$875,000 and above	$1.81

Before 7:00 p.m. Vancouver, B.C. time on October 16, 2003, Pivotal shall deliver to Parentco and the Oak Entities an officer’s certificate of Pivotal executed by Pivotal’s chief executive officer, (i) that certifies as to truth and correctness of the Interim Period Revenue, (ii) that lists (by amount of Interim Period Revenue) each new license agreement executed during the Interim Period pursuant to which such Interim Period Revenue was recognized (the “License Revenue Contracts”) and (iii) attaching and certifying as to the truth and correctness of the License Revenue Contracts (each of which shall be signed by all of the parties thereto).

B-1

Schedule C

Contribution Percentages

Oak Investment Partners IX, L.P.	19.33%

Oak IX Affiliates Fund, L.P.	0.206%

Oak IX Affiliates Fund-A, L.P.	0.464%

Oak Investment Partners X, L.P.	78.736%

Oak X Affiliates Fund, L.P.	1.264%

C-1

Schedule D

Parentco Option Grant Formula

Pursuant to Section 7A(b), Parentco will grant to each holder of Unexercised Options a new option to acquire Parentco common stock that shall be exercisable for a number of shares of such common stock determined by multiplying the number of shares underlying the Unexercised Option by the applicable multiplier set forth in the following table:

Exercise Price of Unexercised Option	Multiplier

$0 - $2.50*	1.00
$2.51 - $5.00	0.75
$5.01 - $10.00	0.50
$10.01 and above	0.10

Options to acquire fractional shares of Parentco common stock shall not be issued and any options to acquire fractional shares resulting from the above formula (after aggregating all of such options on a holder-by-holder basis) shall be rounded down to the nearest whole number. Options to acquire Parentco common stock shall have an exercise price equal to the fair market value of such common stock on the date of grant as determined by Parentco’s board of directors, except as required by applicable law.

*Options to purchase shares of Parentco common stock will not be granted in respect of vested options to purchase Pivotal common shares with an exercise price of less than the Purchase Price Per Share.

D-1

EXHIBIT “C”

INTERIM ORDER AND PETITION

Form of Interim Order:

In the Supreme Court of British Columbia

IN THE MATTER OF THE COMPANY ACT OF BRITISH COLUMBIA
R.S.B.C. 1996, c.62 AND AMENDMENTS THERETO,

and

IN THE MATTER OF A PROPOSED ARRANGEMENT AMONG
PIVOTAL CORPORATION AND 675786 B.C. LTD. AND THEIR
SHAREHOLDERS,

Between:

Pivotal Corporation

Petitioner

and

675786 B.C. Ltd.

Respondent

ORDER

BEFORE MASTER BAKER	)	Monday, the 21st day

	)	of October, 2003.

          THE APPLICATION of the petitioner Pivotal Corporation, coming on for hearing at Vancouver on the 21st day of October, 2003; and on hearing Stephen Antle, counsel for the petitioner Pivotal Corporation, and Robert J. McDonell, counsel for the respondent 675786 B.C. Ltd.; and on reading the affidavit of Divesh Sisodraker, sworn October 21, 2003:

          THIS COURT ORDERS that

1.     Pivotal Corporation (“Pivotal”) may call, hold and conduct a meeting (the “Meeting”) of the holders of the issued and outstanding common shares of Pivotal (the “Pivotal Common Shares”) and the holders of options to acquire Pivotal common shares (the “Pivotal Options”) on November 18, 2003 to consider, and if deemed advisable, to pass, with or without variation, special resolutions (the “Arrangement Resolutions”) to approve a proposed arrangement involving Pivotal and its shareholders, and 675786 B.C. Ltd. (“Acquisitionco”) and its shareholders (the “Arrangement”), as described in the Plan of Arrangement (the “Plan of Arrangement”) which, in its substantially final form, is set forth as Schedule “A” to the Arrangement Agreement (the “Arrangement Agreement”) attached as Exhibit “B” to the Management Proxy Circular (the Circular”) included in Exhibit “C” to the Affidavit of Divesh Sisodraker, sworn October 20, 2003 and filed herein (the “Affidavit”);

2.     The Meeting shall be called in accordance with the Company Act, R.S.B.C. 1996, c. 62 and amendments thereto (the “BCCA”) and the memorandum and articles of incorporation of Pivotal;

3.     Pivotal shall mail the Petition, as well as the notice of the Meeting (the “Notice of Meeting”), the form of proxies, the form of letter of transmittal and the Circular, all in substantially the form contained in Exhibit “C” to the Affidavit, with such amendments thereto as counsel for Pivotal or Acquisitionco may advise are necessary or desirable, provided that such amendments are not inconsistent with the terms of the Order, to the holders of Pivotal Common Shares (the “Pivotal Shareholders”) and the holders of Pivotal Options (the “Pivotal Optionholders”), by mailing the same by prepaid or ordinary mail to such persons in accordance with the BCCA at least 21 days prior to the date of the Meeting, excluding the date of mailing and excluding the date of the Meeting, and in accordance with National Instrument 54-101 Communicating with Beneficial Owners of Securities of a Reporting Issuer. Such mailing shall constitute good, sufficient and timely notice by Pivotal of the Meeting;

4.     The persons entitled to receive the Notice of Meeting shall be the Pivotal Shareholders and Pivotal Optionholders at the close of business on October 17, 2003 and the only persons entitled to be represented and to vote at the Meeting either in person or by proxy shall be the registered Pivotal Shareholders and Pivotal Optionholders as of the close of business on October 17, 2003;

5.     The accidental omission to give notice of the Meeting to, or the non-receipt of such notice by, any of the Pivotal Shareholders or Pivotal Optionholders, shall not invalidate any resolution passed or proceeding taken at the Meeting;

6.     The persons attending the Meeting shall vote in two classes and the Arrangement Resolutions shall be effective if passed by:

(a)	a majority of not less than three quarters of the votes cast by the Pivotal Shareholders present in person or by proxy at the Meeting; and

(b)	a majority of not less than three quarters of the votes cast by the Pivotal Shareholders and Pivotal Optionholders present in person or by proxy at the Meeting, voting together as a class, where each Pivotal Shareholder is entitled to one vote per Common Share held and each Pivotal Optionholder who holds options:

(i)	with an exercise price of up to US$2.50 (inclusive), is entitled to one vote per Common Share underlying such options;

(ii)	with an exercise price of US$2.51 to US$5.00 (inclusive), is entitled to three-quarters of one vote per Common Share underlying such options;

(iii)	with an exercise price of US$5.01 to US$10.00 (inclusive), is entitled to one-half of one vote per Common Share underlying such options; and

(iv)	with an exercise price of greater than US$10.00 is entitled to one-tenth of one vote per Common Share underlying such options.

7.     The registered Pivotal Shareholders shall have the right to dissent from the Arrangement Resolutions and seek the fair value of their Pivotal Common Shares, as if Section 207 of the BCCA applied to the proposed Arrangement, except that:

(a)	Article V of the Plan of Arrangement shall apply to the dissent right;

(b)	for any registered Pivotal Shareholder to be entitled to dissent, their written objection must be delivered on or before 4:00 p.m. (Vancouver time) on November 14, 2003 to the offices of Pivotal Corporation, Suite 700 - 858 Beatty Street, Vancouver, B.C., V6B 1C1 (Attention: Trevor Wiebe);

(c)	the steps under subsections 207(2) and (3) of the BCCA, and following, will only be required or available if the Arrangement is approved by this Court and the final court order in respect of the Arrangement is accepted for filing by the Registrar and becomes effective;

(d)	a dissenting registered Pivotal Shareholder’s rights as a Pivotal Shareholder shall be reinstated under subsection 207(8) of the BCCA, in addition to the grounds specified in that subsection, where:

(i)	the Arrangement Agreement is terminated; or

(ii)	the application to this Court for approval of the Arrangement is refused and all appeal rights in respect of such refusal have been exhausted without success;

(e)	the dissenting registered Pivotal Shareholder must otherwise strictly comply with the requirements of Section 207 of the BCCA, this Interim Order and the Plan of Arrangement.

8.     Pivotal may, if it deems advisable, adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of securityholders respecting the adjournment or postponement.

9.     Pivotal may make such amendments, revisions or supplements to the Plan of Arrangement as it may determine, without any additional notice to the securityholders, and the Plan of Arrangement, so amended, revised or supplemented shall be the Plan of Arrangement submitted to the Meeting and subject to the Arrangement Resolutions.

10.     The scrutineers for the Meeting shall be CIBC Mellon Trust Company (acting through representatives for that purpose). The duties of the scrutineers shall extend to:

	(a)	invigilating and reporting to the Chairman on the deposit and validity of the proxies;

	(b)	reporting to the Chairman on the quorum of the Meeting;

	(c)	reporting to the Chairman on the polls taken or ballots cast at the Meeting; and

	(d)	providing to the Chairman written reports on the matters related to their duties.

11.	(a)	Pivotal is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for the purpose, and by mail or such other forms of personal or electronic communication as it may determine;

	(b)	the procedure for the use of proxies at the Meeting shall be as set out in the Circular; and

	(c)	Pivotal may, at its discretion, waive generally the time limits for the deposit of proxies by securityholders, if Pivotal deems it advisable to do so

12.     Upon approval of the Arrangement at the Meeting in the manner set forth in this Order, Pivotal and Acquisitionco may apply to this Court for approval of the Arrangement, which application shall be heard by this Court, at the Courthouse, 800 Smithe Street, in the City of Vancouver, in the Province of British Columbia, on Wednesday the 19th day of November, 2003, at 9:45 a.m., or at a time or date so soon thereafter as is practicable;

13.     The mailing of this Petition and other material in accordance with the provisions of this Order shall constitute good, sufficient and timely service of the Petition and the Affidavit in support of the Petition upon, and notice of the hearing of the Petition to, all persons who are entitled to be served and receive notice, and no other form of service or notice need be made or given, and no other material need be served on such persons in respect of these proceedings;

14.     Any Pivotal Shareholder of Pivotal Optionholder may appear on the application for the approval of the Arrangement, provided that they file with this Court and serve on the solicitors for the Petitioner and the Respondent, prior to 4:00 p.m. (Vancouver time) on November 18, 2003, an Appearance setting out their address for service, together with any evidence or materials which are to be presented to this Court; and

15.     Pivotal and Acquisitionco are at liberty to apply to vary this Order.

Form of Petition:

IN THE SUPREME COURT OF BRITISH COLUMBIA
IN THE MATTER OF THE COMPANY ACT OF BRITISH COLUMBIA
R.S.B.C. 1996, c.62 AND AMENDMENTS THERETO

AND

IN THE MATTER OF A PROPOSED ARRANGEMENT AMONG
PIVOTAL CORPORATION AND 675786 B.C. LTD. AND THEIR SHAREHOLDERS

Between:

Pivotal Corporation

Petitioner

and

675786 B.C. Ltd.

Respondent

PETITION TO THE COURT

THIS IS THE PETITION OF:

     Pivotal Corporation

ON NOTICE TO:

     675786 B.C. Ltd

          Let all persons whose interests may be affected by the order sought TAKE NOTICE that the Petitioner applies to court for the relief set out in this petition.

          IF YOU WISH TO BE HEARD at the hearing of the petition or wish to be notified of any further proceedings, YOU MUST GIVE NOTICE of your intention by filing a form entitled “Appearance” in the above registry of this court within the Time for Appearance and YOU MUST ALSO DELIVER a copy of the “Appearance” to the Petitioner’s address for delivery, which is set out in this petition.

          YOU OR YOUR SOLICITOR may file the “Appearance”. You may obtain a form of “Appearance” at the registry.

          IF YOU FAIL to file the “Appearance” within the proper Time for Appearance, the Petitioner may continue this application without further notice.

TIME FOR APPEARANCE

          Where this Petition is served on a person in British Columbia, the time for appearance by that person is 7 days from the service (not including the day of service).

           Where this petition is served on a person outside British Columbia, the time for appearance by that person after service, is 21 days in the case of a person residing anywhere within Canada, 28 days in the case of a person residing in the United States of America, and 42 days in the case of a person residing elsewhere.

TIME FOR RESPONSE

          IF YOU WISH TO RESPOND to the application, you must, on or before the 8th day after you have entered an appearance,

(a)	deliver to the Petitioner

(i)	2 copies of a response in Form 124, and

(ii)	2 copies of each affidavit on which you intend to rely at the hearing, and

(b)	deliver to every other party of record

(i)	one copy of a response in Form 124, and

(ii)	one copy of each affidavit on which you intend to rely at the hearing.

(1)	The address of the registry is:

The Law Courts 800 Smithe Street Vancouver, British Columbia

(2)	The ADDRESS FOR DELIVERY is:

Borden Ladner Gervais LLP 1200 Waterfront Centre 200 Burrard Street P.O. Box 48600 Vancouver, B.C. V7X 1T2 Attention: Stephen Antle Fax number for delivery (if any): None

(3)	The name and office address of the Petitioner’s solicitor is:

Stephen Antle Borden Ladner Gervais LLP 1200 Waterfront Centre 200 Burrard Street P.O. Box 48600 Vancouver, B.C. V7X 1T

          The Petitioner applies for the following orders:

INTERIM ORDER

1.     An Order that Pivotal Corporation (“Pivotal”) may call, hold and conduct a meeting (the “Meeting”) of the holders of the issued and outstanding common shares of Pivotal (the “Pivotal Common Shares”) and the holders of options to acquire Pivotal Common Shares (the “Pivotal Options”) on November 18, 2003 to consider, and if deemed advisable, to pass, with or without variation, special resolutions (the “Arrangement Resolutions”) to approve a proposed arrangement involving Pivotal and its shareholders, and 675786 B.C. Ltd. (“Acquisitionco”) and its shareholders (the “Arrangement”), as described in the Plan of Arrangement (the “Plan of Arrangement”) which, in its substantially final form, is set forth as Schedule “A” to the Arrangement Agreement, as amended (the “Arrangement Agreement”) attached as Exhibit “B” to the Management Information Circular, as amended (the Circular”) included in Exhibit “C” to the Affidavit of Divesh Sisodraker, sworn October 21, 2003 and filed herein (the “Affidavit”);

2.     An Order that the Meeting shall be called in accordance with the Company Act, R.S.B.C. 1996, c. 62 and amendments thereto (the “BCCA”) and the memorandum and articles of incorporation of Pivotal;

3.     An Order that Pivotal shall mail the Petition, as well as the notice of the Meeting (the “Notice of Meeting”), the form of proxies, the form of letter of transmittal and the Circular, all in substantially the form contained in Exhibit “C” to the Affidavit, with such amendments thereto as counsel for Pivotal or Acquisitionco may advise are necessary or desirable, provided that such amendments are not inconsistent with the terms of the Order, to the holders of Pivotal Common Shares (the “Pivotal Shareholders”) and the holders of Pivotal Options (the “Pivotal Optionholders”), by mailing the same by prepaid or ordinary mail to such persons in accordance with the BCCA at least 21 days prior to the date of the Meeting, excluding the date of mailing and excluding the date of the Meeting, and in accordance with National Instrument 54-101 Communicating with Beneficial Owners of Securities of a Reporting Issuer. Such mailing shall constitute good, sufficient and timely notice by Pivotal of the Meeting;

4.     An Order that the persons entitled to receive the Notice of Meeting shall be the Pivotal Shareholders and Pivotal Optionholders at the close of business on October 17, 2003 and that the only persons entitled to be represented and to vote at the Meeting either in person or by proxy shall be the registered Pivotal Shareholders and Pivotal Optionholders as of the close of business on October 17, 2003;

5.     An Order that the accidental omission to give notice of the Meeting to, or the non-receipt of such notice by, any of the Pivotal Shareholders or Pivotal Optionholders, shall not invalidate any resolution passed or proceeding taken at the Meeting;

6.     An Order that the persons attending the Meeting shall vote in two classes and that the Arrangement Resolutions shall be effective if passed by:

(a)	a majority of not less than three quarters of the votes cast by the Pivotal Shareholders present in person or by proxy at the Meeting; and

(b)	a majority of not less than three quarters of the votes cast by the Pivotal Shareholders and Pivotal Optionholders present in person or by proxy at the Meeting, voting together as a class, where each Pivotal Shareholder is entitled to one vote per Common Share held and each Pivotal Optionholder who holds options:

(i)	with an exercise price of up to US$2.50 (inclusive), is entitled to one vote per Common Share underlying such options;

(ii)	with an exercise price of US$2.51 to US$5.00 (inclusive), is entitled to three-quarters of one vote per Common Share underlying such options;

(iii)	with an exercise price of US$5.01 to US$10.00 (inclusive), is entitled to one-half of one vote per Common Share underlying such options; and

(iv)	with an exercise price of greater than US$10.00 is entitled to one-tenth of one vote per Common Share underlying such options.

7.     An Order that the registered Pivotal Shareholders shall have the right to dissent from the Arrangement Resolutions and seek the fair value of their Pivotal Common Shares, as if Section 207 of the BCCA applied to the proposed Arrangement, except that:

(a)	Article V of the Plan of Arrangement shall apply to the dissent right;

(b)	for any registered Pivotal Shareholder to be entitled to dissent, their written objection must be delivered on or before 4:00 p.m. (Vancouver time) on November 14, 2003 to the offices of Pivotal Corporation, Suite 700 - 858 Beatty Street, Vancouver, B.C., V6B 1C1 (Attention: Trevor Wiebe);

(c)	the steps under subsections 207(2) and (3) of the BCCA, and following, will only be required or available if the Arrangement is approved by this Court and the final court order in respect of the Arrangement is accepted for filing by the Registrar and becomes effective;

(d)	a dissenting registered Pivotal Shareholder’s rights as a Pivotal Shareholder shall be reinstated under subsection 207(8) of the BCCA, in addition to the grounds specified in that subsection, where:

(i)	the Arrangement Agreement is terminated; or

(ii)	the application by Pivotal and Acquisitionco to this Court for approval of the Arrangement is refused and all appeal rights in respect of such refusal have been exhausted without success;

(e)	the dissenting registered Pivotal Shareholder must otherwise strictly comply with the requirements of Section 207 of the BCCA, this Interim Order and the Plan of Arrangement.

8.     An Order that Pivotal, if it deems advisable, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of securityholders respecting the adjournment or postponement.

9.     An Order that Pivotal is authorized to make such amendments, revisions or supplements to the Plan of Arrangement as it may determine, without any additional notice to the securityholders, and the Plan of Arrangement, so amended, revised or supplemented shall be the Plan of Arrangement submitted to the Meeting and subject to the Arrangement Resolutions.

10.     An Order that the scrutineers for the Meeting shall be CIBC Mellon Trust Company (acting through representatives for that purpose). The duties of the scrutineers shall extend to:

(a)	invigilating and reporting to the Chairman on the deposit and validity of the proxies;

(b)	reporting to the Chairman on the quorum of the Meeting;

(c)	reporting to the Chairman on the polls taken or ballots cast at the Meeting; and

(d)	providing to the Chairman written reports on the matters related to their duties.

11.     An Order that:

(a)	Pivotal is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for the purpose, and by mail or such other forms of personal or electronic communication as it may determine;

(b)	the procedure for the use of proxies at the Meeting shall be as set out in the Circular; and

(c)	Pivotal may, at its discretion, waive generally the time limits for the deposit of proxies by securityholders, if Pivotal deems it advisable to do so.

12.     An Order that upon approval of the Arrangement at the Meeting in the manner set forth in this Order, Pivotal and Acquisitionco may apply to this Court for approval of the Arrangement, which application shall be heard by this Court, at the Courthouse, 800 Smithe Street, in the City of Vancouver, in the Province of British Columbia, on Wednesday the 19th day of November, 2003, at 9:45 a.m., or at a time or date so soon thereafter as is practicable;

13.     An Order that the mailing of this Petition and other material in accordance with the provisions of the Order shall constitute good, sufficient and timely service of the Petition and the Affidavit in support of the Petition upon, and notice of the hearing of the Petition to, all persons who are entitled to be served and receive notice, and no other form of service or notice need be made or given, and no other material need be served on such persons in respect of these proceedings;

14.     An Order that any Pivotal Shareholder or Pivotal Optionholder may appear on the application for the approval of the Arrangement, provided that they file with this Court and serve on the solicitors for the Petitioner prior to 4:00 p.m. (Vancouver time) on November 18, 2003, an Appearance setting out their address for service, together with any evidence or materials which are to be presented to this Court; and

15.     An Order that Pivotal and Acquisitionco be at liberty to apply to vary the Order.

FINAL ORDER TO BE SOUGHT FOLLOWING THE MEETING IF THE ARRANGEMENT RECEIVES THE REQUISITE SECURITYHOLDER APPROVALS

16.     An Order that the Arrangement set forth in the Plan of Arrangement attached as Schedule “A” to the Arrangement Agreement which constitutes Exhibit “B” to the Circular, included in Exhibit “C” to the Affidavit, is approved, pursuant to Section 252 (1) of the BCCA.

OTHER ORDERS

17.     Such further and other orders as this Court may deem appropriate.

          The Petitioner shall rely on Sections 252 and 253 of the BCCA and Rules 3(2), 10(1), 12, 44 and 51A of the Rules of Court.

          At the hearing of this petition shall be read the Affidavit of Divesh Sisodraker, sworn October 21, 2003, a copy of which is filed herewith.

          The facts upon which this petition is based are as follows:

1.     Pivotal is a company incorporated under the BCCA. Pivotal’s head office and registered and records offices are located at 700 – 858 Beatty Street, Vancouver, British Columbia, V6B 1C1.

2.     Pivotal is a reporting issuer within the meaning of the Securities Act, R.S.B.C. 1996, c. 418, as amended, and has similar status in each of the other Provinces of Canada.

3.     Pivotal directly, and through its wholly-owned subsidiaries, offers Customer Relationship Management software that enables midsized enterprises worldwide to acquire, serve and manage their customers. Pivotal’s target customers are companies and business units in the revenue range of $100 million to $3 billion. Pivotal’s products have been licensed in 44 countries by more than 1,500 companies.

4.     The authorized share capital of Pivotal consists of 200,000,000 Common Shares and 20,000,000 preferred shares. On October 17, 2003, a total of 26,275,114 Common Shares and no preferred shares were issued and outstanding.

5.     As at October 17, 2003, there were 385 registered shareholders of Pivotal and there are many more beneficial owners of Pivotal Common Shares. In addition, on October 17, 2003, there were 399 Pivotal Optionholders.

6.     Pivotal Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) and the Nasdaq National Market (“Nasdaq”). The closing price of Pivotal on October 7, 2003, the last date prior to the announcement by Pivotal of discussions relating to the proposed Arrangement, was Cdn$2.46 on the TSX and US$1.82 on Nasdaq.

7.     Acquisitionco is a company incorporated under the BCCA. Acquisitionco’s registered and records office is located at 2500 — 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3.

8.     Acquisitionco has no assets or liabilities and has not carried on any business from the date of its incorporation other than entering into agreements in relation to the Arrangement.

9.     Acquisitionco is a wholly owned subsidiary of Talisma Corp., a Washington State company (“Talisma”).

10.     Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P. are investment funds (the “Oak Funds”) managed by Oak Investment Partners, a private equity firm with offices in Palo Alto, California, Westport, Connecticut and Minneapolis, Minnesota with a total of US$4.2 billion in committed capital. The Oak Funds own a majority of Talisma’s issued and outstanding capital stock. Collectively, Acquisitionco, Talisma, the Oak Funds and Oak Investment Partners are referred to herein as the “Acquisition Group”.

11.     As at the date hereof, members of the Acquisition Group do not beneficially own, directly or indirectly, or exercise control or direction over, any Pivotal Common Shares.

12.     The purpose of the Arrangement is to permit the Acquisition Group to acquire all outstanding Pivotal Common Shares in return for a cash payment of US$1.78 for each such share. Immediately thereafter, Acquisitionco and Pivotal will amalgamate to form a company (“Amalco”) which will be wholly-owned by Talisma.

13.     The Plan of Arrangement provides, among other things, that on the Effective Date:

(a)	all issued and outstanding Pivotal Common Shares (other than Pivotal Common Shares in respect of which the holder has exercised dissent rights) shall be transferred to Acquisitionco, free of any claims or encumbrances, and the registered holders thereof shall be entitled to receive US$1.78 from the Oak Funds on behalf of Acquisitionco;

(b)	the names of the Pivotal Shareholders shall be removed from the applicable register of Pivotal Shareholders and Acquisitionco shall be recorded as the beneficial holder of all of the Pivotal Common Shares and shall be deemed to be the legal and beneficial owner thereof;

(c)	Acquisitionco and Pivotal shall be amalgamated to form Amalco and shall continue as one company under the BCCA with the effect specified in Appendix I of the Plan of Arrangement,

unless and until otherwise determined in the manner required by law by Amalco or by its directors or members.

14.     In accordance with the terms of Pivotal’s incentive stock option plans, all Pivotal Options outstanding at the time of completion of the Arrangement (whether vested or unvested) will be terminated. Under the terms of the Arrangement Agreement, Talisma has agreed that immediately after completion of the Arrangement, it will issue new options to certain Pivotal Optionholders as fully described in the Circular.

15.     The Arrangement Agreement contemplates that, prior to the Plan of Arrangement being approved (in addition to receipt of all necessary court and other approvals), two separate approvals from securityholders of Pivotal are required, as follows:

(a)	the affirmative vote of a majority of not less than three quarters of the votes cast by the Pivotal Shareholders present in person or by proxy at the Meeting (as required by Section 252(1) of the BCCA); and

(b)	the affirmative vote of a majority of not less than three quarters of Pivotal Shareholders and Pivotal Optionholders present in person or by proxy at the Meeting, voting together as a class, where each Pivotal Shareholder is entitled to one vote per Common Share held and each Pivotal Optionholder who holds options:

(i)	with an exercise price of up to US$2.50 (inclusive), is entitled to one vote per Common Share underlying such options;

(ii)	with an exercise price of US$2.51 to US$5.00 (inclusive), is entitled to three-quarters of one vote per Common Share underlying such options;

(iii)	with an exercise price of US$5.01 to US$10.00 (inclusive), is entitled to one-half of one vote per Common Share underlying such options; and

(iv)	with an exercise price of greater than US$10.00 is entitled to one-tenth of one vote per Common Share underlying such options.

16.     Although the second vote is not required under the BCCA, its purpose is to provide Pivotal Optionholders with a level of input into the approval process for the Arrangement which is commensurate with their relative economic interest in the Arrangement.

17.     The Arrangement has been approved by the board of directors of Pivotal and the board will recommend to Pivotal Shareholders and Pivotal Optionholders that they vote in favour of the Arrangement at the Meeting.

18.     The Arrangement has also been approved by the board of directors of Acquisitionco and its sole shareholder.

19.     Prior to approving the Arrangement, the board of directors of Pivotal appointed a special committee of its members to consider the Arrangement as well as a number of other possible mechanisms for maximizing shareholder value.

20.     As part of its review process, the special committee retained RBC Dain Rauscher Inc. as its financial advisor (the “Financial Advisor”) to evaluate the fairness of the Arrangement to Pivotal Shareholders. The Financial Advisor has delivered a fairness opinion, the full text of which is attached as Exhibit “F” to the Circular, included in Exhibit “C” to the Affidavit. The fairness opinion provides that, as of October 7, 2003, based upon and subject to the matters described therein, the consideration to be received by the Pivotal Shareholders for their Pivotal Common Shares under the Arrangement is fair, from a financial point of view.

21.     Prior to the Effective Date, Pivotal intends to seek any written consents from third parties which are required in order to permit Pivotal to complete the Arrangement.

22.     With respect to Pivotal Shareholders who wish to exercise dissent rights in respect of the Arrangement, the Plan of Arrangement provides that, subject to the discretion and order of this Court, registered Pivotal Shareholders will have the right to dissent from the Arrangement Resolutions and require Pivotal to purchase their Pivotal Common Shares for their fair value, in the manner set forth in Section 207 of the BCCA, except that: written objections must be received by Pivotal by November 14, 2003 (being the second business day prior to the date of the Meeting), appraisal shall not be undertaken if a certified copy of the final court order in respect of the Arrangement has not been accepted for filing by the Registrar under the BCCA, and dissenting Pivotal Shareholders shall be reinstated if the parties do not or are unable to proceed with the Arrangement, and in Article V of the Plan of Arrangement.

          The Petitioner estimates that the application will take 15 minutes.

DATED: October 21, 2003

(signed) Stephen Antle (BORDEN LADNER GERVAIS LLP) Solicitor for the Petitioner Pivotal Corporation

EXHIBIT “D” – NOTICE OF HEARING OF PETITION

No.
Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANY ACT OF BRITISH COLUMBIA
R.S.B.C. 1996, c.62 AND AMENDMENTS THERETO

AND

     IN THE MATTER OF A PROPOSED ARRANGEMENT AMONG PIVOTAL CORPORATION AND 675786 B.C. LTD. AND THEIR SHAREHOLDERS

Between:

Pivotal Corporation

Petitioner

and

675786 B.C. Ltd.

Respondent

NOTICE OF HEARING OF PETITION

TAKE NOTICE that a Petition has been filed by Pivotal Corporation (“Pivotal”) and 675786 B.C. Ltd. for approval of an arrangement (the “Arrangement”) under Section 252 of the Company Act, R.S.B.C. 1996, c.62, as amended (the “BCCA”), which Arrangement is described in greater detail in the Information Circular of Pivotal dated October 21, 2003.

AND FURTHER TAKE NOTICE that the Petition is directed to be heard before the presiding judge or master of the Supreme Court of British Columbia (the “Court”) at 800 Smith Street, Vancouver, British Columbia, on the 19th day of November, 2003 at 9:45 a.m. (local time), or as soon thereafter as counsel may be heard. Any holder of common shares or options to acquire common shares of Pivotal (a “Securityholder”) or any other interested party desiring to support or oppose the Petition may appear at the time of hearing in person or by counsel for that purpose. Any Securityholder or any other interested party desiring to appear at the hearing is required to file with the Supreme Court of British Columbia, at 800 Smithe Street, Vancouver, British Columbia, and serve upon Pivotal and the Respondent, prior to 4:00 p.m., Vancouver time, on November 18, 2003 an “Appearance” including an address for service together with any evidence or materials which are to be presented to the Court. You may obtain a form of “Appearance” at the Registry of the Court at the above address. Service on the Petitioner and the Respondent is to be effected by delivery to the respective solicitors for the Petitioner and the Respondent at the addresses below. If you do not attend, either in person or by counsel, at that time, the court may approve the Arrangement as presented, or may approve it subject to such terms and conditions as the Court shall deem fit, without any further notice to you.

AND FURTHER TAKE NOTICE that the Court has given directions as to the calling of a special meeting of Securityholders for the purpose of such holders voting upon a resolution to approve the Arrangement, and in particular has directed that registered common shareholders shall have the right to dissent in the manner described in the Information Circular.

A copy of the Petition and other documents in the proceedings will be furnished to any Securityholder or other interested party requesting the same by the solicitors for the Petitioner, who may be contacted at the following address:

D-1

Borden Ladner Gervais LLP
1200 Waterfront Centre
200 Burrard Street
Vancouver, British Columbia V7X 1T2

Attention: Stephen Antle

The address for the solicitors for the Respondent is as follows:

Farris Vaughan Wills & Murphy
2600 – 700 West Georgia Street
Vancouver, British Columbia V7Y 1B3

Attention: Robert J. McDonell

AND FURTHER TAKE NOTICE that in the event that the hearing of the Petition is adjourned, only those persons who have filed and served an “Appearance” shall be served with notice of the adjourned date.

D-2

EXHIBIT “E” - SECTIONS 207 AND 252 OF THE
COMPANY ACT (BRITISH COLUMBIA)

Dissent Procedure - Section 207

207(1) If,

(a)	being entitled to give Notice of Dissent to a resolution as provided in section 37, 103, 126, 222, 244, 249 or 289, a member of a company (in this Act called a “dissenting member”) gives notice of dissent,

(b)	the resolution referred to in paragraph (a) is passed, and

(c)	the company or its liquidator proposes to act on the authority of the resolution referred to in paragraph (a),

the company or the liquidator must first give to the dissenting member notice of the intention to act and advise the dissenting member of the rights of dissenting members under this section.

(2)	On receiving a notice of intention to act in accordance with subsection (1), a dissenting member is entitled to require the company to purchase all of the dissenting member’s shares in respect of which the notice of dissent was given.

(3)	The dissenting member must exercise the right given by subsection (2) by delivering to the registered office of the company, within 14 days after the company, or the liquidator, gives the notice of intention to act,

(a)	a notice that the dissenting member requires the company to purchase all of the dissenting member’s shares referred to in subsection (2), and

(b)	the share certificates representing all of those shares,

and, on delivery of that notice and those share certificates, the dissenting member is bound to sell those shares to the company and the company is bound to purchase them.

(4)	A dissenting member who has complied with subsection (3), the company, or, if there has been any amalgamation, the amalgamated company, may apply to the court, and the court may

(a)	require the dissenting member to sell, and the company or the amalgamated company to purchase, the shares in respect of which the notice of dissent has been given,

(b)	set the price and terms of the purchase and sale, or order that the price and terms be established by arbitration, in either case having due regard for the rights of creditors,

(c)	join in the application any other dissenting member who has complied with subsection (3), and

(d)	make consequential orders and give directions it considers appropriate.

(5)	The price that must be paid to a dissenting member for the shares referred to in subsection (2) is their fair value as of the day before the date on which the resolution referred to in subsection (1) was passed, including any appreciation or depreciation in anticipation of the vote on the resolution, and every dissenting member who has complied with subsection (3) must be paid the same price.

(6)	The amalgamation or winding up of the company, or any change in its capital, assets or liabilities resulting from the company acting on the authority of the resolution referred to in subsection (1), does not affect the right of the dissenting member and the company under this section or the price to be paid for the shares.

(7)	Every dissenting member who has complied with subsection (3)

(a)	may not vote, or exercise or assert any rights of a member, in respect of the shares for which Notice of Dissent has been given, other than under this section,

(b)	may not withdraw the requirement to purchase the shares, unless the company consents, and

(c)	until the dissenting member is paid in full, may exercise and assert all the rights of a creditor of the company.

(8)	If the court determines that a person is not a dissenting member, or is not otherwise entitled to the right provided by subsection (2), the court, without prejudice to any acts or proceedings that the company, its members, or any class of members may have taken during the intervening period, may make the order it considers appropriate to remove the limitations imposed on the person by subsection (7).

(9)	The relief provided by this section is not available if, subsequent to giving Notice of Dissent, the dissenting member acts inconsistently with the dissent, but a request to withdraw the requirement to purchase the dissenting member’s shares is not an act inconsistent with the dissent.

(10)	A Notice of Dissent ceases to be effective if the dissenting member consents to or votes in favour of the resolution of the company to which the dissent relates, unless the consent or vote is given solely as a proxy holder for a person whose proxy required an affirmative vote.

Compromise or Arrangement - Section 252

252(1)	Subject to subsections (6) and (7), if a compromise or arrangement is proposed between a company and its creditors or any class of them, or between a company and its members or any class of them, then, despite any other provision of this Act, if a majority in number representing ¾ in value of those creditors or that class of creditors, or ¾ of the votes of those members or that class of members, who are present and vote either in person or by proxy at a meeting convened in accordance with an order of the court under subsection (2), agree to a compromise or arrangement, the compromise or arrangement, if approved by the court and accepted for filing by the registrar, is binding on every creditor or member, as the case may be, and on the company.

(2)	If a compromise or arrangement referred to in subsection (1) is proposed, the court may, on the application of the company, or of any creditor or member of the company, or on its own motion on the application for approval, order that a meeting of the creditors or any class of creditors, or of the members or any class of members, or the holders of a series of shares under subsection (6) to approve the compromise or arrangement be convened in the manner the court directs.

(3)	No compromise or arrangement under this section takes effect until every requirement of this Act relating to the proposed compromise or arrangement has been complied with and a certified copy of the court order has been accepted for filing by the registrar.

(4)	If a court order made under this section effects a change in the memorandum or articles of the company, the registrar must not accept it for filing, unless it is accompanied by a copy of the altered memorandum or articles certified by an officer or director.

(5)	Every alteration in the memorandum or articles of a company as a result of this section is an alteration within the meaning of section 218(1) and section 220(1).

(6)	If the terms of a compromise or arrangement between a company and its members or a class of them contain a provision that, if contained in a proposed alteration of the memorandum or articles of the company, would entitle the members who hold shares of a series of shares of any class of shares of the company to vote as a series under section 226(1), no compromise or arrangement takes effect unless it is approved by a majority of ¾ of the votes cast by those members voting separately at a meeting convened in accordance with an order of the court under subsection (2).

(7)	Nothing in this section or in any order approving a compromise or arrangement made under this section binds a member to exchange shares of a reporting company held by the member for property, money or other securities of the reporting company or for property, money or securities of another corporation unless the compromise or arrangement has been approved in the manner described in subsection (8).

(8)	A compromise or arrangement is approved for the purposes of subsection (7) when it is approved by a majority of the votes of members of the reporting company cast at a meeting referred to in subsection (2) other than the votes cast by

(a)	affiliates of the reporting company,

(b)	a member who will, as a consequence of the compromise or arrangement, be entitled to consideration for each share greater than that available to other holders of affected shares of the same class, and

(c)	a member who alone or in combination with others effectively controls the reporting company and who, prior to receiving a notice of the meeting referred to in subsection (2), entered into or has agreed to enter into an understanding to support the compromise or arrangement.

EXHIBIT “F”

FAIRNESS OPINION OF RBC DAIN RAUSCHER INC.

October 7, 2003

The Special Committee of the Board of Directors
Pivotal Corporation
858 Beatty Street
Suite 700
Vancouver, British Columbia
CANADA V6B 1C1

The Board of Directors of Pivotal Corporation
858 Beatty Street
Suite 700
Vancouver, British Columbia
CANADA V6B 1C1

Members of the Special Committee and the Board:

     RBC Dain Rauscher Inc. (“RBC”), a member company of RBC Capital Markets, understands that Pivotal Corporation (“Pivotal” or the “Company”), Talisma Corp., a Washington corporation (“Parentco”), 675786 B.C. LTD. (“Acquisitionco”) a wholly-owned subsidiary of Parentco, and Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P. (collectively, the “Oak Entities”) have entered into an agreement (the “Arrangement Agreement”) dated October 7, 2003, as amended, to effect a series of transactions by way of a plan of arrangement (the “Arrangement”) which provides for, among other things, (i) each holder of common shares (the “Shares”) of Pivotal (other than any member of the Acquisition Group (as defined below)) to receive, from the Oak Entities on behalf of Parentco, in exchange for the transfer to Acquisitionco of each Share held, cash of US$1.78 per Share and, depending on the Company’s financial performance between October 1, 2003 and October 16, 2003, additional cash of up to US$0.03 per Share and (ii) Parentco to receive, from Acquisitionco, in exchange for each Share held, one common share of Acquisitionco. As a result, Acquisitionco will become the holder of all of the issued and outstanding Shares. Acquisitionco and Pivotal will then amalgamate to form “Amalco”. “Acquisition Group” means Parentco, Acquisitionco, the Oak Entities and any direct or indirect wholly-owned subsidiaries of either of them. The terms of the Arrangement will be more fully described in an information circular (collectively, together with related documents included therein, the “Circular”) which will be mailed to shareholders of the Company in connection with the Arrangement.

     RBC also understands that a committee (the “Special Committee”) of the board of directors (the “Board”) of the Company has been constituted to consider the Arrangement and make recommendations thereon to the Board. The Board has retained RBC to provide advice and assistance to the Special Committee and the Board in evaluating the Arrangement, including the preparation and delivery to the Special Committee and the Board of RBC’s opinion as to the fairness of the consideration under the Arrangement, from a financial point of view, to the holders of the Shares other than the Acquisition Group (the “Fairness Opinion”). The Fairness Opinion has been prepared in accordance with the guidelines of the Investment Dealers Association of Canada. RBC has not prepared a valuation of the Company or any of its securities or assets and the Fairness Opinion should not be construed as such.

Engagement

     The Board initially contacted RBC regarding a potential advisory assignment in March 2003, and RBC was formally engaged by the Board through an agreement between the Company and RBC (the “Engagement Agreement”) dated April 7, 2003. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor, including fees that are contingent upon completion of the Arrangement. The Company has also agreed to reimburse RBC for its reasonable out-of-pocket expenses and to indemnify RBC in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the Circular and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada.

Relationship With Interested Parties

     Neither RBC, nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company, Parentco or the Oak Entities, or any of their respective associates or affiliates. RBC has not been engaged to provide any financial advisory services nor has it participated in any financing involving the Company, Parentco or the Oak Entities, or any of their respective associates or affiliates, within the past two years, other than the services provided under the Engagement Agreement. There are no understandings, agreements or commitments between RBC and the Company, Parentco or the Oak Entities, or any of their respective associates or affiliates with respect to any future business dealings. RBC may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company, Parentco or the Oak Entities, or any of their respective associates or affiliates.

     RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company and, from time to time, may have executed or may execute transactions on behalf of the Company, Parentco or the Oak Entities for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company or the Arrangement.

Credentials of RBC Dain Rauscher

     RBC is an investment banking firm with operations in all facets of corporate finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets has significant operations in Canada, the United

States and internationally. RBC is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

     In connection with its Fairness Opinion, RBC has reviewed and relied upon or carried out, among other things, the following:

1.	the Arrangement Agreement;

2.	audited financial statements of the Company for each of the five years ended June 30, 1999 to June 30, 2003;

3.	the unaudited interim reports of the Company for the quarters ended September 30, 2002; December 31, 2002; and March 31, 2003;

4.	annual reports of the Company for each of the two years ended June 30, 2001 and June 30, 2002;

5.	the Notice of Annual General Meeting of shareholders and Management Information Circular of the Company for the Annual General Meetings held in November 2001 and November 2002;

6.	annual information forms of the Company for each of the two years ended June 30, 2002 and June 30, 2003;

7.	financial projections for the Company prepared by management of the Company for the year ending June 30, 2004;

8.	internal analyses prepared by the Company in connection with its review of recorded goodwill;

9.	discussions with senior management of the Company;

10.	discussions with the Company’s auditors and legal counsel;

11.	public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by RBC to be relevant;

12.	public information with respect to other transactions of a comparable nature considered by RBC to be relevant;

13.	public information regarding the application software and Customer Relationship Management (CRM) industries;

14.	representations contained in certificates addressed to RBC, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

15.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

     RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC.

Prior Valuations

     The Company has represented to RBC that there have not been any prior valuations (as defined in Ontario Securities Commission Rule 61-501) of the Company or its material assets or its securities in the past twenty-four-month period.

Assumptions and Limitations

     With the Board’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information filed by the Company with public sources, and data, advice, opinions or representations obtained by RBC from senior management of the Company, and their consultants and advisors (collectively, the “Information”). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

     Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that: (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Arrangement and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Arrangement necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

     In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Arrangement will be met.

     The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Arrangement.

     The Fairness Opinion has been provided for the use of the Special Committee and the Board and may not be used by any other person or relied upon by any other person other than the Special Committee and the Board without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

     RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any holder of Shares as to whether to vote in favour of the Arrangement.

Overview of the Company

     Pivotal offers Customer Relationship Management (CRM) software and related services that enable mid-sized enterprises worldwide to acquire, serve and manage their customers. More than 1,600 companies in 44 countries have licensed the Company’s products. The Company markets and sells its products through a direct sales force as well as through third-party solution providers. The Company’s target customers are companies and business units in the revenue range of US$100 million to US$3 billion per year.

     Pivotal’s business has been negatively impacted by the downturn in corporate information technology spending and revenues for the fiscal year ended June 30, 2003 fell to US$56.1 million from US$69.3 million in the fiscal year ended June 30, 2002 and US$96.2 million in the fiscal year ended June 30, 2001.

Fairness Analysis

Approach to Fairness

     In considering the fairness of the consideration under the Arrangement, from a financial point of view, to the holders of the Shares other than the Acquisition Group, RBC principally considered and relied on the following:

1.	a review of the consideration offered under the Arrangement;

2.	a comparison of the consideration offered under the Arrangement to the results of a discounted cash flow (“DCF”) analysis (the “Discounted Cash Flow Analysis”);

3.	a comparison of selected financial multiples, to the extent publicly-available, of selected precedent transactions with the multiples implied by the consideration offered under the Arrangement (the “Precedent Transaction Analysis”);

4.	a comparison of selected market valuation multiples of the Company and other comparable publicly-traded companies with the multiples implied by the consideration offered under the Arrangement (the “Comparable Company Analysis”);

5.	a comparison of premiums to trading prices paid in selected precedent transactions with the premium implied by the consideration offered under the Arrangement in relation to various trading prices of the Company (the “Premiums Paid Analysis”);

6.	an analysis of the liquidity in the Shares (the “Liquidity of Shares”); and

7.	a review of the process that RBC undertook on behalf of the Special Committee and the Board to solicit offers to acquire and/or make an investment in the Company (the “Market Process”).

Review of Consideration

     The consideration under the Arrangement will include (i) cash of US$1.78 per Share and (ii) depending on the Company’s financial performance between October 1, 2003 and October 16, 2003, additional cash of up to US$0.03 per Share. For purposes of its fairness analysis, RBC included only the cash of US$1.78 per Share in calculating the consideration under the Arrangement. Based on the number of Shares expected to be outstanding at the time of closing as calculated by the treasury stock method and the cash consideration of US$1.78 per Share, RBC calculated the aggregate value of the consideration under the Arrangement to be approximately $47.8 million.

Discounted Cash Flow Analysis

     The DCF approach takes into account the amount, timing and relative certainty of projected unlevered free cash flows expected to be generated by the Company. The DCF approach requires that certain assumptions be made regarding, among other things, future cash flows, discount rates and terminal values. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used.

     Assumptions

     As a basis for development of the projected future cash flows in its DCF analysis, RBC reviewed the Company’s financial projections for the second half of calendar 2003 and the first half of calendar 2004. Based on the Company’s historical financial results and the Company’s financial projections, RBC developed two scenarios of projected future cash flows for purposes of the DCF analysis. For the first scenario (the “Management Case”), RBC used as a basis for its free cash flow projections the Company’s financial projections for both the second half of calendar 2003 and the first half of calendar 2004 together with certain other assumptions and extrapolations based on various analyst projections for growth in the CRM market. For the second scenario (the “Uniform Growth Case”), RBC used as a basis for its free cash flow projections the Company’s financial projections for the second half of calendar 2003 together with certain other assumptions and extrapolations based on various analyst projections for growth in the CRM market.

     Other assumptions used in creating both the Management Case and the Uniform Growth Case include:

1.	a cash flow projection forecast period ending December 31, 2008;

2.	stabilization at a 40%/60% license/service revenue mix consistent with the Company’s historical revenue mix;

3.	94% license gross margins and 60% service gross margins consistent with the Company’s historical gross margins; and

4.	operating expenses growing in proportion to, but slower than, revenue to support moderate growth in the Company’s business.

US$ in millions
Projected Free Cash Flows - Management Case

	Q4 CY 2003	CY 2004	CY 2005	CY 2006	CY 2007	CY 2008

Revenue	$14,635	$67,086	$69,770	$72,561	$74,737	$76,980
EBIT	$599	$10,672	$10,282	$11,498	$11,806	$12,034
Less: Cash Taxes	($42)	($533)	($514)	($575)	($590)	($4,573)
Add: Depreciation	$419	$1,478	$1,297	$1,578	$1,347	$1,208
Less: Capital Expenditures	($250)	($1,000)	($1,000)	($2,000)	($1,000)	($1,000)
Less: Increase in Working Capital	($1,668)	$526	($747)	($656)	($643)	($705)

Free Cash Flow	($942)	$11,142	$9,318	$9,845	$10,920	$6,964

US$ in millions
Projected Free Cash Flows - Uniform Growth Case

	Q4 CY 2003	CY 2004	CY 2005	CY 2006	CY 2007	CY 2008

Revenue	$14,635	$59,170	$62,720	$66,483	$70,472	$74,701
EBIT	$599	$3,849	$5,094	$7,025	$8,667	$10,356
Less: Cash Taxes	($42)	($192)	($255)	($351)	($433)	($3,935)
Add: Depreciation	$419	$1,478	$1,297	$1,578	$1,347	$1,208
Less: Capital Expenditures	($250)	($1,000)	($1,000)	($2,000)	($1,000)	($1,000)
Less: Increase in Working Capital	($1,668)	$1,336	($806)	($677)	($803)	($940)

Free Cash Flow	($942)	$5,470	$4,330	$5,575	$7,778	$5,689

     Discount Rates

     RBC selected appropriate discount rates to apply to its projected unlevered free cash flows by utilizing the Capital Asset Pricing Model (“CAPM”) approach to determine an appropriate weighted average cost of capital (“WACC”) based on an assumed optimal capital structure for the Company. The Company’s optimal capital structure of 100% equity and 0% debt was chosen based upon a review of the capital structures of comparable companies and the risks faced by the Company and the application software industry. The CAPM approach calculates the cost of equity capital as a function of the risk-free rate of return, the volatility of equity prices in relationship to a benchmark (“beta”) and a premium for equity risk. The CAPM approach calculates the cost of debt as a function of the risk-free rate of return plus an appropriate borrowing spread to reflect credit risk, assuming an optimal capital structure. The assumptions used by RBC in estimating WACC for the Company are provided below:

WACC

Risk Free Rate	4.8%
Equity Risk Premium	5.0%
Levered Beta	3 to 5
Optimal Capital Structure	100% Equity

Implied beta	Approximately 20% to 30%

     Terminal Value

     RBC considered two approaches to calculating the terminal value at the end of the forecast period. One approach calculated the terminal value based on a range of multiples from five to seven times the last twelve months EBITDA at the end of the forecast period. The second approach calculated the terminal value based on a range of assumed perpetual growth rates from three to five percent.

     Sensitivity Analysis

     In completing its DCF analysis, RBC did not rely on any single series of projected cash flows but performed a variety of sensitivity analyses using the aforementioned free cash flows in the Management Case and the Uniform Growth Case. Variables sensitized included revenue growth, expense growth and margins, discount rates and terminal value assumptions. The results of these sensitivity analyses are reflected in RBC’s judgment as to the fairness of the consideration under the Arrangement from a financial point of view.

     Summary of DCF Analysis

     The DCF approach, including taking into account sensitivity analyses as described above, generates results that are consistent with the consideration offered under the Arrangement.

Precedent Transaction Analysis

     RBC reviewed precedent transaction multiples for transactions involving application software companies announced since July 1, 2002 with transaction values less than US$150 million.

US$ in millions

						Enterprise
Announcement			Transaction	Enterprise	Target	Value to
Date	Acquiror	Target	Value	Value	LTM Revenue	LTM Revenue

08/18/03	SSA Global Technologies	EXE Technologies	$48.0	$16.8	$70.8	0.2 x
07/16/03	Sage Group Plc / Best Software	Timberline Software Corp	$103.3	$91.1	$65.4	1.4 x
06/23/03	Geac Computer	Comshare	$51.3	$33.4	$58.3	0.6 x
06/05/03	Battery Ventures	Made2Manage	$30.2	$13.7	$30.1	0.5 x
05/09/03	SSA Global Technologies	Elevon, Inc.	$20.3	$0.1	$32.9	0.0 x
04/21/03	Dendrite	Synavant	$51.0	$45.3	$156.2	0.3 x
04/21/03	Platinum Equity	Tanning Technology	$23.9	($11.3)	$10.9	NM
02/26/03	Witness Systems	Eyretel PLC	$59.8	$22.9	$75.6	0.3 x
12/18/02	Accpac	eWare	$9.4	$9.4	$4.0	2.4 x
11/08/02	Thoma Cressey and LLR Partner	Prophet 21	$68.9	$43.3	$42.6	1.0 x
10/28/02	SSA Global Technologies	Infinium Software	$104.7	$79.9	$66.7	1.2 x
10/23/02	Manhattan Associates	Logistics.com - assets	$20.1	$18.6	$8.4	2.2 x
09/17/03	DoubleClick	Protagona PLC	$12.9	($9.3)	$8.4	NM
08/26/02	Geac Computer	Extensity	$45.3	$6.6	$25.7	0.3 x
07/31/02	Concur Technologies, Inc	Captura Inc.	$14.9	$8.7	$11.6	0.7 x
07/01/02	Lawson Software Inc.	Armature Holdings - certain assets	$7.7	$7.7	$15.1	0.5 x

     The minimum, maximum, mean and median target enterprise value to trailing twelve month revenue multiples for these precedent transactions were 0.0x, 2.4x, 0.7x and 0.5x, respectively. RBC calculated the enterprise value to trailing twelve month revenue multiple implied by the consideration offered under the Arrangement to be 0.6x, which is in the range of the mean and median multiples of the selected precedent transactions.

Comparable Company Analysis

     RBC reviewed selected market valuation multiples of the Company and other publicly-traded companies in the application software and Customer Relationship Management (CRM) industries with calendar year 2002 revenue less than US$100 million.

US$ in millions, except per share data; as of October 7, 2003

				Enterprise Value to Revenue
	Per Share	Market	Enterprise				Price to Earnings
Company	Price	Value	Value	CY 2002	CY 2003E	CY 2004E	CY 2004E

Blue Martini Software, Inc.	$5.69	$70	$18	0.5 x	0.5 x	0.3 x	NM
Chordiant Software, Inc.	$3.60	$240	$211	2.9 x	3.1 x	2.6 x	32.7 x
Click Commerce, Inc.	$2.20	$18	$6	0.3 x	NA	NA	NA
Concerto Software, Inc.	$9.35	$107	$80	0.8 x	0.8 x	0.7 x	26.0 x
E.piphany, Inc.	$5.55	$417	$157	1.9 x	1.7 x	1.6 x	NM
eGain Communications Corporation	$2.64	$15	$14	0.6 x	NA	NA	NA
Firstwave Technologies, Inc.	$6.76	$19	$15	1.1 x	NA	NA	NA
Interactive Intelligence	$3.05	$49	$34	0.7 x	0.7 x	0.6 x	NM
Kana Software, Inc.	$4.38	$108	$85	1.1 x	1.4 x	1.2 x	NM
Onyx Software Corporation	$5.15	$72	$62	0.9 x	1.0 x	0.9 x	19.1 x
Primus Knowledge Solutions, Inc.	$1.48	$30	$19	0.9 x	NA	NA	NA
Selectica, Inc.	$4.90	$167	$50	1.3 x	1.3 x	NA	NA
Witness Systems, Inc.	$5.62	$127	$87	1.3 x	0.9 x	0.8 x	40.1 x

     For comparison purposes, RBC calculated for the selected comparable companies the minimum, maximum, mean and median values of the following multiples: enterprise value to calendar year 2002 revenue, enterprise value to estimated calendar year 2003 revenue, enterprise value to estimated calendar year 2004 revenue, and price to estimated calendar year 2004 earnings.

Multiples for Selected Comparable Companies	Minimum	Maximum	Mean	Median

Enterprise Value to Calendar Year 2002 Revenue	0.3 x	2.9 x	1.1 x	0.9 x
Enterprise Value to Estimated Calendar Year 2003 Revenue	0.5 x	3.1 x	1.3 x	1.0 x
Enterprise Value to Estimated Calendar Year 2004 Revenue	0.3 x	2.6 x	1.1 x	0.8 x
Price to Estimated Calendar Year 2004 Earnings	19.1 x	40.1 x	29.5 x	29.3 x

     RBC calculated each of the enterprise value to calendar year 2002 revenue multiple, the enterprise value to estimated calendar year 2003 revenue multiple, and the enterprise value to estimated calendar year 2004 revenue multiple implied by the consideration offered under the Arrangement to be 0.5x, 0.6x and 0.6x, respectively. Each of these implied multiples is lower than the respective mean and median multiples of the comparable companies, but is within the overall range of multiples for the comparable companies.

     RBC calculated the equity value to estimated calendar year 2004 earnings multiple implied by the consideration offered under the Arrangement to be 25.4x, which is slightly below the mean and median multiples of the comparable companies.

     RBC also considered the performance of the Company relative to the comparable company group based on various factors including: projected revenue growth from 2002 to 2004, last twelve months operating income, most recent quarter operating income, and most recent quarter revenue. Based on these and other factors, the multiples implied by the consideration offered under the Arrangement are consistent with the multiples of the comparable company group.

Premiums Paid Analysis

     RBC calculated the premiums implied by the consideration offered under the Arrangement relative to several recent trading prices of the Shares and compared those premiums with premiums paid in selected precedent transactions.

     The consideration offered under the Arrangement represents a discount of 2.2% relative to the US$1.82 closing price of the Shares on October 7, 2003, immediately prior to the announcement (the “Announcement”) of the Arrangement. The premiums (or, if negative, discounts) implied by the consideration offered under the Arrangement relative to the average closing prices of the Shares over the one week, one month and three month periods prior to the Announcement are 2.3%, -0.5% and 15.7%, respectively.

     Over a period of three trading days from August 28, 2003 to September 3, 2003, the price of the Shares increased approximately 59%. The following factors, among others, may have contributed to this rapid price increase: (i) an increase in valuations throughout the software sector over this time period; (ii) rumors regarding a potential transaction involving the Company; and (iii) increased susceptibility to price changes due to supply and demand imbalances in the market for the Shares on days with relatively high trading volume.

     Furthermore, during the period from August 27, 2003 to October 7, 2003, the day preceding the Announcement, (i) the price of the Shares increased by 35.8% whereas the mean and median increases in the prices of the shares of the companies included in the Comparable Company Analysis were 14.5% and 12.4%, respectively; (ii) no material changes occurred in the Company’s business or prospects; and (iii) the Company did not release any news to the market, that in the Company’s assessment, would have resulted in the rapid increase in the price of the Shares. Given the rapid increase in price of the Shares, RBC deemed it appropriate to also analyze the premiums implied by the consideration offered under the Arrangement relative to prices of the Shares observed in the market prior to August 28, 2003. The consideration offered under the Arrangement represents a premium of 32.8% to the US$1.34 closing price of the Shares on August 27, 2003. The premiums implied by the consideration offered under the Arrangement relative to the average closing prices of the Shares over the one week, one month and three month periods prior to August 28, 2003 are 31.6%, 35.5% and 43.6%, respectively.

     For comparison purposes, RBC calculated the minimum, maximum, mean and median premiums paid in the precedent transactions detailed above under the heading Precedent Transaction Analysis. The results of this analysis are as follows:

Premiums Paid Analysis

Selected Precedent Transactions	Minimum	Maximum	Mean	Median

1 Day	18.3%	101.3%	40.6%	29.8%
1 Week Average	19.4%	118.2%	52.1%	37.7%
1 Month Average	22.0%	124.2%	61.5%	42.0%
3 Month Average	12.6%	175.8%	63.6%	49.4%

     RBC also calculated the minimum, maximum, mean and median premiums paid in 74 selected technology transactions announced since January 1, 2002 with publicly-traded targets,

and with transaction values less than US$150 million and excluding transactions with one-day premiums greater than 150%. The results of this analysis are as follows:

Premiums Paid Analysis

Recent Technology Transactions Less than US$150 Mil.	Minimum	Maximum	Mean	Median

1 Day	-77.9%	146.8%	40.5%	31.5%
1 Week Average	-79.2%	166.9%	43.0%	35.0%
1 Month Average	-81.1%	190.6%	48.3%	42.2%
3 Month Average	-82.7%	224.9%	51.9%	46.3%

     While the premiums implied by the consideration offered under the Arrangement relative to the date of the Announcement are at or below the lower end of the range of the respective premiums for the two sets of selected precedent transactions examined, the premiums implied by the consideration offered under the Arrangement relative to August 28, 2003 are consistent with the respective mean and median premiums for the two sets of selected precedent transactions.

Liquidity of Shares

     Over the 515 trading days during the two years ended on the last trading day prior to the Announcement, approximately 106 million Shares have traded on The Toronto Stock Exchange and in the NASDAQ National Market, representing an average daily volume of approximately 205,000 Shares. The Arrangement provides holders of the Shares with a level of liquidity for large positions in the Shares that may not otherwise be available.

Market Process

     Between June 3, 2003 and July 7, 2003, RBC contacted numerous parties, including Oak Investment Partners, concerning the possibility of acquiring and/or making an investment in the Company. Several of these parties, including Oak Investment Partners, signed nondisclosure agreements, received information regarding the Company, and held preliminary conversations with the Company’s management in connection with evaluating a possible transaction. Multiple parties, including Oak Investment Partners, submitted written preliminary expressions of interest on or about July 28, 2003, a bid deadline established by RBC. Based on the terms of those initial indications of interest, the Special Committee permitted a subset of these parties to conduct subsequent due diligence. These parties then submitted written final indications of interest on or about August 21, 2003. RBC negotiated further with each of these parties before the Special Committee reviewed final indications of interest on August 27, 2003 and authorized the execution of an exclusive negotiation agreement with Oak Investment Partners, which was then executed on September 3, 2003.

     Subsequent to the expiration of the exclusive negotiation period, RBC was contacted by and held discussions with one of the previous leading proponents to determine its willingness to improve its price. This proponent was not willing to commit to terms and conditions superior to those of the Arrangement, despite the recent increase in the price of the Shares.

Fairness Conclusion

     Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Arrangement is fair from a financial point of view to the holders of the Shares other than the Acquisition Group.

Yours very truly,

(signed) RBC DAIN RAUSCHER INC.